Exhibit 6.6

LOAN AGREEMENT

Dated as of May 21, 2021

Between

JJB INVESTMENT COMPANY, LLC,

as Borrower

and

UBS AG, BY AND THROUGH ITS BRANCH OFFICE
AT 1285 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK,
as Lender

TABLE OF CONTENTS

Page

I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION 1
Section 1.1. Definitions. 1
Section 1.2. Principles of Construction. 42
II. THE LOAN 42
Section 2.1. The Loan. 42
2.1.1 Agreement to Lend and Borrow 42
2.1.2 Single Disbursement to Borrower 42
2.1.3 The Note 42
2.1.4 Use of Proceeds 42
Section 2.2. Interest Rate. 42
2.2.1 Interest Rate 42
2.2.2 Default Rate 42
2.2.3 Interest Calculation 42
2.2.4 Usury Savings 43
Section 2.3. Loan Payments. 43
2.3.1 Payment Before Maturity Date 43
2.3.2 Intentionally Omitted. 43
2.3.3 Payment on Maturity Date 43
2.3.4 Late Payment Charge 43
2.3.5 Method and Place of Payment. 44
Section 2.4. Prepayments. 44
2.4.1 Voluntary Prepayments 44
2.4.2 Mandatory Prepayments 45
2.4.3 Prepayments After Default 45
2.4.4 Prepayment Prior to Defeasance Lockout Expiration Date 45
Section 2.5. Defeasance. 46
2.5.1 Conditions to Defeasance 46
2.5.2 Defeasance Collateral Account 47
2.5.3 Successor Borrower 48
Section 2.6. Release of Property. 49
2.6.1 Release of Property 49
2.6.2 Release on Payment in Full. 49
2.6.3 Intentionally Omitted. 49
Section 2.7. Clearing Account/Cash Management Account. 50
2.7.1 Clearing Account. 50
2.7.2 Cash Management Account. 51
2.7.3 Payments Received Under Cash Management Agreement 52
III. REPRESENTATIONS AND WARRANTIES 53
Section 3.1. Borrower Representations. 53
3.1.1 Organization. 53
3.1.2 Proceedings 53
3.1.3 No Conflicts 54
3.1.4 Litigation 54

3.1.5 Agreements 54
3.1.6 Consents 54
3.1.7 Title 54
3.1.8 No Plan Assets 55
3.1.9 Compliance 55
3.1.10 Financial Information 55
3.1.11 Condemnation 56
3.1.12 Easements; Utilities and Public Access 56
3.1.13 Separate Lots 56
3.1.14 Assessments 56
3.1.15 Enforceability 56
3.1.16 Assignment of Leases 56
3.1.17 Insurance 56
3.1.18 Licenses 57
3.1.19 Flood Zone 57
3.1.20 Physical Condition 57
3.1.21 Boundaries 57
3.1.22 Leases 57
3.1.23 Filing, Recording and Other Taxes 58
3.1.24 Single Purpose. 59
3.1.25 Tax Filings 64
3.1.26 Solvency 64
3.1.27 Federal Reserve Regulations 64
3.1.28 Organizational Chart 65
3.1.29 Bank Holding Company 65
3.1.30 No Other Debt 65
3.1.31 Investment Company Act 65
3.1.32 Intentionally Omitted. 65
3.1.33 No Bankruptcy Filing 65
3.1.34 Full and Accurate Disclosure 65
3.1.35 Foreign Person 66
3.1.36 No Change in Facts or Circumstances; Disclosure 66
3.1.37 Management Agreement 66
3.1.38 Perfection of Accounts 66
3.1.39 Intentionally Omitted 66
3.1.40 REA 66
3.1.41 Patriot Act 67
3.1.42 Crowd Funded Entity 68
3.1.43 No Casualty 68
3.1.44 Purchase Options 68
3.1.45 Use of Property 68
3.1.46 Fiscal Year 68
3.1.47 Material Agreements. 68
3.1.48 Other Obligations and Liabilities 68
3.1.49 Illegal Activity 68
3.1.50 Underwriting Representations 68

3.1.51 Employees 69
3.1.52 Acquisition Documents 69
3.1.53 Compliance with Securities Laws 69
Section 3.2. Survival of Representations. 69
IV. BORROWER COVENANTS 69
Section 4.1. Borrower Affirmative Covenants. 69
4.1.1 Existence; Compliance with Legal Requirements 70
4.1.2 Taxes and Other Charges 71
4.1.3 Litigation 71
4.1.4 Access to Property 72
4.1.5 Further Assurances; Supplemental Mortgage Affidavits 72
4.1.6 Financial Reporting. 72
4.1.7 Title to Property 76
4.1.8 Estoppel Statement. 76
4.1.9 Leases. 76
4.1.10 Alterations 79
4.1.11 Intentionally Omitted. 80
4.1.12 Material Agreements 80
4.1.13 Performance by Borrower 80
4.1.14 Costs of Enforcement/Remedying Defaults 80
4.1.15 Business and Operations 80
4.1.16 Use of Proceeds 81
4.1.17 Intentionally Omitted. 81
4.1.18 Handicap Access. 81
4.1.19 Additional Reports 81
4.1.20 Notice of Certain Events 81
4.1.21 Further Assurances; Power of Attorney 81
4.1.22 Taxes on Security 82
4.1.23 Intentionally Omitted 82
4.1.24 REA 82
4.1.25 Patriot Act Compliance 83
4.1.26 Compliance with Securities Laws 83
4.1.27 Completion of Applicable Modification 84
Section 4.2. Borrower Negative Covenants. 84
4.2.1 Liens 84
4.2.2 Dissolution 84
4.2.3 Change in Business 85
4.2.4 Debt Cancellation 85
4.2.5 Affiliate Transactions 85
4.2.6 Zoning 85
4.2.7 Assets 85
4.2.8 No Joint Assessment 85
4.2.9 Principal Place of Business 85
4.2.10 ERISA. 85
4.2.11 Material Agreements 86
4.2.12 Change of Name, Identity, Structure or State of Organization 86

4.2.13 Special Purpose 87
4.2.14 Prohibited Person 87
4.2.15 REA. 87
4.2.16 Crowd Funded Entity 87
V. INSURANCE, CASUALTY AND CONDEMNATION 88
Section 5.1. Insurance. 88
5.1.1 Insurance Policies. 88
5.1.2 Insurance Company 93
Section 5.2. Casualty and Condemnation 93
5.2.1 Casualty 93
5.2.2 Condemnation 93
5.2.3 Casualty Proceeds 94
Section 5.3. Delivery of Net Proceeds. 94
5.3.1 Minor Casualty or Condemnation 94
5.3.2 Major Casualty or Condemnation. 95
VI. RESERVE FUNDS AND CASH MANAGEMENT 99
Section 6.1. Required Repair Funds. 99
6.1.1 Deposit of Required Repair Funds 99
6.1.2 Release of Required Repair Funds. 99
6.1.3 Failure to Perform Required Repairs 102
Section 6.2. Tax Funds. 102
6.2.1 Deposits of Tax Funds 102
6.2.2 Release of Tax Funds. 102
Section 6.3. Insurance Funds. 103
6.3.1 Deposits of Insurance Funds 103
6.3.2 Release of Insurance Funds. 104
Section 6.4. Capital Expenditure Funds. 104
6.4.1 Deposits of Capital Expenditure Funds 104
6.4.2 Release of Capital Expenditure Funds. 104
6.4.3 Failure to Perform Capital Expenditure Work 107
Section 6.5. Rollover Funds. 107
6.5.1 Deposits of Rollover Funds. 107
6.5.2 Release of Rollover Funds. 108
Section 6.6. Intentionally Omitted. 111
Section 6.7. Excess Cash Flow Funds. 111
6.7.1 Deposits of Excess Cash Flow Funds 111
6.7.2 Release of Excess Cash Flow Funds. 111
Section 6.8. Reserve Funds. 112
6.8.1 Security Interest 112
6.8.2 Investments; Income Taxes 112
6.8.3 Indemnity 112
Section 6.9. Intentionally Omitted. 112
Section 6.10. Intentionally Omitted. 112
Section 6.11. Material Tenant Rollover Funds. 112
6.11.1 Deposit of Material Tenant Rollover Funds. 113
6.11.2 Release of Material Tenant Rollover Funds. 113

VII. PROPERTY MANAGEMENT 117
Section 7.1. **Management Agreement.** 117
Section 7.2. **Prohibition Against Termination or Modification.** 117
Section 7.3. **Replacement of Manager.** 118
VIII. TRANSFERS 118
Section 8.1. **Transfers Generally.** 118
Section 8.2. **Transfers of Interests in Restricted Parties** 120
Section 8.3. **Loan Assumption** 123
IX. SALE AND SECURITIZATION OF MORTGAGE 125
Section 9.1. **Sale of Mortgage and Securitization.** 125
Section 9.2. **Securitization Indemnification.** 130
X. DEFAULTS 132
Section 10.1. **Event of Default.** 133
Section 10.2. **Remedies.** 135
Section 10.3. **Right to Cure Defaults.** 137
Section 10.4. **Remedies Cumulative.** 137
XI. MISCELLANEOUS 137
Section 11.1. **Successors and Assigns.** 137
Section 11.2. **Lender's Discretion.** 138
Section 11.3. **Governing Law.** 138
Section 11.4. **Modification, Waiver in Writing.** 139
Section 11.5. **Delay Not a Waiver.** 140
Section 11.6. **Notices.** 140
Section 11.7. **Trial by Jury.** 142
Section 11.8. **Headings.** 142
Section 11.9. **Severability.** 143
Section 11.10. **Preferences.** 143
Section 11.11. **Waiver of Notice.** 143
Section 11.12. **Remedies of Borrower.** 143
Section 11.13. **Expenses; Indemnity.** 143
Section 11.14. **Schedules Incorporated.** 145
Section 11.15. **Offsets, Counterclaims and Defenses.** 145
Section 11.16. **No Joint Venture or Partnership.** 145
Section 11.17. **Publicity.** 145
Section 11.18. **Waiver of Marshalling of Assets.** 145
Section 11.19. **Waiver of Offsets/Defenses/Counterclaims.** 146
Section 11.20. **Conflict; Construction of Documents; Reliance** 146
Section 11.21. **Brokers and Financial Advisors.** 146
Section 11.22. **Exculpation.** 147
Section 11.23. **Prior Agreements.** 151
Section 11.24. **Servicer.** 152
Section 11.25. **Joint and Several Liability.** 153
Section 11.26. **Creation of Security Interest.** 153
Section 11.27. **Intentionally Omitted.** 153
Section 11.28. **Set-Off.** 153
Section 11.29. **Component Notes.** 154

Section 11.30. **New Mezzanine Loan**.....154
Section 11.31. **Approvals; Third Parties; Conditions.** 155
Section 11.32. **Limitation on Liability of Lender's Officers, Employees, etc**.....156
Section 11.33. **Certain Additional Rights of Lender (VCOC).**.....156
Section 11.34. **Acknowledgment and Consent to Bail-In of EEA Financial Institutions.**157

SCHEDULES

Schedule 1.1A:	Description of REA
Schedule 3.1.22:	Rent Roll
Schedule 3.1.28:	Organizational Chart
Schedule 6.1.1:	Required Repairs
Schedule 6.9.1:	Intentionally Omitted
Schedule 6.10.1:	Intentionally Omitted
Schedule 9.1(b):	Updated Information

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of May 21, 2021 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this "**Agreement**"), between **UBS AG**, by and through its branch office at 1285 Avenue of the Americas, New York, New York, a U.S. branch of a Swiss banking corporation, having an address at 1285 Avenue of the Americas, New York, New York 10019 (together with its successors and assigns, collectively, "**Lender**"), and **JJB INVESTMENT COMPANY, LLC**, a Delaware limited liability company, having an address at 831 State Street, Suite 280, Santa Barbara, California 93101 (together with its permitted successors and assigns, collectively, "**Borrower**").

All capitalized terms used herein shall have the respective meanings set forth in Article I hereof.

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan from Lender; and

WHEREAS, subject to and in accordance with the terms and conditions of this Agreement and the other Loan Documents and based upon the representations, warranties, covenants and undertakings of Borrower herein and therein contained, Lender is willing to make the Loan to Borrower.

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1. Definitions.

For all purposes of this Agreement, except as otherwise expressly provided:

"**Acceptable Accounting Basis**" shall mean GAAP or such other accounting basis reasonably acceptable to Lender, which accounting basis is utilized by Borrower and Guarantor for the purposes of financial reporting in accordance with this Agreement and the other Loan Documents; provided that such accounting basis shall be consistently applied throughout the periods covered by the applicable financial statements and reports.

"**Acceptable Material Tenant Lease Extension**" shall mean an extension or renewal of a Material Tenant Lease with respect to all or substantially all of the applicable Material Tenant Space upon terms and conditions reasonably acceptable to Lender.

"**Acceptable Material Tenant Space Re-tenanting Event**" shall mean the leasing of all or a portion of the applicable Material Tenant Space to a replacement Tenant pursuant to a Lease entered into in accordance with the terms and conditions of this Agreement.

"**Act**" shall have the meaning set forth in Section 3.1.24(s) hereof.

"**Affiliate**" shall mean, as to any Person, any other Person that (i) directly or indirectly, owns ten percent (10%) or more of the legal, beneficial or economic interests in such Person, (ii) is in Control of, is Controlled by or is under common ownership or Control with such Person, (iii) is a director or officer of such Person or of an Affiliate of such Person, and/or (iv) is the spouse, issue or parent of such Person or of an Affiliate of such Person.

"**Affiliated Manager**" shall mean any Manager that is an Affiliate of Borrower, Sole Member, Key Principal or Guarantor.

"**Agreement**" shall have the meaning set forth in the introductory paragraph hereto.

"**ALTA**" shall mean American Land Title Association or any successor thereto.

"**Alteration Threshold**" shall mean three percent (3%) of the Outstanding Principal Balance.

"**Annual Budget**" shall mean the operating and capital budget for the Property prepared by or on behalf of Borrower in accordance with Section 4.1.6(h) hereof for the applicable period or Fiscal Year.

"**Applicable Modification**" shall mean any alteration or improvement to the Property performed by Kohl's commenced in accordance with the Kohl's Lease and not requiring the approval of the landlord thereunder.

"**Appraisal**" shall mean an appraisal of the Property in its then "as is" condition, prepared not more than ninety (90) days prior to the Closing Date (or other relevant date with respect to an Appraisal or updated Appraisal) by a member of the American Institute of Real Estate Appraisers selected by Lender, which appraisal shall (i) meet the minimum appraisal standards for national banks promulgated by the Comptroller of the Currency pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended (FIRREA), and (ii) otherwise be in form and substance satisfactory to Lender in its sole and absolute discretion.

"**Approved Annual Budget**" shall have the meaning set forth in Section 4.1.6(h) hereof.

"**Assignment of Leases**" shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

"**Award**" shall mean any compensation paid by any Governmental Authority in connection with a Condemnation.

"**Bankruptcy Action**" shall mean, with respect to any Person, (i) such Person filing a voluntary petition, case or proceeding under the Bankruptcy Law; (ii) the filing of an involuntary petition, case or proceeding against such Person under the Bankruptcy Law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition, case or proceeding against such Person under the Bankruptcy Law; (iii) such Person filing an answer consenting to

or otherwise acquiescing in or joining in any involuntary petition, case or proceeding filed against it, by any other Person under the Bankruptcy Law; (iv) such Person consenting to or acquiescing in or joining in an application for the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such Person or any portion of the Property; or (v) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

"**Bankruptcy Law**" shall mean the U.S. Bankruptcy Code, any other federal, state, or foreign bankruptcy or insolvency law and any comparable foreign laws relating to bankruptcy, insolvency or creditors' rights.

"**Basic Carrying Costs**" shall mean the sum of the following costs associated with the Property for the applicable period or Fiscal Year: (i) Taxes, (ii) Other Charges and (iii) Insurance Premiums.

"**Borrower**" shall have the meaning set forth in the introductory paragraph hereto.

"**Borrower Related Party**" shall have the meaning set forth in Section 11.22(c) hereof.

"**Borrower's Recourse Liabilities**" shall have the meaning set forth in Section 11.22(a) hereof.

"**Broker**" shall have the meaning set forth in Section 11.21 hereof.

"**Business Day**" shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in (i) the State of New York, (ii) the state where the corporate trust office of the Trustee is located, or (iii) the state where the servicing offices of the Servicer are located.

"**Capital Expenditure Account**" shall have the meaning set forth in Section 6.4.1 hereof.

"**Capital Expenditure Funds**" shall have the meaning set forth in Section 6.4.1 hereof.

"**Capital Expenditure Funds Cap**" shall have the meaning set forth in Section 6.4.1 hereof.

"**Capital Expenditure Work**" shall mean any labor performed or materials provided or installed in connection with any Capital Expenditures.

"**Capital Expenditures**" shall mean, for any period, the amounts expended for items required to be capitalized in accordance with the Acceptable Accounting Basis (including expenditures for replacements, building improvements, major repairs and alterations).

"**Cash Management Account**" shall have the meaning set forth in Section 2.7.2 hereof.

"**Cash Management Activation Notice**" shall mean a written notice from Lender or Servicer to Clearing Bank stating that a Cash Management Trigger Event has occurred and

instructing Clearing Bank to transfer all available funds in the Clearing Account to the Cash Management Account in accordance with the Clearing Account Agreement.

"**Cash Management Agreement**" shall mean that certain Cash Management Agreement, dated as of the date hereof, among Lender, Borrower and Cash Management Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

"**Cash Management Bank**" shall mean Signature Bank or any successor Eligible Institution acting as Cash Management Bank under the Cash Management Agreement.

"**Cash Management De-Activation Notice**" shall mean a written notice from Lender or Servicer to Clearing Bank stating that a Cash Management Trigger Event Cure has occurred and instructing Clearing Bank to transfer all available funds in the Clearing Account to an account designated by Borrower in accordance with the Clearing Account Agreement.

"**Cash Management DSCR Trigger Event**" shall mean that, as of any date on which Lender determines the Debt Service Coverage Ratio, the Debt Service Coverage Ratio is less than 1.20 to 1.0.

"**Cash Management Trigger Event**" shall mean the occurrence of:

(i) an Event of Default;

(ii) any Bankruptcy Action of Borrower;

(iii) any Bankruptcy Action of Guarantor;

(iv) any Bankruptcy Action of Key Principal;

(v) any Bankruptcy Action of any Manager;

(vi) a Cash Management DSCR Trigger Event;

(vii) a Property Management Trigger Event;

(viii) a Material Tenant Trigger Event; or

(ix) a Maturity Sweep Event.

For purposes of clarification, a Cash Management Trigger Event shall be deemed to "exist", "be continuing" and "remain outstanding" as long as a Cash Management Trigger Event Cure has not occurred.

"**Cash Management Trigger Event Cure**" shall mean:

(i) if the Cash Management Trigger Event is caused solely by the occurrence of clause (i) in the definition of "Cash Management Trigger Event," a cure of the Event of Default that gave rise to such Cash Management Trigger Event, which is accepted or waived in writing by Lender; provided that Lender shall not have

exercised any of its rights under Section 10.2 hereof to accelerate the Loan, move to appoint a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official or commence a foreclosure action;

(ii) if the Cash Management Trigger Event is caused solely by the occurrence of clause (ii) in the definition of "Cash Management Trigger Event" and such Cash Management Trigger Event is solely as a result of the filing of an involuntary petition, case or proceeding against Borrower with respect to which none of Borrower, Guarantor, Key Principal or any Affiliate of Borrower, Guarantor or Key Principal solicited or caused to be solicited petitioning creditors or consented to or otherwise acquiesced or joined in such involuntary petition, case or proceeding, upon the same being discharged or dismissed within forty-five (45) days of such filing; provided that (A) in Lender's reasonable opinion, such filing (after discharge or dismissal) does not materially increase Borrower's monetary obligations and (B) Borrower is not in Default of the provisions set forth in Section 3.1.24 hereof or Article VIII hereof;

(iii) if the Cash Management Trigger Event is caused solely by the occurrence of clause (iii) in the definition of "Cash Management Trigger Event" and such Cash Management Trigger Event is solely as a result of the filing of an involuntary petition, case or proceeding against Guarantor with respect to which none of Guarantor, Key Principal or any Affiliate of Guarantor or Key Principal solicited or caused to be solicited petitioning creditors or consented to or otherwise acquiesced or joined in such involuntary petition, case or proceeding, upon the same being discharged or dismissed within forty-five (45) days of such filing; provided that, in Lender's reasonable opinion, such filing (after discharge or dismissal) does not (A) materially increase Guarantor's monetary obligations, (B) materially and adversely affect Guarantor's ability to perform its obligations under any Loan Document to which it is a party or (C) to the extent that Guarantor is Key Principal, materially and adversely affect Guarantor's ability to exercise (or carry out its responsibilities pursuant to) any authority granted to Key Principal pursuant to any Organizational Documents of Borrower or any Person that Controls Borrower;

(iv) if the Cash Management Trigger Event is caused solely by the occurrence of clause (iv) in the definition of "Cash Management Trigger Event" and such Cash Management Trigger Event is solely as a result of the filing of an involuntary petition, case or proceeding against Key Principal with respect to which neither Key Principal nor any Affiliate of Key Principal solicited or caused to be solicited petitioning creditors or consented to or otherwise acquiesced or joined in such involuntary petition, case or proceeding, upon the same being discharged or dismissed within forty-five (45) days of such filing; provided that, in Lender's reasonable opinion, such filing (after discharge or dismissal) does not (A) materially increase Key Principal's monetary obligations, (B) materially and adversely affect Key Principal's ability to perform its obligations under any Loan Document to which it is a party or (C) materially and adversely affect Key Principal's ability to exercise (or carry out its responsibilities pursuant to) any

authority granted to Key Principal pursuant to any Organizational Documents of Borrower or any Person that Controls Borrower;

(v) if the Cash Management Trigger Event is caused solely by the occurrence of clause (v) in the definition of "Cash Management Trigger Event," (A) upon replacement of any Manager with a Qualified Manager pursuant to a Replacement Management Agreement in accordance with the terms and provisions of this Agreement or (B) if such Cash Management Trigger Event is solely as a result of the filing of an involuntary petition, case or proceeding against any Manager with respect to which neither such Manager nor any Affiliate of such Manager solicited or caused to be solicited petitioning creditors or consented to or otherwise acquiesced or joined in such involuntary petition, case or proceeding, upon the same being discharged or dismissed within one hundred twenty (120) days of such filing; provided that, in Lender's reasonable opinion, such filing (after discharge or dismissal) does not materially and adversely affect such Manager's ability to perform its obligations under the Management Agreement or any Loan Document to which it is a party;

(vi) if the Cash Management Trigger Event is caused solely by the occurrence of clause (vi) in the definition of "Cash Management Trigger Event," once the Debt Service Coverage Ratio is equal to or greater than 1.25 to 1.0 for each of two (2) consecutive calendar quarters;

(vii) if the Cash Management Trigger Event is caused solely by the occurrence of clause (vii) in the definition of "Cash Management Trigger Event," (A) the dismissal of the applicable indictment with prejudice, (B) the acquittal of each applicable Person with respect to the related charge(s), or (C)(1) if such Cash Management Trigger Event is solely as a result of an indictment for fraud or misappropriation of funds by Borrower, Guarantor, Key Principal or any Affiliated Manager or any director or officer of Borrower, Guarantor, Key Principal or any Affiliated Manager, the replacement of any Affiliated Manager with a third party Qualified Manager pursuant to a Replacement Management Agreement in accordance with the terms and provisions of this Agreement and (2) if such Cash Management Trigger Event is solely as a result of an indictment for fraud or misappropriation of funds by any third party Manager or any director or officer of any third party Manager, the replacement of such third party Manager with a Qualified Manager pursuant to a Replacement Management Agreement in accordance with the terms and provisions of this Agreement; and

(viii) if the Cash Management Trigger Event is caused solely by the occurrence of clause (viii) in the definition of "Cash Management Trigger Event," the occurrence of a Material Tenant Trigger Event Cure;

provided that each Cash Management Trigger Event Cure set forth above shall be subject to the following conditions: (1) after giving effect to such Cash Management Trigger Event Cure with respect to any applicable Cash Management Trigger Event, no other Cash Management Trigger Event shall exist, (2) Borrower shall have notified Lender in writing of its election to cure the

applicable Cash Management Trigger Event(s), (3) a Cash Management Trigger Event Cure may occur no more than four (4) times during the term of the Loan, and (4) Borrower shall have paid all of Lender's reasonable costs and expenses incurred in connection with the Cash Management Trigger Event Cure (including Lender's reasonable attorneys' fees and expenses).

"**Cash Management Trigger Event Period**" shall mean any period commencing on the occurrence of a Cash Management Trigger Event and continuing until the earlier of (i) the Monthly Payment Date following the occurrence of a Cash Management Trigger Event Cure as reasonably determined by Lender or (ii) the payment in full of all principal and interest on the Loan and all other amounts payable under the Loan Documents in accordance with the terms and provisions of the Loan Documents.

"**Cash Sweep DSCR Trigger Event**" shall mean that, as of any date on which Lender determines the Debt Service Coverage Ratio, the Debt Service Coverage Ratio is less than 1.20 to 1.0.

"**Cash Sweep Trigger Event**" shall mean the occurrence of:

(i) an Event of Default;

(ii) any Bankruptcy Action of Borrower;

(iii) any Bankruptcy Action of Guarantor;

(iv) any Bankruptcy Action of Key Principal;

(v) any Bankruptcy Action of any Affiliated Manager;

(vi) a Cash Sweep DSCR Trigger Event; or

(vii) a Maturity Sweep Event.

For purposes of clarification, a Cash Sweep Trigger Event shall be deemed to "exist", "be continuing" and "remain outstanding" as long as a Cash Sweep Trigger Event Cure has not occurred.

For purposes of clarification, a Cash Sweep Trigger Event caused by the occurrence of clause (vii) in the definition of "Cash Sweep Trigger Event" may not be cured and, from and after the occurrence thereof, shall be deemed to "exist", "be continuing" and "remain outstanding".

"**Cash Sweep Trigger Event Cure**" shall mean:

(i) if the Cash Sweep Trigger Event is caused solely by the occurrence of clause (i) in the definition of "Cash Sweep Trigger Event," a cure of the Event of Default that gave rise to such Cash Sweep Trigger Event, which is accepted or waived in writing by Lender; provided that Lender shall not have exercised any of its rights under Section 10.2 hereof to accelerate the Loan, move to appoint a receiver,

liquidator, assignee, trustee, sequestrator, custodian or any similar official or commence a foreclosure action;

(ii) if the Cash Sweep Trigger Event is caused solely by the occurrence of clause (ii) in the definition of "Cash Sweep Trigger Event" and such Cash Sweep Trigger Event is solely as a result of the filing of an involuntary petition, case or proceeding against Borrower with respect to which none of Borrower, Guarantor, Key Principal or any Affiliate of Borrower, Guarantor or Key Principal solicited or caused to be solicited petitioning creditors or consented to or otherwise acquiesced or joined in such involuntary petition, case or proceeding, upon the same being discharged or dismissed within forty-five (45) days of such filing; provided that (A) in Lender's reasonable opinion, such filing (after discharge or dismissal) does not materially increase Borrower's monetary obligations and (B) Borrower is not in Default of the provisions set forth in Section 3.1.24 hereof or Article VIII hereof;

(iii) if the Cash Sweep Trigger Event is caused solely by the occurrence of clause (iii) in the definition of "Cash Sweep Trigger Event" and such Cash Sweep Trigger Event is solely as a result of the filing of an involuntary petition, case or proceeding against Guarantor with respect to which none of Guarantor, Key Principal or any Affiliate of Guarantor or Key Principal solicited or caused to be solicited petitioning creditors or consented to or otherwise acquiesced or joined in such involuntary petition, case or proceeding, upon the same being discharged or dismissed within forty-five (45) days of such filing; provided that, in Lender's reasonable opinion, such filing (after discharge or dismissal) does not (A) materially increase Guarantor's monetary obligations or (B) materially and adversely affect Guarantor's ability to perform its obligations under any Loan Document to which it is a party;

(iv) if the Cash Sweep Trigger Event is caused solely by the occurrence of clause (iv) in the definition of "Cash Sweep Trigger Event" and such Cash Sweep Trigger Event is a result of the filing of an involuntary petition, case or proceeding against Key Principal with respect to which neither Key Principal nor any Affiliate of Key Principal solicited or caused to be solicited petitioning creditors or consented to or otherwise acquiesced or joined in such involuntary petition, case or proceeding, upon the same being discharged or dismissed within forty-five (45) days of such filing; provided that, in Lender's reasonable opinion, such filing (after discharge or dismissal) does not (A) materially increase Key Principal's monetary obligations, (B) materially and adversely affect Key Principal's ability to perform its obligations under any Loan Document to which it is a party or (C) materially and adversely affect Key Principal's ability to exercise (or carry out its responsibilities pursuant to) any authority granted to Key Principal pursuant to any Organizational Documents of Borrower or any Person that Controls Borrower;

(v) if the Cash Sweep Trigger Event is caused solely by the occurrence of clause (v) in the definition of "Cash Sweep Trigger Event," (A) upon replacement of any

Affiliated Manager with a third party Qualified Manager pursuant to a Replacement Management Agreement in accordance with the terms and provisions of this Agreement or (B) if such Cash Sweep Trigger Event is solely as a result of the filing of an involuntary petition, case or proceeding against any Affiliated Manager with respect to which neither such Affiliated Manager nor any Affiliate of such Affiliated Manager solicited or caused to be solicited petitioning creditors or consented to or otherwise acquiesced or joined in such involuntary petition, case or proceeding, upon the same being discharged or dismissed within one hundred twenty (120) days of such filing; provided that, in Lender's reasonable opinion, such filing (after discharge or dismissal) does not materially and adversely affect such Affiliated Manager's ability to perform its obligations under the Management Agreement or any Loan Document to which it is a party; and

(vi) if the Cash Sweep Trigger Event is caused solely by the occurrence of clause (vi) in the definition of "Cash Sweep Trigger Event," once the Debt Service Coverage Ratio is equal to or greater than 1.25 to 1.0 for each of two (2) consecutive calendar quarters;

provided that each Cash Sweep Trigger Event Cure set forth above shall be subject to the following conditions: (X) after giving effect to such Cash Sweep Trigger Event Cure with respect to any applicable Cash Sweep Trigger Event, no other Cash Sweep Trigger Event shall exist, (Y) Borrower shall have notified Lender in writing of its election to cure the applicable Cash Sweep Trigger Event(s), and (Z) Borrower shall have paid all of Lender's reasonable costs and expenses incurred in connection with the Cash Sweep Trigger Event Cure (including Lender's reasonable attorneys' fees and expenses).

"**Cash Sweep Trigger Event Period**" shall mean any period commencing on the occurrence of a Cash Sweep Trigger Event and continuing until the earlier of (i) the Monthly Payment Date following the occurrence of a Cash Sweep Trigger Event Cure as reasonably determined by Lender or (ii) the payment in full of all principal and interest on the Loan and all other amounts payable under the Loan Documents in accordance with the terms and provisions of the Loan Documents.

"**Casualty**" shall mean any casualty, damage or injury, by fire or otherwise, to the Property or any part thereof.

"**Casualty Consultant**" shall have the meaning set forth in Section 5.3.2(c) hereof.

"**Casualty Retainage**" shall have the meaning set forth in Section 5.3.2(d) hereof.

"**Clearing Account**" shall have the meaning set forth in Section 2.7.1 hereof.

"**Clearing Account Agreement**" shall mean that certain Deposit Account Control Agreement, dated as of the date hereof, among Lender, Borrower and Clearing Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

"**Clearing Bank**" shall mean Signature Bank or any successor Eligible Institution acting as Clearing Account Bank under the Clearing Account Agreement.

"**Closing Date**" shall mean the date hereof.

"**Code**" shall mean the Internal Revenue Code of 1986, as amended and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

"**Compliant Material Tenant**" shall have the meaning set forth in Section 6.11.2 hereof.

"**Condemnation**" shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any of Borrower's interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

"**Control**" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise, and the terms "Controlled" and "Controlling" shall have correlative meanings.

"**Crowd Funded Entity**" shall mean a Person that is capitalized through the practice of syndication, advertising or general or broad solicitation, which capitalization is achieved primarily (i) in reliance upon Regulation Crowdfunding promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and/or (ii) through internet-mediated registries, platforms or similar portals, mail-order subscriptions, benefit events and/or other similar methods.

"**DBRS**" shall mean DBRS, Inc. and its successor-in-interest.

"**Debt**" shall mean the Outstanding Principal Balance, together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under this Agreement or any other Loan Document.

"**Debt Service**" shall mean, with respect to any particular period of time, the aggregate amount of scheduled principal and interest payments due and payable under the Note and this Agreement.

"**Debt Service Coverage Ratio**" shall mean, for any period, the ratio, as determined by Lender, in which:

(i) the numerator is the applicable Net Operating Income (excluding interest on credit accounts and, with respect to any item of Operating Expense that consists of a recurring expense not paid monthly (e.g., Taxes and Insurance Premiums), using the applicable prorated amount for the relevant period based on the annualized amount for such item of Operating Expense), without deduction for (A) actual management fees incurred in connection with the operation of the

Property and included in the applicable Operating Expenses or (B) actual amounts paid to the Reserve Funds during such period, less (1) management fees equal to the greater of (X) assumed management fees of three percent (3%) of the applicable Gross Income from Operations and (Y) the actual management fees incurred in connection with the operation of the Property and included in the applicable Operating Expenses, (2) Capital Expenditure Fund contributions for such period based on an assumed annual amount equal to $0.49 per square foot of gross leasable area at the Property, (3) tenant improvements and leasing commissions based on an assumed annual amount equal to $0.45 per square foot of gross leasable area at the Property and (4) in the event that the actual occupancy rate at the Property is greater than ninety five percent (95%), a vacancy allowance based on an assumed vacancy rate of five percent (5%); and

(ii) the denominator is (A) for purposes of calculating Debt Service Coverage Ratio prior to the first anniversary of the Final I/O Debt Service Monthly Payment Date, (1) if such determination of Debt Service Coverage Ratio by Lender occurs prior to the twelfth (12th) Monthly Payment Date under the Loan, the aggregate Debt Service that would be due and payable on the initial twelve (12) Monthly Payment Dates under the Loan based on an interest rate per annum equal to the Interest Rate and an amortization schedule of thirty (30) years and (2) if such determination of Debt Service Coverage Ratio by Lender occurs on or after the twelfth (12th) Monthly Payment Date under the Loan (but prior to the first anniversary of the Final I/O Debt Service Monthly Payment Date), the aggregate Debt Service that would be due and payable on the twelve (12) Monthly Payment Dates that immediately precede the date of such determination by Lender (or, if such determination of Debt Service Coverage Ratio by Lender occurs on a Monthly Payment Date, the aggregate Debt Service that would be due and payable on such Monthly Payment Date and on the eleven (11) Monthly Payment Dates that immediately precede the date of such determination by Lender) based on an interest rate per annum equal to the Interest Rate and an amortization schedule of thirty (30) years or (B) for purposes of calculating Debt Service Coverage Ratio on or after the first anniversary of the Final I/O Debt Service Monthly Payment Date, the aggregate Debt Service due and payable on the twelve (12) Monthly Payment Dates that immediately precede the date of such determination by Lender (or, if such determination of Debt Service Coverage Ratio by Lender occurs on a Monthly Payment Date, the aggregate Debt Service due and payable on such Monthly Payment Date and on the eleven (11) Monthly Payment Dates that immediately precede the date of such determination by Lender);

Except as otherwise set forth in this Agreement (including Section 5.3.2(a) hereof), the Debt Service Coverage Ratio shall be determined by Lender with respect to the applicable trailing twelve (12) month period; provided that, for purposes of such determination, the Gross Income from Operations and the Net Operating Income determined in accordance with clause (ii) in the respective definition thereof shall be deemed to be a determination with respect to such trailing twelve (12) month period.

"**Debt Yield**" shall mean, for any period, the ratio, as determined by Lender, in which:

(i) the numerator is the applicable Net Operating Income (excluding interest on credit accounts and, with respect to any item of Operating Expense that consists of a recurring expense not paid monthly (e.g., Taxes and Insurance Premiums), using the applicable prorated amount for the relevant period based on the annualized amount for such item of Operating Expense), without deduction for (A) actual management fees incurred in connection with the operation of the Property and included in the applicable Operating Expenses or (B) actual amounts paid to the Reserve Funds during such period, less (1) management fees equal to the greater of (X) assumed management fees of three percent (3%) of the applicable Gross Income from Operations and (Y) the actual management fees incurred in connection with the operation of the Property and included in the applicable Operating Expenses, (2) Capital Expenditure Fund contributions for such period based on an assumed annual amount equal to $0.49 per square foot of gross leasable area at the Property, (3) tenant improvements and leasing commissions based on an assumed annual amount equal to $0.45 per square foot of gross leasable area at the Property and (4) in the event that the actual occupancy rate at the Property is greater than ninety five percent (95%), a vacancy allowance based on an assumed vacancy rate of five percent (5%); and

(ii) the denominator is the Outstanding Principal Balance as of the last day of such period.

Except as otherwise set forth in this Agreement (including Section 5.3.2(a) hereof), the Debt Yield shall be determined by Lender with respect to the applicable trailing twelve (12) month period; provided that, for purposes of such determination, the Gross Income from Operations and the Net Operating Income determined in accordance with clause (ii) in the respective definition thereof shall be deemed to be a determination with respect to such trailing twelve (12) month period.

"**Default**" shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

"**Default Rate**" shall mean, with respect to the Loan, an interest rate per annum equal to the lesser of (i) the Maximum Legal Rate or (ii) five percent (5%) above the Interest Rate.

"**Defeasance Collateral**" shall mean, in connection with the Defeasance Event, U.S. Obligations which provide payments (i) on or prior to, but as close as possible to, the Business Day immediately preceding all scheduled Monthly Payment Dates and other scheduled payment dates, if any, under this Agreement or the Note after the Defeasance Date upon which payments are required under this Agreement or the Note, and (ii) in amounts equal to the scheduled payments due on such Monthly Payment Dates or other scheduled payment dates under this Agreement or the Note (including, without limitation, scheduled payments of principal, interest, servicing fees (if any), and any other amounts due under the Loan Documents on such Monthly Payment Dates or other scheduled payment dates); provided that the Note shall be deemed, for

purposes of this definition, to be due and payable and shall be prepaid in full on the Open Prepayment Commencement Date (such scheduled payments, collectively, the "**Scheduled Defeasance Payments**").

"**Defeasance Collateral Account**" shall have the meaning set forth in Section 2.5.2 hereof.

"**Defeasance Date**" shall have the meaning set forth in Section 2.5.1(a) hereof.

"**Defeasance Event**" shall have the meaning set forth in Section 2.5.1 hereof.

"**Defeasance Lockout Expiration Date**" shall mean the date that is two (2) years from the "startup day" within the meaning of Section 860G(a)(9) of the Code for the Securitization Vehicle established in connection with the last Securitization involving any portion of the Loan.

"**Defeasance Security Agreement**" shall mean a pledge and security agreement in form and substance that would be reasonably satisfactory to a prudent lender, pursuant to which Borrower grants Lender a perfected, first priority security interest in the Defeasance Collateral Account and the Defeasance Collateral.

"**Disclosure Documents**" shall mean, collectively, any written materials used or provided to any prospective investors and/or NRSROs in connection with any public offering or private placement in connection with or relating to a Securitization (including, without limitation, a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents, marketing materials or information provided to prospective investors), in each case in preliminary or final form and including any amendments, supplements, exhibits, annexes and other attachments thereto.

"**Eligible Account**" shall mean a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts (or subaccounts thereof) maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity that has a Moody's rating of at least "Baa3" and that, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account shall not be evidenced by a certificate of deposit, passbook or other instrument.

"**Eligible Institution**" shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least "A-1" by S&P, "P-1" by Moody's, and "F-1" by Fitch in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least "A" by S&P, "A2" by Moody's and "A"

by Fitch. Notwithstanding the foregoing, in its capacity as Clearing Bank under the Clearing Account Agreement or Cash Management Bank under the Cash Management Agreement (but not for any other purposes, including in connection with any Letter of Credit), Signature Bank shall be deemed to be an Eligible Institution; provided that it remains a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least "F-2" by Fitch in the case of accounts in which funds are held for thirty (30) days or less or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated "A-" by Fitch.

"**Emergency Law**" shall mean any Legal Requirement related to, in connection with, or in response to any pandemic, including, without limitation, the COVID-19 pandemic.

"**Environmental Indemnity**" shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor for the benefit of Lender in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

"**Environmental Law**" shall have the meaning set forth in the Environmental Indemnity.

"**Equipment**" shall have the meaning set forth in the granting clause of the Security Instrument.

"**ERISA**" shall have the meaning set forth in Section 4.2.10(a) hereof.

"**ESA**" shall have the meaning set forth in Section 3.1.50(e) hereof.

"**Event of Default**" shall have the meaning set forth in Section 10.1(a) hereof. An Event of Default shall be deemed to "exist", "be continuing" and "remain outstanding" notwithstanding the fact that such Event of Default may be, is caused by or relates to a one-time, non-recurring event as long as Lender has not accepted or waived a cure of such Event of Default in writing.

"**Excess Cash Flow**" shall have the meaning set forth in Section 2.7.2(b) hereof.

"**Excess Cash Flow Account**" shall have the meaning set forth in Section 6.7.1 hereof.

"**Excess Cash Flow Funds**" shall have the meaning set forth in Section 6.7.1 hereof.

"**Exchange Act**" shall have the meaning set forth in Section 9.2(a) hereof.

"**Exchange Act Filing**" shall mean a filing pursuant to the Exchange Act in connection with or relating to a Securitization.

"**Executive Order**" shall mean an Executive Order of the President of the United States of America.

"**Extraordinary Expense**" shall have the meaning set forth in Section 4.1.6(h) hereof.

"**Extraordinary Lease Payments**" shall have the meaning set forth in Section 6.5.1(b) hereof.

"**Final I/O Debt Service Monthly Payment Date**" shall mean the Monthly Payment Date occurring in June, 2028.

"**Fiscal Year**" shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the Term.

"**Fire Code Violations**" shall have the meaning set forth in Schedule 6.1.1 hereof.

"**Fitch**" shall mean Fitch Ratings, Inc. and its successor-in-interest.

"**GAAP**" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

"**Government Lists**" shall mean, collectively, (i) the Specially Designated Nationals and Blocked Persons Lists maintained by OFAC, (ii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC, and (iii) any similar lists maintained by the U.S. Department of State, the U.S. Department of Commerce or any other Governmental Authority or pursuant to any Executive Order.

"**Governmental Authority**" shall mean any court, agency, board, bureau, commission, department, division, office or other authority of any nature whatsoever of any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

"**Grantor Trust**" shall mean a grantor trust under Subpart E of Part 1 of Subchapter J of the Code.

"**Gross Income from Operations**" shall mean, for any period:

(i) for all purposes other than the calculation of Debt Service Coverage Ratio or Debt Yield in accordance with the provisions of this Agreement, all sustainable income, computed in accordance with the Acceptable Accounting Basis, derived from the ownership and operation of the Property from whatever source during such period, including (without duplication), but not limited to, Rents, utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, and other pass-through or reimbursements paid by tenants under the Leases of any nature, but excluding (A) Rents from tenants that are in default under their Leases (which defaults are continuing beyond any applicable notice and/or cure period), month-to-month tenants, tenants that are included as debtors in any Bankruptcy Action, tenants

whose lease guarantors are included as debtors in any Bankruptcy Action, tenants that have given notice of their intention to terminate or not extend or renew their Leases (unless, subsequent to such notice, the applicable tenant has extended or renewed its Lease or entered into a new Lease or unconditionally rescinded such notice in writing), or tenants that have "gone dark", vacated, ceased to occupy or discontinued their operations at the Property (other than a temporary cessation of operations in connection with remodeling, renovation or restoration of their leased premises); (B) Extraordinary Lease Payments; (C) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority; (D) rent concessions, credits, and free rent and refunds; (E) uncollectible accounts; (F) proceeds from the sale of furniture, fixtures and equipment; (G) Net Proceeds (other than business or rental interruption or other loss of income insurance proceeds to the extent Lender elects to treat such Insurance Proceeds as business or rental interruption Insurance Proceeds that replace lost Rents for such period in accordance with Section 5.2.3 hereof); (H) forfeited or unforfeited security deposits, utility and other similar deposits; and (I) any disbursements to Borrower from the Reserve Funds, if any; and

(ii) for purposes of calculating Debt Service Coverage Ratio or Debt Yield in accordance with the provisions of this Agreement, an amount equal to the product of (A) twelve (12) and (B) the sum (without duplication) of (1) the aggregate amount of the monthly base rent paid by tenants to Borrower under the Leases that are in place as of the last day of the last full calendar month that occurs during such period and (2) all sustainable income, computed in accordance with the Acceptable Accounting Basis, derived from the ownership and operation of the Property from whatever source during such calendar month, including utility charges, escalations, service fees or charges, license fees, parking fees, and other pass-through or reimbursements paid by such tenants during such calendar month, but excluding from clause (B), (I) any amounts paid by tenants that are in default under their Leases (which defaults are continuing beyond any applicable notice and/or cure period), month-to-month tenants, tenants that are included as debtors in any Bankruptcy Action, tenants whose lease guarantors are included as debtors in any Bankruptcy Action, tenants that have given notice of their intention to terminate or not extend or renew their Leases (unless, subsequent to such notice, the applicable tenant has extended or renewed its Lease or entered into a new Lease or unconditionally rescinded such notice in writing), or tenants that have "gone dark", vacated, ceased to occupy or discontinued their operations at the Property (other than a temporary cessation of operations in connection with remodeling, renovation or restoration of their leased premises); (II) Extraordinary Lease Payments; (III) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority; (IV) rent concessions, credits, and free rent and refunds; (V) uncollectible accounts; (VI) proceeds from the sale of any furniture, fixtures and equipment; (VII) Net Proceeds (other than business or rental interruption or other loss of income insurance proceeds to the extent Lender elects to treat such Insurance Proceeds as business or rental interruption Insurance Proceeds that replace lost Rents for such

calendar month in accordance with Section 5.2.3 hereof); (VIII) forfeited or unforfeited security deposits, utility and other similar deposits; and (IX) any disbursements to Borrower from the Reserve Funds, if any.

"**Guarantor**" shall mean Investment Grade R.E. Income Fund, L.P., a Delaware limited partnership ("**IGRE Fund**"), William Levy, an individual, Brent Peus, an individual and Jason, Luhan, an individual, individually and collectively as the context may require.

"**Guaranty**" shall mean that certain Guaranty of Recourse Obligations, dated as of the date hereof, executed by Guarantor for the benefit of Lender in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

"**Hazardous Substances**" shall have the meaning set forth in the Environmental Indemnity.

"**Health Mandate**" shall have the meaning set forth in Section 11.6(b) hereof.

"**IGRE Fund**" shall have the meaning set forth in the definition of "Guarantor."

"**Immediate Family Members**" shall mean, with respect to any natural person, such person's spouse, children and grandchildren.

"**Improvements**" shall have the meaning set forth in the granting clause of the Security Instrument.

"**Indebtedness**" shall mean, for any Person, without duplication: (i) all indebtedness or liability (including, without limitation, for borrowed money and indebtedness in the form of mezzanine debt and preferred equity, for amounts drawn under a letter of credit or for deferred purchase price of property or services (including trade obligations) for which such Person is or its assets are directly or indirectly liable), (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable (or to which its assets would be subject) if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person pursuant to any agreement to purchase, to provide funds for payment, to supply funds, or to invest in any Person, (iv) all indebtedness or liabilities guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, and (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures any other Person against loss. Without limiting the generality of the foregoing, with respect to Borrower, the term "Indebtedness" (and "Indebtedness for borrowed money" and other similar terms) shall include or be deemed to include any Partnership Loan.

"**Indemnified Liabilities**" shall have the meaning set forth in Section 11.13(b) hereof.

"**Insurance Account**" shall have the meaning set forth in Section 6.3.1 hereof.

"**Insurance Funds**" shall have the meaning set forth in Section 6.3.1 hereof.

"**Insurance Premiums**" shall have the meaning set forth in Section 5.1.1(b) hereof.

"**Insurance Proceeds**" shall mean the amount of all insurance proceeds paid under the Policies.

"**Insurance Reserve Waiver Conditions**" shall mean, with respect to any insurance required to be maintained pursuant to the Loan Documents, the following conditions precedent: (i) no Event of Default shall have occurred and is continuing, (ii) all of the Property shall be demised pursuant to the Kohl's Lease, (iii)(A) the Kohl's Lease remains in full force and effect and (B) the Kohl's Lease Guaranty remains in full force and effect (and Kohl's Corporation remains responsible for the timely performance of all obligations of the tenant under the Kohl's Lease pursuant to the Kohl's Lease Guaranty), (iv) no Material Tenant Trigger Event shall have occurred and remain outstanding, (v) Kohl's is obligated pursuant to the terms and conditions of the Kohl's Lease to maintain such insurance, and with insurance companies, that satisfy the requirements set forth in Article V hereof, (vi) Kohl's timely performs such obligation as described in clause (v) above and Borrower provides evidence, in form and substance reasonably satisfactory to Lender, of such performance by Kohl's in a timely manner, and (vii) Borrower is not required, pursuant to the terms set forth in Section 5.1.1(h) hereof, to procure and maintain such insurance in accordance with Section 5.1.1 hereof or other insurance in accordance with Section 5.1.1(h)(A) hereof.

"**Interest Period**" shall mean, with respect to any Monthly Payment Date, the period commencing on the eleventh (11th) day of the preceding calendar month and terminating on the tenth (10th) day of the calendar month in which such Monthly Payment Date occurs; provided, however, that the initial Interest Period shall begin on the Closing Date and shall end on the immediately following tenth (10th) day of a calendar month.

"**Interest Rate**" shall mean an interest rate per annum equal to Three and 848/1000 percent (3.848%).

"**Key Principal**" shall mean William Levy, an individual.

"**Kohl's Lease**" shall have the meaning set forth in the definition of the term "Material Tenant Lease".

"**Kohl's Lease Guaranty**" shall mean that certain Guaranty of Lease, dated as of September 15, 1992 executed and delivered by Kohl's Corporation, a Wisconsin corporation.

"**Kroll**" shall mean Kroll Bond Rating Agency, Inc. and its successor-in-interest.

"**Land**" shall have the meaning set forth in the granting clause of the Security Instrument.

"**Lease**" shall mean any lease, sublease, sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such

lease, sublease, sub-sublease, letting, license, concession or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

"**Legal Requirements**" shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees, demands and injunctions of Governmental Authorities affecting the Loan, any Secondary Market Transactions with respect to the Loan, Borrower, Guarantor or the Property or any part thereof or the ownership, construction, alteration, use, management or operation of the Property or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Securities Act, the Exchange Act, Regulation AB, the rules and regulations promulgated pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, zoning and land use laws and the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, Guarantor or the Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof or (ii) in any way limit the use and enjoyment thereof.

"**Lender**" shall have the meaning set forth in the introductory paragraph hereto.

"**Lender Indemnitees**" shall mean (i) Lender, (ii) any Affiliate of Lender that has filed any registration statement relating to a Securitization or has acted as the sponsor or depositor in connection with such Securitization, (iii) any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser in connection with a Securitization, (iv) any other co-underwriters, co-placement agents or co-initial purchasers in connection with a Securitization, (v) each Person who "controls" (within the meaning of Section 15 of the Exchange Act) any Person described in any of the foregoing clauses, (vi) any Person who is or will have been involved in the origination of the Loan, (vii) any Person who is or will have been involved in the servicing of the Loan, (viii) any Person in whose name the Lien created by the Security Instrument and the other Loan Documents are or will be recorded or filed, (ix) any Person who may hold or acquire or will have held a full or partial interest in the Loan at any time (including, but not limited to, investors or prospective investors in the Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan evidenced for the benefit of third parties), (x) any Person who holds or acquires or will have held a participation or other full or partial interest in the Loan at any time, whether during the term of the Loan or as a part of or following a foreclosure of the Loan, (xi) any successors by merger, consolidation or acquisition of all or a substantial portion of Lender's assets and business, and (xii) the respective officers, directors, shareholders, partners, members, employees, agents, representatives, contractors, subcontractors, Affiliates, participants, successors and assigns of any Person described in any of the foregoing clauses.

"**Letter of Credit**" shall mean an irrevocable, unconditional, transferable (without payment of any transfer fee), clean sight draft letter of credit acceptable to Lender and the Rating Agencies (either an evergreen letter of credit or one which does not expire until at least thirty (30) days after (i) the Stated Maturity Date or (ii) such earlier date as such Letter of Credit is no longer required pursuant to the terms of this Agreement and the other Loan Documents) in favor

of Lender and entitling Lender to draw thereon in New York, New York based solely on a statement purportedly executed by an officer of Lender stating that it has the right to draw thereon, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution. If at any time the bank issuing any such Letter of Credit shall cease to be an Eligible Institution, Lender shall have the right immediately to draw down the same in full and hold the proceeds of such draw in accordance with the applicable provisions of this Agreement.

"**Lien**" shall mean any mortgage, deed of trust, deed to secure debt, mortgage deed, indemnity deed of trust, lien (statutory or otherwise), pledge, hypothecation, assignment, security interest, easement, restrictive covenant, preference, or any other encumbrance (other than a Permitted Encumbrance), charge or transfer of, or any agreement to enter into or create any of the foregoing, affecting (i) all or any portion of the Property or any interest therein, (ii) any direct or indirect interest in Borrower or Sole Member, or (iii) any other collateral securing the Debt, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic's, materialman's and other similar liens and encumbrances.

"**Loan**" shall mean the loan in the original principal amount of FIVE MILLION EIGHT HUNDRED FIFTY THREE THOUSAND SIX HUNDRED and 00/100 Dollars ($5,853,600.00) made by Lender to Borrower pursuant to this Agreement.

"**Loan Documents**" shall mean, collectively, this Agreement, the Note, the Security Instrument, the Assignment of Leases, the Guaranty, the Environmental Indemnity, the Cash Management Agreement, the Clearing Account Agreement, and all other documents, agreements, certificates and instruments now or hereafter executed and/or delivered in connection with the Loan.

"**Loan-to-Value Ratio**" shall mean a ratio, as determined by Lender as of a particular date, in which: (i) the numerator is equal to the Outstanding Principal Balance and (ii) the denominator is equal to the appraised value of the Property based on an Appraisal.

"**Major Lease**" shall mean any Lease which (i) either individually or when taken together with any other Lease with the same Tenant or any Affiliate of such Tenant, and assuming the exercise of all expansion rights and preferential rights to lease additional space contained in such Lease or Leases, (A) covers or would cover more than 19,651 square feet at the Property or (B) requires the payment of base rent in an amount equal to or exceeding twenty percent (20%) of the Gross Income from Operations, (ii) contains an option or preferential right to purchase all or any portion of the Property, (iii) is with an Affiliate of Borrower, Guarantor or Manager as Tenant, (iv) is entered into during the continuation of an Event of Default or (v) is a Material Tenant Lease, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms and conditions of this Agreement.

"**Management Agreement**" shall mean any management agreement entered into by and between Borrower and any property manager in accordance with the terms of the Loan Documents, pursuant to which such property manager is to provide management and other

services with respect to the Property, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms and provisions of this Agreement, or, if the context requires, the Replacement Management Agreement executed in accordance with the terms and provisions of this Agreement.

"**Manager**" shall mean a Qualified Manager that is engaged to manage the Property pursuant to a Management Agreement executed in accordance with the terms and provisions of this Agreement or a Qualified Manager that is engaged to manage the Property pursuant to a Replacement Management Agreement executed in accordance with the terms and provisions of this Agreement.

"**Material Action**" shall have the meaning set forth in Section 3.1.24(p) hereof.

"**Material Adverse Effect**" shall mean any material adverse effect upon (i) the business operations, economic performance, assets, condition (financial or otherwise), equity, contingent liabilities, prospects, material agreements or results of operations of Borrower, Guarantor or the Property, (ii) the ability of Borrower or Guarantor to perform its obligations under any Loan Document to which it is a party, (iii) the enforceability or validity of any Loan Document, the perfection or priority of any Lien created under any Loan Document or the rights, interests and remedies of Lender under any Loan Document, or (iv) the value, use or operation of the Property or the cash flows from the Property.

"**Material Agreements**" shall mean (i) each management, brokerage or leasing agreement (other than any Management Agreement) and (ii) any cleaning, maintenance, service or other contract or agreement of any kind (other than the Leases) of a material nature (materiality for purposes of this definition shall include, without limitation, any contract with a term longer than one year or any contract that is not cancelable on thirty (30) days' or less notice without the payment of any termination fee or payments of any kind), in either case relating to the ownership, development, leasing, management, use, operation, maintenance, repair, improvement or restoration of the Property, whether written or oral.

"**Material Tenant**" shall mean any tenant of all or a portion of the Property under a Material Tenant Lease.

"**Material Tenant Category 1 Downgrade Trigger Event**" shall occur with respect to a Material Tenant or its lease guarantor if the long term unsecured debt rating of such Material Tenant or its lease guarantor, as applicable, falls below "BBB-", but not below "BB+".

"**Material Tenant Category 2 Downgrade Trigger Event**" shall occur with respect to a Material Tenant or its lease guarantor if the long term unsecured debt rating of such Material Tenant or its lease guarantor, as applicable, falls below "BB+".

"**Material Tenant Downgrade Trigger Event**" shall mean a Material Tenant Category 1 Downgrade Trigger Event or a Material Tenant Category 2 Downgrade Trigger Event.

"**Material Tenant Downgrade Trigger Event Excess Cash Flow Aggregate Allocated Amount**" shall mean an amount that is equal to the sum of the Material Tenant Downgrade

Trigger Event Excess Cash Flow Allocated Amounts for all Material Tenants with respect to which (or with respect to whose Material Tenant Leases or lease guarantors) Material Tenant Downgrade Trigger Events constitute the sole outstanding Material Tenant Trigger Events. In connection with the determination of the Material Tenant Downgrade Trigger Event Excess Cash Flow Aggregate Allocated Amount, the Material Tenant Downgrade Trigger Event Excess Cash Flow Allocated Amount for each applicable Material Tenant shall be determined in accordance with clause (ii) in the definition of "Material Tenant Trigger Event Excess Cash Flow Allocated Amount", assuming, with respect to each applicable Material Tenant, that the conditions set forth in clauses (A) and (B) thereof are satisfied. For purposes clarification by way of an example, if (i) a Material Tenant Category 1 Downgrade Trigger Event has occurred and remains outstanding with respect to Material Tenant #1 or its lease guarantor, (ii) a Material Tenant Category 2 Downgrade Trigger Event has occurred and remains outstanding with respect to Material Tenant #2 or its lease guarantor, (iii) no other Material Tenant Trigger Event has occurred and remains outstanding with respect to Material Tenant #1, Material Tenant #2 or their respective Material Tenant Leases or lease guarantors and (iv) a Material Tenant Downgrade Trigger Event does not constitute the sole outstanding Material Tenant Trigger Event with respect to any other Material Tenant or its Material Tenant Lease or lease guarantor, then the applicable Material Tenant Downgrade Trigger Event Excess Cash Flow Aggregate Allocated Amount will be equal to 150% of the Material Tenant Trigger Event Excess Cash Flow (i.e., the sum of 50% of the Material Tenant Trigger Event Excess Cash Flow applicable to a Material Tenant Category 1 Downgrade Trigger Event and 100% of the Material Tenant Trigger Event Excess Cash Flow applicable to a Material Tenant Category 2 Downgrade Trigger Event).

"**Material Tenant Downgrade Trigger Event Excess Cash Flow Allocated Amount**" shall have the meaning set forth in the definition of the term "Material Tenant Trigger Event Excess Cash Flow Allocated Amount". For purposes of clarification, the Material Tenant Downgrade Trigger Event Excess Cash Flow Allocated Amount for any applicable Material Tenant shall be determined in accordance with clause (ii) in the definition of "Material Tenant Trigger Event Excess Cash Flow Allocated Amount", assuming, with respect to such Material Tenant, that the conditions set forth in clauses (A) and (B) thereof are satisfied.

"**Material Tenant Lease**" shall mean (i) that certain Lease, dated as of April 3, 1992, between Continental 20 Fund Limited Partnership, a Wisconsin limited partnership, as landlord, and Kohl's Department Stores, Inc., a Delaware corporation, as tenant, as amended by that certain First Amendment to Lease, dated as of November 1, 1993 between Continental 20 Fund Limited Partnership, a Wisconsin limited partnership, as landlord, and Kohl's Department Stores, Inc., a Delaware corporation, as tenant, as amended by that certain Second Amendment to Lease, dated as of December 31, 1997, between C. Louise Roth, John W. Roth and James H. Schloemer, as landlord, and Kohl's Department Stores, Inc., a Delaware corporation, as tenant, as amended by that certain Third Amendment to Lease, dated as of September 16, 2020, between Roth Menomonee Falls LLC, a Wisconsin limited liability company, as landlord, and Kohl's Value Services, Inc., a Virginia corporation ("**Kohl's**"), as tenant (the "**Kohl's Lease**") or (ii) any other Lease which, either individually or when taken together with any other Lease with the same Tenant or any Affiliate of such Tenant, and assuming the exercise of all expansion rights and preferential rights to lease additional space contained in such Lease or Leases, (A) covers (or would cover) no less than twenty percent (20%) of the total rentable square footage at the Property or (B) requires (or would require) the payment of base rent that is no less than twenty

percent (20%) of the total in-place base rent at the Property, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms and conditions of this Agreement.

"**Material Tenant Rollover Account**" shall have the meaning set forth in Section 6.11.1 hereof.

"**Material Tenant Rollover Funds**" shall have the meaning set forth in Section 6.11.1 hereof.

"**Material Tenant Rollover Sub-Account**" shall have the meaning set forth in Section 6.11.1 hereof.

"**Material Tenant Satisfactory Extension Conditions**" shall mean, in connection with an Acceptable Material Tenant Lease Extension, (i) the applicable Material Tenant Lease shall be in full force and effect and no Material Tenant Trigger Event shall have occurred and remain outstanding with respect to the related Material Tenant, such Material Tenant Lease or any lease guarantor with respect to such Material Tenant Lease, (ii) the applicable Material Tenant shall be (A) in actual, physical possession of, and utilizing (i.e., not "dark"), all or substantially all of the space demised under the applicable Material Tenant Lease in the conduct of its normal business operations (which utilization, for purposes of this definition, shall include remodeling, renovation or restoration of all or a portion of such space by such Material Tenant) and (B) paying full unabated rent (including reimbursements, if any) under such Material Tenant Lease, (iii) all tenant improvement work required to be completed or caused to be completed by Borrower in connection with such Acceptable Material Tenant Lease Extension shall have been completed in accordance with the applicable terms and conditions of such Material Tenant Lease and this Agreement, (iv) all tenant allowances, leasing commissions and costs and expenses in connection with such Acceptable Material Tenant Lease Extension shall have been paid, and all other concessions shall have been satisfied, in accordance with the applicable terms and conditions of such Material Tenant Lease and this Agreement, and (v) Borrower shall have delivered to Lender a tenant estoppel certificate from the applicable Material Tenant that evidences the satisfaction of the foregoing conditions and is otherwise in form and substance reasonably acceptable to Lender.

"**Material Tenant Satisfactory Re-tenanting Conditions**" shall mean, in connection with an Acceptable Material Tenant Space Re-tenanting Event, (i) the applicable replacement Lease shall be in full force and effect, no event of default shall have occurred and remain outstanding thereunder and, if any such replacement Lease is a Material Tenant Lease, no Material Tenant Trigger Event shall have occurred and remain outstanding with respect to the related Material Tenant, such Material Tenant Lease or any lease guarantor with respect to such Material Tenant Lease, (ii) the Tenant under the applicable replacement Lease shall be (A) in actual, physical possession of, and utilizing (i.e., not "dark"), all or substantially all of the space demised under such replacement Lease in the conduct of its normal business operations (which utilization, for purposes of this definition, shall include remodeling, renovation or restoration of all or a portion of such space by such Tenant) and (B) paying full unabated rent (including reimbursements, if any) under such replacement Lease, (iii) all tenant improvement work required to be completed or caused to be completed by Borrower in connection with such

replacement Lease shall have been completed in accordance with the applicable terms and conditions of the applicable replacement Lease and this Agreement, (iv) all tenant allowances, leasing commissions and costs and expenses in connection with the applicable replacement Lease shall have been paid, and all other concessions shall have been satisfied, in accordance with the applicable terms and conditions of such replacement Lease and this Agreement, and (v) Borrower shall have delivered to Lender a tenant estoppel certificate from the Tenant under the applicable replacement Lease that evidences the satisfaction of the foregoing conditions and is otherwise in form and substance reasonably acceptable to Lender.

"**Material Tenant Space**" shall mean the Property or the portion of the Property, as applicable, that, as of the date of determination, (i) is demised to a Tenant pursuant to a Material Tenant Lease or (ii) was previously demised to a Tenant pursuant to a Material Tenant Lease that has since expired or terminated (in whole or in part) and, following such expiration or termination (in whole or in part), has not been demised to a replacement Tenant pursuant to a Lease entered into in accordance with the terms and conditions of this Agreement.

"**Material Tenant Trigger Event**" shall mean:

(i) if a Material Tenant gives written notice to Borrower of its intention to terminate or cancel its Material Tenant Lease or of its intention not to extend or renew its Material Tenant Lease;

(ii) if, on or prior to the date that is twelve (12) months prior to the then applicable expiration date under its Material Tenant Lease, a Material Tenant does not extend or renew such Material Tenant Lease on terms and conditions reasonably acceptable to Lender (it being understood and agreed that an extension or renewal of a Material Tenant Lease strictly in accordance with the applicable terms and conditions thereof (including, for example, terms and conditions pursuant to which the rent applicable to any extension or renewal term is determined) and with respect to which Borrower has no material discretion shall be deemed to be reasonably acceptable to Lender);

(iii) if, on or prior to the date by which a Material Tenant is required under its Material Tenant Lease to notify Borrower of its election to extend or renew such Material Tenant Lease, such Material Tenant does not give such notice;

(iv) subject to clause (v) below, if an event of default under a Material Tenant Lease occurs and continues beyond any applicable notice and/or cure period;

(v) if a Material Tenant or any lease guarantor with respect to a Material Tenant Lease becomes insolvent or a debtor in a Bankruptcy Action;

(vi) if a Material Tenant Lease is terminated (in whole or in part, including in connection with the exercise of any contraction option) or is no longer in full force and effect;

(vii) if a Material Tenant "goes dark", vacates, ceases to occupy or ceases to conduct

business in the ordinary course at the Material Tenant Space demised under its Material Tenant Lease or a portion thereof; provided that, in connection with any such event or occurrence or a series of such events or occurrences with respect to a portion of such Material Tenant's leased premises at the Property, the applicable Material Tenant "goes dark" (or has "gone dark"), vacates (or has vacated), ceases to occupy (or has ceased to occupy) or discontinues (or has discontinued) its operations at twenty percent (20%) or more of the total rentable square footage demised to such Material Tenant at the Property pursuant to such Material Tenant Lease (other than, in each case, temporary cessation of operations in connection with remodeling, renovation or restoration of the applicable premises or a portion thereof); or

(viii) if a Material Tenant Downgrade Trigger Event occurs.

For purposes of clarification and without limitation, it is understood and agreed that, with respect to any Material Tenant, any Material Tenant Lease or any lease guarantor with respect to any Material Tenant Lease, more than one Material Tenant Trigger Event may exist at any time pursuant to one or more clauses in the definition of "Material Tenant Trigger Event". In addition, a Material Tenant Trigger Event shall be deemed to "exist", "be continuing" and "remain outstanding" as long as a Material Tenant Trigger Event Cure has not occurred.

"**Material Tenant Trigger Event Cure**" shall mean:

(i) if the Material Tenant Trigger Event is caused solely by the occurrence of clause (i) in the definition of "Material Tenant Trigger Event", (A) the unconditional revocation or rescission by the applicable Material Tenant of all termination or cancellation notices with respect to its Material Tenant Lease (or, if applicable, the unconditional revocation or rescission by the applicable Material Tenant of all notices of any intention to terminate or cancel, or to not extend or renew, its Material Tenant Lease), (B) an Acceptable Material Tenant Lease Extension with respect to all or substantially all of the applicable Material Tenant Space, provided that the Material Tenant Satisfactory Extension Conditions shall have been satisfied, or (C) one or more Acceptable Material Tenant Space Re-tenanting Events with respect to all or substantially all of the applicable Material Tenant Space, provided that the Material Tenant Satisfactory Re-tenanting Conditions with respect to each applicable Acceptable Material Tenant Space Re-tenanting Event shall have been satisfied;

(ii) if the Material Tenant Trigger Event is caused solely by the occurrence of clause (ii) in the definition of "Material Tenant Trigger Event", (A) an Acceptable Material Tenant Lease Extension with respect to all or substantially all of the applicable Material Tenant Space, provided that the Material Tenant Satisfactory Extension Conditions shall have been satisfied, or (B) one or more Acceptable Material Tenant Space Re-tenanting Events with respect to all or substantially all of the applicable Material Tenant Space, provided that the Material Tenant Satisfactory Re-tenanting Conditions with respect to each applicable Acceptable Material Tenant Space Re-tenanting Event shall have been satisfied;

(iii) if the Material Tenant Trigger Event is caused solely by the occurrence of clause (iii) in the definition of "Material Tenant Trigger Event", (A) an Acceptable Material Tenant Lease Extension with respect to all or substantially all of the applicable Material Tenant Space, provided that the Material Tenant Satisfactory Extension Conditions shall have been satisfied, or (B) one or more Acceptable Material Tenant Space Re-tenanting Events with respect to all or substantially all of the applicable Material Tenant Space, provided that the Material Tenant Satisfactory Re-tenanting Conditions with respect to each applicable Acceptable Material Tenant Space Re-tenanting Event shall have been satisfied;

(iv) if the Material Tenant Trigger Event is caused solely by the occurrence of clause (iv) in the definition of "Material Tenant Trigger Event," a cure of the applicable event of default under the applicable Material Tenant Lease, as determined by Lender in its reasonable discretion;

(v) if the Material Tenant Trigger Event is caused solely by the occurrence of clause (v) in the definition of "Material Tenant Trigger Event," the affirmation of the applicable Material Tenant Lease in the applicable bankruptcy proceeding, provided that the applicable Material Tenant shall be actually paying all rents and other amounts due under its Material Tenant Lease (or, if applicable, the discharge or dismissal of the applicable lease guarantor from the applicable bankruptcy proceeding, provided that such bankruptcy (after dismissal or discharge) does not have a material adverse effect on such lease guarantor's ability to perform its obligations under its lease guaranty, as determined by Lender in its reasonable discretion);

(vi) if the Material Tenant Trigger Event is caused solely by the occurrence of clause (vi) in the definition of "Material Tenant Trigger Event," one or more Acceptable Material Tenant Space Re-tenanting Events with respect to all or substantially all of the applicable Material Tenant Space or, in connection with a partial termination, the applicable portion thereof with respect to which the applicable Material Tenant Lease has terminated or is no longer in full force and effect, provided that the Material Tenant Satisfactory Re-tenanting Conditions with respect to each applicable Acceptable Material Tenant Space Re-tenanting Event shall have been satisfied;

(vii) if the Material Tenant Trigger Event is caused solely by the occurrence of clause (vii) in the definition of "Material Tenant Trigger Event," the applicable Material Tenant re-commences its operations and the conduct of business in the ordinary course at its Material Tenant Space or a portion thereof, as the case may be, such that it is no longer dark, and has not vacated, ceased to conduct business in the ordinary course, at the Property or a portion thereof constituting twenty percent (20%) or more of the total rentable square footage leased by such Material Tenant at the Property; and

(viii) if the Material Tenant Trigger Event is caused solely by the occurrence of clause (viii) in the definition of "Material Tenant Trigger Event," the long term

unsecured debt rating of the applicable Material Tenant or the applicable lease guarantor is subsequently raised or otherwise modified such that the long term unsecured debt rating of such Material Tenant or such lease guarantor, as applicable, satisfies the Required Ratings,

provided that each Material Tenant Trigger Event Cure set forth above shall be subject to the following conditions: (1) after giving effect to such Material Tenant Trigger Event Cure, no Material Tenant Trigger Event shall exist with respect to any Material Tenant, any Material Tenant Lease or any lease guarantor with respect to any Material Tenant Lease and (2) Borrower shall have paid all of Lender's reasonable costs and expenses incurred in connection with such Material Tenant Trigger Event Cure (including reasonable attorneys' fees and expenses).

"**Material Tenant Trigger Event Excess Cash Flow**" shall have the meaning set forth in Section 2.7.2 hereof.

"**Material Tenant Trigger Event Excess Cash Flow Allocated Amount**", with respect to any Material Tenant, shall mean:

(i) if (A) one or more Material Tenant Trigger Events have occurred and remain outstanding with respect to such Material Tenant or its Material Tenant Lease or lease guarantor (but not with respect to any other Material Tenant or any other Material Tenant's Lease or lease guarantor) and (B) no fewer than one of the outstanding Material Tenant Trigger Events was caused by the occurrence of clause (i), (ii), (iii), (iv), (v), (vi) or (vii) in the definition of "Material Tenant Trigger Event", one hundred percent (100%) of the Material Tenant Trigger Event Excess Cash Flow;

(ii) if (A) a Material Tenant Trigger Event has occurred and remains outstanding with respect to such Material Tenant or its Material Tenant Lease or lease guarantor (but not with respect to any other Material Tenant or any other Material Tenant's Lease or lease guarantor) and (B) the outstanding Material Tenant Trigger Event consists solely of a Material Tenant Downgrade Trigger Event, (1) fifty percent (50%) of the Material Tenant Trigger Event Excess Cash Flow (if such Material Tenant Downgrade Trigger Event consists of a Material Tenant Category 1 Downgrade Trigger Event) and (2) one hundred percent (100%) of the Material Tenant Trigger Event Excess Cash Flow (if such Material Tenant Downgrade Trigger Event consists of a Material Tenant Category 2 Downgrade Trigger Event) (the amounts described in clauses (1) and (2), each a "**Material Tenant Downgrade Trigger Event Excess Cash Flow Allocated Amount**");

(iii) if (A) one or more Material Tenant Trigger Events have occurred and remain outstanding with respect to (1) such Material Tenant or its Material Tenant Lease or lease guarantor and (2) one or more other Material Tenants or such other Material Tenants' Leases or lease guarantors and (B) a Material Tenant Downgrade Trigger Event does not constitute the sole outstanding Material Tenant Trigger Event with respect to (1) such Material Tenant or its Material Tenant Lease or lease guarantor or (2) any other applicable Material Tenant or

such other Material Tenant's Lease or lease guarantor, a pro rata portion of the Material Tenant Trigger Event Excess Cash Flow (based on the rentable square footage demised to such Material Tenant at the Property relative to the total rentable square footage demised to all Material Tenants with respect to which (or with respect to whose Material Tenant Leases or lease guarantors) one or more Material Tenant Trigger Events have occurred and remain outstanding;

(iv) if (A) one or more Material Tenant Trigger Events have occurred and remain outstanding with respect to (1) such Material Tenant or its Material Tenant Lease or lease guarantor and (2) one or more other Material Tenants or such other Material Tenants' Leases or lease guarantors and (B) a Material Tenant Downgrade Trigger Event constitutes the sole outstanding Material Tenant Trigger Event with respect to (1) such Material Tenant or its Material Tenant Lease or lease guarantor and (2) each other applicable Material Tenant or such other Material Tenant's Lease or lease guarantor, an amount equal to the product of (X) the lesser of (I) the Material Tenant Trigger Event Excess Cash Flow and (II) the Material Tenant Downgrade Trigger Event Excess Cash Flow Aggregate Allocated Amount and (Y) a ratio, as determined by Lender, in which (I) the numerator is the Material Tenant Downgrade Trigger Event Excess Cash Flow Allocated Amount for such Material Tenant and (II) the denominator is the Material Tenant Downgrade Trigger Event Excess Cash Flow Aggregate Allocated Amount; and

(v) if (A) one or more Material Tenant Trigger Events have occurred and remain outstanding with respect to (1) such Material Tenant or its Material Tenant Lease or lease guarantor and (2) one or more other Material Tenants or such other Material Tenants' Leases or lease guarantors, (B) no fewer than one of the outstanding Material Tenant Trigger Events was caused by clause (i), (ii), (iii), (iv), (v), (vi) or (vii) in the definition thereof, and (C) a Material Tenant Downgrade Trigger Event constitutes the sole outstanding Material Tenant Trigger Event with respect to (1) such Material Tenant or its Material Tenant Lease or lease guarantor and/or (2) one or more other applicable Material Tenants or such other Material Tenants' Leases or lease guarantors, a portion of the Material Tenant Trigger Event Excess Cash Flow as determined by Lender in its sole discretion; provided that, if a Material Tenant Downgrade Trigger Event constitutes the sole outstanding Material Tenant Trigger Event with respect to such Material Tenant or its Material Tenant Lease or lease guarantor, such amount shall not be greater than the Material Tenant Downgrade Trigger Event Excess Cash Flow Allocated Amount for such Material Tenant.

"**Material Tenant Trigger Event Period**" shall mean any period commencing on the occurrence of a Material Tenant Trigger Event and continuing until the earlier of (i) the Monthly Payment Date following the occurrence of a Material Tenant Trigger Event Cure as reasonably determined by Lender or (ii) the payment in full of all principal and interest on the Loan and all other amounts payable under the Loan Documents in accordance with the terms and provisions of the Loan Documents.

"**Maturity Date**" shall mean the date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at the Stated Maturity Date, by declaration of acceleration, or otherwise.

"**Maturity Sweep Event**" shall mean the Monthly Payment Date that occurs six (6) months prior to the Stated Maturity Date.

"**Maturity Sweep Excess Cash Flow**" shall have the meaning set forth in Section 2.7.2(b)(x) hereof.

"**Maximum Legal Rate**" shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the other Loan Documents, under the laws of such Governmental Authorities whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

"**Minimum Disbursement Amount**" shall mean Ten Thousand and 00/100 Dollars ($10,000.00).

"**Modified Notice Period**" shall mean (i) the period (A) commencing on the Closing Date and (B) continuing until (1) all Health Mandates arising from or relating to the COVID-19 pandemic that are applicable to any party hereto have been cancelled or otherwise terminated and (2) all Office Closures arising from or relating to the COVID-19 pandemic that are applicable to any party hereto have been cancelled or otherwise terminated and (ii) in connection with any pandemic other than the COVID-19 pandemic, the period (A) commencing on the earlier of (1) the determination or acknowledgment by the applicable Governmental Authorities that such pandemic has occurred and (2) the issuance by the applicable Governmental Authorities of any Health Mandates in connection with such pandemic and (B) continuing until (1) all Health Mandates arising from or relating to such pandemic that are applicable to any party hereto have been cancelled or otherwise terminated and (2) all Office Closures arising from or relating to such pandemic that are applicable to any party hereto have been cancelled or otherwise terminated.

"**Monthly Capital Expenditure Deposit**" shall have the meaning set forth in Section 6.4.1 hereof.

"**Monthly Debt Service Payment Amount**" shall mean (i) with respect to each Monthly Payment Date occurring on or prior to the Final I/O Debt Service Monthly Payment Date, an amount equal to interest which is scheduled to accrue on the Loan through the last day of the Interest Period in which such Monthly Payment Date occurs and (ii) with respect to each Monthly Payment Date thereafter, a constant monthly payment amount of $27,435.47.

"**Monthly Insurance Deposit**" shall have the meaning set forth in Section 6.3.1 hereof.

"**Monthly Payment Date**" shall mean, subject to Section 2.3.5 hereof, the sixth (6th) day of every calendar month occurring during the Term commencing with July 6, 2021; provided that (i) Lender shall have the right to change the Monthly Payment Date to any other day of a

calendar month selected by Lender, in its sole and absolute discretion (including in connection with a Securitization) upon notice to Borrower (in which event, such change shall then be deemed effective), (ii) if Lender shall change the Monthly Payment Date as aforesaid, Lender shall also adjust the Interest Period accordingly and (iii) if requested by Lender, Borrower shall promptly execute an amendment to this Agreement to evidence such changes.

"**Monthly Rollover Deposit**" shall have the meaning set forth in Section 6.5.1 hereof.

"**Monthly Tax Deposit**" shall have the meaning set forth in Section 6.2.1 hereof.

"**Moody's**" shall mean Moody's Investors Service, Inc. and its successor-in-interest.

"**Morningstar**" shall mean Morningstar Credit Ratings, LLC and its successor-in-interest.

"**Net Cash Flow**" shall mean, for any period, the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.

"**Net Operating Income**" shall mean, for any period:

(i) for all purposes other than the calculation of Debt Service Coverage Ratio or Debt Yield in accordance with the provisions of this Agreement, the amount obtained by subtracting the applicable Operating Expenses (determined in accordance with clause (i) in the definition of the term "Operating Expenses") from the applicable Gross Income from Operations (determined in accordance with clause (i) in the definition of the term "Gross Income from Operations"); and

(ii) for purposes of calculating Debt Service Coverage Ratio or Debt Yield in accordance with the provisions of this Agreement, the amount obtained by subtracting the applicable Operating Expenses (determined in accordance with clause (ii) in the definition of the term "Operating Expenses") from the applicable Gross Income from Operations (determined in accordance with clause (ii) in the definition of the term "Gross Income from Operations").

"**Net Proceeds**" shall mean: (i) the net amount of all Insurance Proceeds, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys' fees), if any, actually incurred by or on behalf of Borrower in collecting such Insurance Proceeds; provided that, for purposes of Section 5.3 hereof, "Net Proceeds" shall mean such net amount of Insurance Proceeds to the extent received by Lender pursuant to the Policies required under Sections 5.1.1(a)(i), (iv), (vi), (xi) and (xii) as a result of the applicable Casualty or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys' fees), if any, actually incurred by or on behalf of Borrower in collecting such Award.

"**Net Proceeds Deficiency**" shall have the meaning set forth in Section 5.3.2(f) hereof.

"**New Mezzanine Borrower**" shall have the meaning set forth in Section 11.30 hereof.

"**New Mezzanine Lender**" shall have the meaning set forth in Section 11.30 hereof.

"**New Mezzanine Loan**" shall have the meaning set forth in Section 11.30 hereof.

"**New Mezzanine Option**" shall have the meaning set forth in Section 11.30 hereof.

"**New Mortgage Borrower**" shall have the meaning set forth in Section 11.30 hereof.

"**New Mortgage Loan**" shall have the meaning set forth in Section 11.30 hereof.

"**Non-Compliant Material Tenant**" shall have the meaning set forth in Section 6.11.2 hereof.

"**Note**" shall mean that certain Promissory Note, dated the date hereof, in the stated principal amount of FIVE MILLION EIGHT HUNDRED FIFTY THREE THOUSAND SIX HUNDRED and 00/100 Dollars ($5,853,600.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

"**Notice**" shall have the meaning set forth in Section 11.6 hereof.

"**NRSRO**" shall mean any credit rating agency that has elected to be treated as a nationally recognized statistical rating organization for purposes of Section 15E of the Exchange Act, without regard to whether or not such credit rating agency has been engaged by Lender or other Securitization Indemnified Parties in connection with, or in anticipation of, a Securitization.

"**Obligations**" shall mean, collectively, Borrower's obligations for the payment of the Debt and the performance of the Other Obligations.

"**OFAC**" shall mean the Office of Foreign Assets Control or, if the context requires, any successor Governmental Authority.

"**Office Closure**" shall have the meaning set forth in Section 11.6(b) hereof.

"**Officer's Certificate**" shall mean a certificate delivered to Lender by Borrower which is signed by an authorized senior officer of Sole Member.

"**Open Prepayment Commencement Date**" shall mean the Monthly Payment Date that occurs six (6) months prior to the Stated Maturity Date.

"**Operating Agreements**" shall mean, collectively, the REA and any other covenants, restrictions or agreements of record relating to the construction, operation or use of the Property.

"**Operating Expenses**" shall mean, for any period:

(i) for all purposes other than the calculation of Debt Service Coverage Ratio or Debt Yield in accordance with the provisions of this Agreement, the total of all

expenditures, computed in accordance with the Acceptable Accounting Basis, of whatever kind during such period relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including, without limitation, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding any depreciation and amortization, Debt Service, Capital Expenditures, and contributions to the Reserve Funds; and

(ii) for purposes of calculating Debt Service Coverage Ratio or Debt Yield in accordance with the provisions of this Agreement, the total of all expenditures, computed in accordance with the Acceptable Accounting Basis, of whatever kind during the trailing twelve (12) calendar month period ending with the last full calendar month that occurs during such period, relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including, without limitation, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding depreciation and amortization, Debt Service, Capital Expenditures, and contributions to the Reserve Funds.

"**Organizational Documents**" shall mean, as to any Person, the organizational or governing documents of such Person, including the certificate of incorporation and by-laws with respect to a corporation; the certificate of limited partnership and partnership agreement with respect to a limited partnership; the certificate of formation or organization and operating agreement with respect to a limited liability company; and the trust certificate and trust agreement with respect to a trust.

"**Other Charges**" shall mean all maintenance charges, impositions and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof, but excluding Taxes.

"**Other Obligations**" shall mean: (i) all obligations of Borrower contained in this Agreement or any other Loan Document, and (ii) all obligations of Borrower contained in any renewal, extension, amendment, restatement, modification, consolidation, change of, or substitution or replacement for all or any part of this Agreement or any other Loan Document, excluding, in each case, Borrower's obligation for the payment of the Debt.

"**Outstanding Principal Balance**" shall mean, as of any date, the outstanding principal balance of the Loan.

"**PACE Loan**" shall mean any Property-Assessed Clean Energy loan or any similar financing.

"**Partnership Loan**" shall mean a loan made by a Person with a direct or indirect legal or beneficial ownership interest in Borrower or an affiliate of such Person to or for the benefit of Borrower or any other Person with a direct or indirect legal or beneficial ownership interest in Borrower, with respect to which the principal or interest due or payable thereunder are anticipated, intended or required to be paid, in whole or in part, with the cash flows generated by the Property, the proceeds from a sale or other transfer of the Property or any portion thereof or interest therein or the proceeds from a financing of the Property or any portion thereof or interest therein.

"**Patriot Act**" shall mean, collectively, all laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56), as the same may be amended, replaced, supplemented or otherwise modified from time to time.

"**Patriot Act Offense**" shall mean (i) any violation of the laws of the United States of America or of any of the several states, or any act or omission that would constitute a violation of such laws if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or money laundering, including any offense under (A) the laws against terrorism, (B) the laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the Patriot Act, or (ii) the conspiracy to commit, or aiding and abetting another to commit, any violation of any such laws.

"**Permitted Debt**" shall mean, with respect to Borrower, (A) the Debt and (B) unsecured trade payables and operational debt not evidenced by a note and in an aggregate amount not exceeding two percent (2%) of the original principal amount of the Loan at any one time; provided that any Indebtedness incurred pursuant to clause (B) shall be (1) outstanding not more than sixty (60) days and (2) incurred in the ordinary course of business.

"**Permitted Encumbrances**" shall mean, collectively, (i) the Liens and security interests created by the Loan Documents, (ii) all Liens, encumbrances and other matters expressly set forth on Schedule A or Schedule B of the Title Insurance Policy, (iii) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent (other than Liens securing any PACE Loan), and (iv) such other title and survey exceptions as Lender has approved or may approve in writing in Lender's sole discretion.

"**Permitted Investments**" shall have the meaning set forth in the Cash Management Agreement.

"**Permitted Release Date**" shall mean the earlier to occur of (i) the third (3rd) anniversary of the first (1st) Monthly Payment Date and (ii) the Defeasance Lockout Expiration Date.

"**Person**" shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any Governmental Authority or any fiduciary acting in such capacity on behalf of any of the foregoing.

"**Policies**" or "**Policy**" shall have the meaning set forth in Section 5.1.1(b) hereof.

"**Prepayment Date**" shall mean the date on which the Loan is prepaid in accordance with the terms hereof.

"**Prohibited Entity**" shall mean any Person which (i)(A) is a Crowd Funded Entity or (B) owns (or, in connection with a proposed assumption of the Loan or a proposed Transfer, proposes to own) any direct or indirect interest in Borrower, any prospective transferee or the Property through a Crowd Funded Entity, (ii) is a trust formed under Chapter 38 of Title 12 of the Delaware Code, 12 Del. Code §§ 3801 et seq., or any successor statute thereto, in each case, as amended from time to time or (iii) owns (or, in connection with a proposed assumption of the Loan or a proposed Transfer, proposes to own) any direct or indirect interest in Borrower, any prospective transferee or the Property through a tenancy-in-common or other similar form of ownership.

"**Prohibited Person**" shall mean any Person:

(i) listed in the Annex to, or is otherwise subject to the prohibitions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Executive Orders;

(ii) that is owned or Controlled by, or acting for or on behalf of, any Person that is listed in the Annex to, or is otherwise subject to the prohibitions of, Executive Order No. 13224;

(iii) with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including Executive Order No. 13224;

(iv) who commits, threatens, conspires to commit or supports "terrorism" as defined in Executive Order No. 13224;

(v) that is named as a "specially designated national and blocked person" on the most current list published by OFAC at its official website or at any replacement website or other replacement official publication of such list;

(vi) that is subject to trade restrictions under United States law, including, without limitation, the Patriot Act, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder;

(vii) that is listed on any Government List;

(viii) that has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense;

(ix) that is currently under investigation by any Governmental Authority for alleged criminal activity; or

(x) who is an Affiliate of any Person that is described by or that satisfies any of clauses (i) through (ix) above.

"**Property**" shall mean the parcel of real property, the Improvements now or hereafter erected, situated or installed thereon and all personal property owned by Borrower and encumbered by the Security Instrument, together with all rights pertaining to such property (real and personal) and the Improvements, all as more particularly described in the granting clauses of the Security Instrument.

"**Property Condition Report**" shall mean that certain property condition report with respect to the Property delivered by Partner to Lender in connection with the origination of the Loan.

"**Property Management Trigger Event**" shall mean (i) an indictment for fraud or misappropriation of funds by Borrower, Guarantor, Key Principal or any Affiliated Manager or any director or officer of Borrower, Guarantor, Key Principal or any Affiliated Manager or (ii) an indictment for fraud or misappropriation of funds by any third party Manager or any director or officer of any third party Manager; provided that, with respect to this clause (ii), such fraud or misappropriation of funds is related to the Property.

"**Property Zoning Report**" shall mean that certain zoning report with respect to the Property delivered by The Planning & Zoning Resource Company to Lender in connection with the origination of the Loan.

"**Purchase and Sale Agreement**" shall have the meaning set forth in Section 3.1.52 hereof.

"**Qualified Manager**" shall mean (i) Manager or (ii) a reputable and experienced manager (which, prior to the occurrence of a Property Management Trigger Event (other than a Property Management Trigger Event that is caused solely by an indictment relating to a third party Manager or any director or officer of a third party Manager), may be an Affiliate of Borrower), which, in the reasonable judgment of Lender, possesses experience in managing properties similar in location, size, class, use, operation and value as the Property; provided, that Borrower shall have obtained, if required by Lender, a Rating Agency Confirmation from the Rating Agencies.

"**Rating Agencies**" shall mean (i) prior to the final Securitization of the Loan, each of S&P, Moody's, Fitch, Morningstar, DBRS, Kroll or any other nationally recognized statistical rating agency that has been designated by Lender and (ii) after the final Securitization of the Loan, any of the foregoing that has rated any of the Securities.

"**Rating Agency Confirmation**" shall mean, collectively, a written affirmation from each of the Rating Agencies that the rating of the Securities (or any class thereof) by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating

Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency's sole and absolute discretion. In the event that, at any given time, no Rating Agency has elected to consider whether to grant or withhold such an affirmation, then the term "Rating Agency Confirmation" shall be deemed instead to require the written approval of Lender based on its good faith determination of whether the Rating Agencies would issue a Rating Agency Confirmation; provided that the foregoing requirement shall not apply in the event Lender has an independent approval right in respect of the matter at issue pursuant to the terms of this Agreement.

"**REA**" shall mean (i) that certain agreement described on Schedule 1.1A hereto and (ii) any reciprocal easement agreement, declaration of covenants and/or restrictions or other similar agreement relating to the Property or any portion thereof that is entered into after the Closing Date in accordance with the terms and conditions of this Agreement, in each case, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms and provisions of this Agreement.

"**Regulation AB**" shall mean Regulation AB under the Securities Act and the Exchange Act, as such regulation may be amended, restated, replaced, supplemented or otherwise modified from time to time.

"**Regulation S-K**" means Regulation S-K of the Securities Act, as such regulation may be amended, restated, replaced, supplemented or otherwise modified from time to time.

"**Regulation S-X**" means Regulation S-X of the Securities Act, as such regulation may be amended, restated, replaced, supplemented or otherwise modified from time to time.

"**Related Loan**" shall mean (i) a loan made to an Affiliate of Borrower or Guarantor or secured by a Related Property that is included in a Securitization with the Loan or any portion thereof or interest therein or (ii) any loan that is cross-collateralized or cross-defaulted with the Loan.

"**Related Property**" shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is "related" within the meaning of the definition of "Significant Obligor" to the Property.

"**REMIC Trust**" shall mean a "real estate mortgage investment conduit" within the meaning of Section 860D of the Code that holds the Note or any portion thereof or interest therein.

"**Rents**" shall mean (without duplication) all rents (including, without limitation, percentage rents and all other amounts payable as rent under any Lease or other agreements relating to the Property), rent equivalents, moneys payable as damages (including, without limitation, payments by reason of the rejection of a Lease in a Bankruptcy Action) or in lieu of rent or rent equivalents, Extraordinary Lease Payments, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts,

cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or the benefit of Borrower, any Manager or any of their respective agents or employees from any and all sources arising from or attributable to the Property, including all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of the Property or rendering of services by Borrower, any Manager or any of their respective agents or employees, and the Insurance Proceeds, if any, from business or rental interruption or other loss of income insurance.

"**Replacement Management Agreement**" shall mean, collectively, (i) a management agreement with a Qualified Manager, which management agreement shall be in form and substance reasonably acceptable to Lender; provided, that, if required by Lender, Borrower shall have obtained a Rating Agency Confirmation from the Rating Agencies, and (ii) an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or in such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager.

"**Required Ratings**" shall mean a long term unsecured debt rating of at least "BBB-" by S&P, "Baa3" by Moody's and "BBB-" by Fitch (or their equivalents by the other nationally recognized statistical rating agencies), in each case, to the extent that the long term unsecured debt obligations of the applicable Person are rated by such nationally recognized statistical rating agency. All references to a specific level of a credit rating mean such rating with a "stable" or "positive" outlook, but not a "negative" outlook or "on watch" associated with such rating.

"**Required Repair Account**" shall have the meaning set forth in Section 6.1.1 hereof.

"**Required Repair Funds**" shall have the meaning set forth in Section 6.1.1 hereof.

"**Required Repairs**" shall have the meaning set forth in Section 6.1.1 hereof.

"**Reserve Accounts**" shall mean, collectively, the Required Repair Account, the Tax Account, the Insurance Account, the Capital Expenditure Account, the Rollover Account, the Excess Cash Flow Account, the Material Tenant Rollover Account, and any other escrow or reserve account established by or in accordance with the Loan Documents.

"**Reserve Funds**" shall mean, collectively, the Required Repair Funds, the Tax Funds, the Insurance Funds, the Capital Expenditure Funds, the Rollover Funds, the Excess Cash Flow Funds, the Material Tenant Rollover Funds, and any other escrow or reserve fund established by or in accordance with the Loan Documents.

"**Restoration**" shall mean the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

"**Restoration Threshold**" shall mean three percent (3%) of the Outstanding Principal Balance.

"**Restricted Control Party**" shall mean, collectively, (i) Borrower, (ii) Sole Member, (iii) Guarantor, (iv) IGRE Capital Holdings, LLC, a California limited liability company, or any other general partner of IGRE Fund (the "**IGRE Fund GP**") and (v) any direct or indirect legal or beneficial owner of the IGRE Fund GP.

"**Restricted Party**" shall mean, collectively, (i) Borrower, Sole Member, Guarantor, and any Affiliated Manager and (ii) any shareholder, partner, member, non-member manager or any other direct or indirect legal or beneficial owner of Borrower, Sole Member, Guarantor, any Affiliated Manager, or any non-member manager.

"**Rollover Account**" shall have the meaning set forth in Section 6.5.1 hereof.

"**Rollover Extraordinary Lease Payment Sub-Account**" shall have the meaning set forth in Section 6.5.1 hereof.

"**Rollover Funds**" shall have the meaning set forth in Section 6.5.1 hereof.

"**Rollover Reserve Waiver Conditions**" shall mean the following conditions precedent: (i) no Event of Default shall have occurred and is continuing, (ii) all of the Property shall be demised pursuant to the Kohl's Lease, (iii)(A) the Kohl's Lease remains in full force and effect and (B) the Kohl's Lease Guaranty remains in full force and effect (and Kohl's Corporation remains responsible for the timely performance of all obligations of the tenant under the Kohl's Lease pursuant to the Kohl's Lease Guaranty) and (iv) no Material Tenant Trigger Event shall have occurred and remain outstanding.

"**S&P**" shall mean S&P Global Ratings and its successor-in-interest.

"**Scheduled Defeasance Payments**" shall have the meaning set forth in the definition of the term "Defeasance Collateral".

"**Secondary Market Transaction**" shall have the meaning set forth in Section 9.1(a) hereof.

"**Securities**" shall have the meaning set forth in Section 9.1(a) hereof.

"**Securities Act**" shall have the meaning set forth in Section 9.2(a) hereof.

"**Securitization**" shall have the meaning set forth in Section 9.1(a) hereof.

"**Securitization Indemnification Liabilities**" shall have the meaning set forth in Section 9.2(b) hereof.

"**Securitization Indemnified Parties**" shall have the meaning set forth in Section 9.2(b) hereof.

"**Securitization Vehicle**" shall mean each REMIC Trust or Grantor Trust into which all or a portion of the Loan or an interest therein has been transferred.

"**Security Instrument**" shall mean that certain first priority Mortgage, Assignment of Leases and Rents and Security Agreement, dated as of the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

"**Servicer**" shall have the meaning set forth in Section 11.24(a) hereof.

"**Servicing Agreement**" shall have the meaning set forth in Section 11.24(a) hereof.

"**Settlement Statement**" shall have the meaning set forth in Section 3.1.52 hereof.

"**Severed Loan Documents**" shall have the meaning set forth in Section 10.2(c) hereof.

"**Significant Obligor**" shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

"**Sole Member**" shall have the meaning set forth in Section 3.1.24(q) hereof which as of the Closing Date, shall mean Investment Grade R.E. Income Fund, L.P., a Delaware limited partnership, the sole member of Borrower.

"**Special Member**" shall have the meaning set forth in Section 3.1.24(q) hereof.

"**Springing Recourse Event**" shall have the meaning set forth in Section 11.22(b) hereof.

"**Standard Notice Provisions**" shall have the meaning set forth in Section 11.6(b) hereof.

"**State**" shall mean the State or Commonwealth in which the Property or any part thereof is located.

"**Stated Maturity Date**" shall mean, subject to Section 2.3.5 hereof, June 6, 2031; provided, however, that, in the event Lender changes the Monthly Payment Date in accordance with this Agreement, the Stated Maturity Date shall also be deemed to have been changed such that the Stated Maturity Date and the Monthly Payment Date shall occur on the same calendar day and, if requested by Lender, Borrower shall promptly execute an amendment to this Agreement to evidence such change.

"**Successor Borrower**" shall have the meaning set forth in Section 2.5.3 hereof.

"**Survey**" shall mean a current land survey for the Property, certified to the title insurance company and Lender and its successors and assigns, in form and substance satisfactory to Lender and prepared by a professional and properly licensed land surveyor satisfactory to Lender in accordance with the most current Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, together with the surveyor's seal affixed to the Survey and a certification from the surveyor in form and substance acceptable to Lender.

"**Tax Account**" shall have the meaning set forth in Section 6.2.1 hereof.

"**Tax Funds**" shall have the meaning set forth in Section 6.2.1 hereof.

"**Tax Reserve Waiver Conditions**" shall mean the following conditions precedent: (i) no Event of Default shall have occurred and is continuing, (ii) all of the Property shall be demised pursuant to the Kohl's Lease, (iii)(A) the Kohl's Lease remains in full force and effect and (B) the Kohl's Lease Guaranty remains in full force and effect (and Kohl's Corporation remains responsible for the timely performance of all obligations of the tenant under the Kohl's Lease pursuant to the Kohl's Lease Guaranty), (iv) no Material Tenant Trigger Event shall have occurred and remain outstanding, (v) Kohl's is obligated pursuant to the terms and conditions of the Kohl's Lease to pay all applicable taxes directly to the taxing authority, (vi) Kohl's timely performs such obligation as described in clause (v) above and Borrower provides evidence, in form and substance reasonably satisfactory to Lender, of such performance by Kohl's in a timely manner.

"**Taxes**" shall mean all real estate and personal property taxes, assessments, water rates, sewer rents, and other governmental impositions, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof, together with all interest and penalties thereon.

"**Tenant**" shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of the Property.

"**Tenant Direction Letter**" shall have the meaning set forth in Section 2.7.1(b) hereof.

"**Term**" shall mean the term of the Loan.

"**Title Insurance Policy**" shall mean an ALTA mortgagee title insurance policy in the form acceptable to Lender (or, if the Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Lender) issued with respect to the Property and insuring the Lien of the Security Instrument, together with such endorsements and affirmative coverages as Lender may require.

"**Transfer**" shall have the meaning set forth in Section 8.1(a) hereof.

"**Transferee**" shall have the meaning set forth in Section 8.3 hereof.

"**Transferee SPE Constituent Entity**" shall mean, with respect to any Transferee, the entity that qualifies as a single purpose, bankruptcy remote entity under criteria established by the Rating Agencies that is (i) the general partner of such Transferee, if such Transferee is a limited partnership, or (ii) the managing member of such Transferee, if such Transferee is a multi-member limited liability company.

"**Transferee Sponsors**" shall mean, with respect to any Transferee, such Transferee's shareholders, general partners or managing members that, directly or indirectly, (i) own fifty-one percent (51%) or more of legal, beneficial and economic interests in such Transferee, or (ii) are in Control of such Transferee.

"**Treasury Note Rate**" shall mean, at the time of the prepayment, as applicable, the rate of interest per annum equal to the yield to maturity (converted by Lender to the equivalent monthly yield using Lender's then system of conversion) of the United States Treasury obligations selected by the holder of the Note having maturity dates closest to, but not exceeding, the remaining term to the Open Prepayment Commencement Date.

"**Trustee**" shall mean any trustee of a Securitization Vehicle.

"**UBS AG 1285 Branch**" shall mean UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, a U.S. branch of a Swiss banking corporation, and its successors in interest.

"**UCC**" or "**Uniform Commercial Code**" shall mean the Uniform Commercial Code as in effect in the State or, if the context requires, in the State of New York.

"**Updated Information**" shall have the meaning set forth in Section 9.1(b)(i) hereof.

"**U.S. Bankruptcy Code**" shall mean Title 11 of the United States Code entitled "Bankruptcy", as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder.

"**U.S. Obligations**" shall mean (i) direct full faith and credit obligations of the United States of America that are not subject to prepayment, call or early redemption or (ii) to the extent acceptable to the Rating Agencies, other "government securities" within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii) that are not subject to prepayment, call or early redemption.

"**Yield Maintenance Default Premium**" shall mean an amount equal to the greater of: (i) five percent (5%) of the principal amount of the Loan being prepaid and (ii) the excess, if any, of (A) the present value (determined using a discount rate equal to the Treasury Note Rate at such time) of all scheduled payments of principal and interest payable in respect of the principal amount of the Loan being prepaid (including, without limitation, the payment of principal and interest due on the Stated Maturity Date in respect of the amount of the Loan being prepaid) provided that the Note shall be deemed, for purposes of this definition, to be due and payable on the Open Prepayment Commencement Date, over (B) the principal amount of the Loan being prepaid.

"**Yield Maintenance Premium**" shall mean an amount equal to the greater of: (i) three percent (3%) of the principal amount of the Loan being prepaid and (ii) the excess, if any, of (A) the present value (determined using a discount rate equal to the Treasury Note Rate at such time) of all scheduled payments of principal and interest payable in respect of the principal amount of the Loan being prepaid (including, without limitation, the payment of principal and interest due on the Stated Maturity Date in respect of the amount of the Loan being prepaid) provided that the Note shall be deemed, for purposes of this definition, to be due and payable on the Open Prepayment Commencement Date, over (B) the principal amount of the Loan being prepaid.

Section 1.2. Principles of Construction.

All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word "including" shall mean "including, without limitation," unless the context shall indicate otherwise. Unless otherwise specified, the words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II. THE LOAN

Section 2.1. The Loan.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrower and Borrower shall accept the Loan from Lender on the Closing Date.

2.1.2 Single Disbursement to Borrower. Borrower shall receive only one (1) borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3 The Note. The Loan shall be evidenced by the Note and shall be repaid in accordance with the terms of this Agreement and the Note.

2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) acquire the Property and/or repay and discharge any existing loans relating to the Property, (b) pay all past due Basic Carrying Costs, if any, in respect of the Property, (c) deposit the Reserve Funds into the Reserve Accounts in accordance with the terms set forth herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (e) fund any working capital requirements of the Property, as approved by Lender, and (f) distribute the balance of the proceeds, if any, to Borrower for further application pursuant to the terms and provisions of the Organizational Documents of Borrower.

Section 2.2. Interest Rate.

2.2.1 Interest Rate. Interest on the Outstanding Principal Balance shall accrue at the Interest Rate and be payable from and including the Closing Date through and including the last day of the Interest Period in which the Maturity Date occurs.

2.2.2 Default Rate. In the event that, and for so long as, any Event of Default has occurred and remains outstanding, the Outstanding Principal Balance and, to the extent permitted by law, overdue interest in respect of the Loan, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

2.2.3 Interest Calculation. Interest on the Outstanding Principal Balance shall be calculated by multiplying (a) the actual number of days in the applicable period for which the

calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate or the Default Rate, as then applicable, expressed as an annual rate divided by 360) by (c) the Outstanding Principal Balance.

2.2.4 Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required or obligated to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan shall, to the extent permitted by the applicable Legal Requirements, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3. Loan Payments.

2.3.1 Payment Before Maturity Date. Borrower shall make a payment to Lender of interest only on the Closing Date for the initial Interest Period. Borrower shall make a payment to Lender equal to the Monthly Debt Service Payment Amount on each Monthly Payment Date until the Debt shall be paid in full in accordance with the terms and provisions of this Agreement and the other Loan Documents.

2.3.2 Intentionally Omitted.

2.3.3 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date (a) the Outstanding Principal Balance, (b) all interest which would accrue through and including the last day of the Interest Period in which the Maturity Date occurs and (c) all other amounts due hereunder and under the other Loan Documents.

2.3.4 Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents (including the Outstanding Principal Balance due and payable on the Maturity Date) is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of (a) five percent (5%) of such unpaid sum or (b) the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Instrument and the other Loan Documents to the extent permitted by applicable law.

2.3.5 Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the other Loan Documents shall be made to Lender not later than 2:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender's office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(b) Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the first (1st) Business Day that is immediately preceding such due date (notwithstanding such adjustment of due dates, Borrower shall not be entitled to any deduction of interest due under this Agreement or any of the other Loan Documents).

(c) All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

Section 2.4. Prepayments.

2.4.1 Voluntary Prepayments. Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part. Subject to Section 2.4.3 and Section 2.4.4 hereof, on and after the Open Prepayment Commencement Date, Borrower may, at its option and upon thirty (30) days' prior notice to Lender (which notice shall specify the proposed Prepayment Date), prepay the Debt in whole (but not in part), on any Business Day. Notwithstanding the foregoing, Borrower may withdraw its notice of prepayment tendered pursuant to this Section 2.4.1 no later than two (2) Business Days prior to the proposed Prepayment Date set forth in such notice to Lender; provided, however, that Borrower shall pay all reasonable out-of-pocket costs, fees and expenses (including, but not limited to, reasonable attorneys' fees and disbursements) incurred by Lender in connection with actions taken as a result of its receipt of the notice of prepayment and the revocation thereof. Any prepayment received by Lender shall be accompanied by (a) all interest which would have accrued on the amount of the Loan to be prepaid through and including the last day of the Interest Period relating to the Monthly Payment Date next occurring following the date of such prepayment (or, if such prepayment occurs on a Monthly Payment Date, through and including the last day of the Interest Period relating to such Monthly Payment Date), (b) all reasonable out-of-pocket, third party costs and expenses actually incurred by Lender in connection with such prepayment, and (c) all other sums due and payable under this Agreement and the other Loan Documents. Subject to Borrower's right to withdraw a notice of prepayment in accordance with this Section 2.4.1, if a notice of prepayment is given by Borrower to Lender pursuant to this Section 2.4.1, the amount designated for prepayment and all other sums required under this Section 2.4.1 shall be due and payable on the proposed Prepayment Date.

2.4.2 Mandatory Prepayments.

(a) On each date on which Lender actually receives any Net Proceeds, and if Lender is not obligated to and elects not to make such Net Proceeds available to Borrower for a Restoration in accordance with this Agreement, Borrower shall, at Lender's option, prepay all or a portion of the Debt in an amount equal to one hundred percent (100%) of such Net Proceeds; provided that, if an Event of Default has occurred and remains outstanding, Lender may apply such Net Proceeds to the payment of the Debt in any order, proportion and priority as Lender may determine in its sole and absolute discretion. Any prepayment received by Lender in accordance with this Section 2.4.2(a) shall be (i) accompanied by (A) all interest which would have accrued on the amount of the Loan to be prepaid through and including the last day of the Interest Period relating to the Monthly Payment Date next occurring following the date of such prepayment (or, if such prepayment occurs on a Monthly Payment Date, through and including the last day of the Interest Period relating to such Monthly Payment Date), (B) all reasonable out-of-pocket, third party costs and expenses actually incurred by Lender in connection with such prepayment, and (C) all other sums due and payable under this Agreement and the other Loan Documents (which, subject to Section 2.4.3 hereof, shall not include the Yield Maintenance Premium or any other prepayment fee or premium) and (ii) subject to Section 2.4.3 hereof.

(b) Intentionally Omitted.

2.4.3 Prepayments After Default. If, during the continuation of any Event of Default, prepayment of all or any part of the Debt is tendered by Borrower (which tender Lender may reject to the extent permitted by the applicable Legal Requirements), a purchaser at foreclosure or any other Person, Borrower, such purchaser at foreclosure or such other Person shall pay, in addition to the amount of the Loan to be prepaid, (a) an amount equal to the Yield Maintenance Default Premium, (b) all interest which would have accrued on the amount of the Loan to be prepaid through and including the last day of the Interest Period relating to the Monthly Payment Date next occurring following the date of such prepayment (or, if such prepayment occurs on a Monthly Payment Date, through and including the last day of the Interest Period relating to such Monthly Payment Date), (c) all reasonable out-of-pocket, third party costs and expenses actually incurred by Lender in connection with such prepayment, and (d) all other sums due and payable under the Loan Documents.

2.4.4 Prepayment Prior to Defeasance Lockout Expiration Date. If the Permitted Release Date has occurred but the Defeasance Lockout Expiration Date has not occurred, Borrower may, at its option and upon thirty (30) days' prior notice to Lender which notice shall specify the proposed Prepayment Date (it being understood that such notice may be given prior to the Permitted Release Date and the applicable proposed Prepayment Date may be the Permitted Release Date), prepay the Debt in whole (but not in part) on any Business Day; provided that (a) no Event of Default has occurred and remains outstanding and (b) such prepayment shall be accompanied by (i) the Yield Maintenance Premium, (ii) all interest which would have accrued on the amount of the Loan to be prepaid through and including the last day of the Interest Period relating to the Monthly Payment Date next occurring following the date of such prepayment (or, if such prepayment occurs on a Monthly Payment Date, through and including the last day of the Interest Period relating to such Monthly Payment Date), (iii) all

reasonable out-of-pocket, third party costs and expenses actually incurred by Lender in connection with such prepayment, and (iv) all other sums due and payable under this Agreement and the other Loan Documents. Following its receipt of such notice from Borrower, Lender shall notify Borrower of the amount and the basis of determination of the required prepayment consideration. Notwithstanding the foregoing, Borrower may withdraw its notice of prepayment tendered pursuant to this Section 2.4.4 no later than two (2) Business Days prior to the proposed Prepayment Date set forth in such notice to Lender; provided, however, that Borrower shall pay all reasonable out-of-pocket costs, fees and expenses (including, but not limited to, reasonable attorneys' fees and disbursements) incurred by Lender in connection with actions taken as a result of its receipt of the notice of prepayment and the revocation thereof. Subject to Borrower's right to withdraw a notice of prepayment in accordance with this Section 2.4.4, if a notice of prepayment is given by Borrower to Lender pursuant to this Section 2.4.4, the Debt shall be due and payable on the proposed Prepayment Date. Lender shall not be obligated to accept any prepayment of the Debt unless it is accompanied by the prepayment consideration due in connection therewith.

Section 2.5. Defeasance.

2.5.1 Conditions to Defeasance. So long as no Event of Default has occurred and remains outstanding, Borrower shall have the right at any time after the Defeasance Lockout Expiration Date and prior to the Open Prepayment Commencement Date to voluntarily defease the entire Loan and obtain a release of the Lien of the Security Instrument (a "**Defeasance Event**"), subject to the satisfaction of the following conditions precedent:

(a) Borrower shall provide Lender not less than thirty (30) days' prior notice (or such shorter period of time if permitted by Lender in its sole discretion) specifying the Business Day (the "**Defeasance Date**") on which the Defeasance Event is to occur. Notwithstanding the foregoing, Borrower may withdraw its notice of defeasance tendered pursuant to this Section 2.5.1(a) no later than two (2) Business Days prior to the proposed Defeasance Date set forth in such notice to Lender; provided, however, that Borrower shall pay all reasonable out-of-pocket costs, fees and expenses (including, but not limited to, reasonable attorneys' fees and disbursements) incurred by Lender in connection with actions taken as a result of its receipt of the notice of defeasance and the revocation thereof;

(b) Borrower shall pay to Lender (i) if the Defeasance Date is a Monthly Payment Date, the Monthly Debt Service Payment Amount due on the Defeasance Date and (ii) all other sums due and payable under this Agreement and the other Loan Documents;

(c) Borrower shall deposit the applicable Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of Sections 2.5.2 and 2.5.3 hereof;

(d) Intentionally Omitted;

(e) Borrower shall execute and deliver to Lender a Defeasance Security Agreement in respect of the Defeasance Collateral Account and the Defeasance Collateral;

(f) Borrower shall deliver to Lender an opinion letter of counsel for Borrower that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that (i) Borrower has legally and validly transferred and assigned the Defeasance Collateral and all rights and obligations under the Note to Successor Borrower, (ii) Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account and the Defeasance Collateral, (iii) if a Securitization has occurred, the Securitization Vehicle formed in connection with such Securitization will not fail to maintain its status as a Securitization Vehicle as a result of the Defeasance Event, (iv) the Defeasance Event will not result in a deemed exchange for purposes of the Code and will not adversely affect the status of the Note as indebtedness for federal income tax purposes, and (v) the delivery of the Defeasance Collateral and the grant of a security interest in the Defeasance Collateral Account and the Defeasance Collateral to Lender shall not constitute an avoidable preference under Section 547 of the U.S. Bankruptcy Code or any other Bankruptcy Law;

(g) If required by the Rating Agencies, Borrower shall deliver to Lender a bankruptcy non-consolidation opinion letter with respect to Successor Borrower that is reasonably acceptable to Lender and acceptable to the Rating Agencies in their sole discretion;

(h) Borrower shall deliver to Lender a Rating Agency Confirmation as to the Defeasance Event;

(i) Borrower shall deliver a certificate of a "big four" or other nationally recognized public accounting firm reasonably acceptable to Lender certifying that the Defeasance Collateral will generate amounts equal to or greater than the applicable Scheduled Defeasance Payment on or prior to each corresponding Monthly Payment Date or other scheduled payment date;

(j) Borrower shall deliver such other certificates, opinion letters, documents and instruments as Lender may reasonably request;

(k) Borrower shall deliver an Officer's Certificate certifying that the requirements set forth in this Section 2.5 have been satisfied; and

(l) Borrower shall pay all fees, costs and expenses incurred by Lender in connection with any actual or proposed Defeasance Event or otherwise required in connection with the agreements set forth in this Section 2.5, including (i) reasonable attorneys' fees and expenses, (ii) the fees, costs and expenses of the Rating Agencies, (iii) any revenue, documentary stamp or intangible taxes or any other taxes or charges due in connection with the transfer of the Note and (iv) the fees, costs and expenses of Servicer and any Trustee. If required by Lender following Lender's receipt of the notice described in Section 2.5.1(a) above, Borrower shall deliver to Lender an amount reasonably determined by Lender to be sufficient to pay such fees, costs and expenses, which amount may be used by Lender to pay such fees, costs and expenses if a proposed Defeasance Event does not occur.

2.5.2 Defeasance Collateral Account. On or before the date on which Borrower delivers the Defeasance Collateral, Borrower shall open at an Eligible Institution the

defeasance collateral account (the "**Defeasance Collateral Account**"), which shall at all times be an Eligible Account. Each of the U.S. Obligations that constitutes a part of the Defeasance Collateral shall be duly endorsed by the holder thereof as directed by Lender or accompanied by a written instrument of transfer in form and substance that would be reasonably satisfactory to a prudent lender (including, without limitation, such instruments as may be required by the Eligible Institution at which the Defeasance Collateral Account is to be maintained to effectuate book-entry transfers and pledges through the book-entry facilities of such Eligible Institution) in order to perfect, upon the delivery of the Defeasance Collateral, a first priority security interest therein in favor of Lender in conformity with all applicable Legal Requirements governing the granting of such security interest. The Defeasance Collateral Account shall contain only (a) the Defeasance Collateral and (b) cash from principal and interest paid on the Defeasance Collateral or other cash proceeds thereof. Pursuant to the Defeasance Security Agreement or other appropriate agreement or instrument, Borrower or Successor Borrower, as applicable, shall authorize and direct that all payments received from and all proceeds of the Defeasance Collateral be made or paid directly to the Cash Management Account (unless otherwise directed by Lender) and applied to satisfy the Debt Service and, if applicable, other payment obligations of Borrower under the Note. Borrower or Successor Borrower, as applicable, shall be the owner of the Defeasance Collateral Account and shall report all income accrued on the Defeasance Collateral for federal, state and local income tax purposes in its income tax return. Borrower or Successor Borrower, as applicable, shall prepay all fees, costs and expenses associated with opening and maintaining the Defeasance Collateral Account. Lender shall not in any way be liable by reason of any insufficiency in the Defeasance Collateral Account.

2.5.3 Successor Borrower. In connection with a Defeasance Event, at UBS AG 1285 Branch's option, (a) UBS AG 1285 Branch shall establish a successor entity designated by UBS AG 1285 Branch, (b) Borrower shall establish a successor entity designated by UBS AG 1285 Branch or (c) Borrower shall establish a successor entity designated by Borrower (in each case, a "**Successor Borrower**"), which (i) shall be a single purpose, bankruptcy remote entity under criteria established by the Rating Agencies and (ii) shall be approved by the Rating Agencies. Borrower shall transfer and assign all rights and obligations under and to the Note, and the Defeasance Security Agreement, together with the Defeasance Collateral, to such Successor Borrower. Such Successor Borrower shall assume the obligations under the Note and the Defeasance Security Agreement and Borrower shall be relieved of its obligations under such documents. Borrower shall pay a minimum of One Thousand and 00/100 Dollars ($1,000.00) to any Successor Borrower as consideration for assuming the obligations under the Note and the Defeasance Security Agreement. Borrower shall pay all fees, costs and expenses incurred by Lender and the Rating Agencies in connection therewith. UBS AG 1285 Branch's right pursuant to this Section 2.5.3 (A) to establish any Successor Borrower designated by UBS AG 1285 Branch, (B) to require Borrower to establish any Successor Borrower designated by UBS AG 1285 Branch or (C) to require Borrower to establish any Successor Borrower designated by Borrower shall be retained by UBS AG 1285 Branch notwithstanding any Secondary Market Transaction of all or any portion of the Loan.

Section 2.6. Release of Property.

2.6.1 Release of Property.

(a) Except as set forth in Section 2.5 and this Section 2.6, no repayment, prepayment or defeasance of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Security Instrument on the Property.

(b) If Borrower has elected to defease the entire Loan and the requirements of Section 2.5 and this Section 2.6 have been fully satisfied, the Property shall be released from the Lien of the Security Instrument and the Defeasance Collateral Account and the Defeasance Collateral, pledged pursuant to the Defeasance Security Agreement, shall be the sole source of collateral securing the Note.

(c) In connection with the release of the Security Instrument, Borrower shall submit to Lender, concurrently with the notice under Section 2.5.1(a), a release of Lien (and the related Loan Documents) for the Property for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located, would be satisfactory to a prudent lender and shall contain standard provisions, if any, protecting the rights of the releasing lender. In addition, Borrower shall provide all other certificates, documents and instruments Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer's Certificate certifying that such documentation (i) is in compliance with all applicable Legal Requirements and (ii) will effect such release in accordance with the terms of this Agreement.

2.6.2 Release on Payment in Full.

(a) Upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Loan Documents, upon the written request and at the sole cost and expense of Borrower, Lender shall release the Lien of the Security Instrument.

(b) In connection with the release of the Security Instrument, Borrower shall submit to Lender, concurrently with the request under Section 2.6.2(a), a release of Lien (and the related Loan Documents) for the Property for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located, would be satisfactory to a prudent lender and shall contain standard provisions, if any, protecting the rights of the releasing lender. In addition, Borrower shall provide all other certificates, documents and instruments Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer's Certificate certifying that such documentation (i) is in compliance with all applicable Legal Requirements and (ii) will effect such release in accordance with the terms of this Agreement.

2.6.3 Intentionally Omitted.

Section 2.7. Clearing Account/Cash Management Account.

2.7.1 Clearing Account.

(a) During the term of the Loan, Borrower shall establish and maintain an account (the "**Clearing Account**") with Clearing Bank in trust for the benefit of Lender in accordance with the Clearing Account Agreement. The Clearing Account shall be under the sole dominion and control of Lender. Lender and Servicer shall have the sole right to make withdrawals from the Clearing Account, subject to the terms set forth herein and in the other Loan Documents permitting disbursements from the same. All costs and expenses for establishing and maintaining the Clearing Account shall be paid by Borrower.

(b) During the term of the Loan, Borrower shall cause all Rents to be delivered directly to the Clearing Account and, in connection therewith, Borrower shall, or shall cause any Manager to, deliver irrevocable written instructions (each, a "**Tenant Direction Letter**") to all then existing (and all future) tenants under Leases to deliver all Rents payable thereunder directly to the Clearing Account. Following the delivery of a Tenant Direction Letter to any Tenant, if at any time or from time to time such Tenant does not deliver all Rents payable under its Lease directly to the Clearing Account, at Lender's request, Borrower shall, or shall cause any Manager to, deliver an additional Tenant Direction Letter to such Tenant. Borrower irrevocably appoints Lender as its true and lawful attorney-in-fact to do, in its name or otherwise, any and all acts and to execute any and all documents that are necessary for the purpose of completing and delivering any Tenant Direction Letter in the event Borrower or any Manager fails to deliver any Tenant Direction Letter in accordance with the foregoing terms of this Section 2.7.1(b) (and the above powers granted to Lender are coupled with an interest and shall be irrevocable). Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event Borrower or any Manager shall receive any amounts constituting Rents, Borrower shall, and shall cause any Manager to, deposit all such amounts received by Borrower or any Manager into the Clearing Account within one (1) Business Day after receipt thereof.

(c) Borrower shall obtain from Clearing Bank its agreement to transfer, from and after such time as Clearing Bank has received a Cash Management Activation Notice and until such time as Clearing Bank has received a Cash Management De-Activation Notice, all amounts on deposit in the Clearing Account to the Cash Management Account in immediately available funds by federal wire transfer once every Business Day.

(d) Upon the occurrence and during the continuation of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any amounts then on deposit in the Clearing Account to the payment of the Debt in any order, proportion and priority as Lender may determine in its sole and absolute discretion.

(e) The Clearing Account shall not be commingled with other monies held by Borrower or Clearing Bank.

(f) Borrower shall not further pledge, assign or grant any security interest in the Clearing Account or the monies deposited therein or permit any lien or encumbrance to

attach thereto, or any levy to be made thereon, or any financing statements, except those naming Lender as the secured party, to be filed with respect thereto.

(g) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including reasonable attorneys' fees and expenses) arising from or in any way connected with the Clearing Account and/or the Clearing Account Agreement or the performance of the obligations for which the Clearing Account was established.

2.7.2 Cash Management Account.

(a) Upon the first occurrence of a Cash Management Trigger Event, Borrower shall establish and thereafter maintain a segregated Eligible Account (the "**Cash Management Account**") to be held by Cash Management Bank in trust and for the benefit of Lender in accordance with the Cash Management Agreement. The Cash Management Account shall be under the sole dominion and control of Lender. Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account, subject to the terms set forth herein and in the other Loan Documents permitting disbursements from the same. All costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.

(b) Provided that no Event of Default shall have occurred and remain outstanding, all funds on deposit in the Cash Management Account shall be applied in the following amounts and order of priority:

(i) First, funds sufficient to pay the next monthly deposit to the Tax Funds in accordance with the terms and conditions of Section 6.2 hereof;

(ii) Second, funds sufficient to pay the next monthly deposit to the Insurance Funds in accordance with the terms and conditions of Section 6.3 hereof;

(iii) Third, funds sufficient to pay the fees and expenses of Cash Management Bank then due and payable to Cash Management Bank in accordance with the Cash Management Agreement;

(iv) Fourth, funds sufficient to pay the next Monthly Debt Service Payment Amount;

(v) Fifth, funds sufficient to pay the next monthly deposit to the Capital Expenditure Funds in accordance with the terms and conditions of Section 6.4 hereof;

(vi) Sixth, funds sufficient to pay the next monthly deposit to the Rollover Funds in accordance with the terms and conditions of Section 6.5 hereof;

(vii) Seventh, funds sufficient to pay any interest accruing at the Default Rate (without duplication with clause (iv) above), late payment charges and any other amounts then due and payable under the Loan Documents;

(viii) Eighth, funds sufficient to pay for Operating Expenses for the applicable period incurred in accordance with an Approved Annual Budget and as set forth in a

request for payment submitted by Borrower to Lender specifying the individual Operating Expenses in form and substance reasonably acceptable to Lender;

(ix) Ninth, funds sufficient to pay for Extraordinary Expenses for the applicable period approved by Lender, if any;

(x) Tenth, from and after the occurrence of the Maturity Sweep Event, the remaining amount (the "**Maturity Sweep Excess Cash Flow**") shall be deposited into the Excess Cash Flow Account;

(xi) Eleventh, during the continuation of one or more Material Tenant Trigger Events with respect to one or more Material Tenants or their Material Tenant Leases or lease guarantors, (A) if no fewer than one of the outstanding Material Tenant Trigger Events was caused by the occurrence of clause (i), (ii), (iii), (iv), (v), (vi) or (vii) in the definition of "Material Tenant Trigger Event", the remaining amount (the "**Material Tenant Trigger Event Excess Cash Flow**") shall be deposited into the Material Tenant Rollover Account in accordance with the terms and conditions of Section 6.11.1 hereof and (B) if one or more Material Tenant Downgrade Trigger Events constitute the sole outstanding Material Tenant Trigger Events, an amount equal to the lesser of (1) the Material Tenant Trigger Event Excess Cash Flow and (2) the Material Tenant Downgrade Trigger Event Excess Cash Flow Aggregate Allocated Amount shall be deposited into the Material Tenant Rollover Account in accordance with the terms and conditions of Section 6.11.1 hereof; and

(xii) Twelfth, during the continuation of a Cash Sweep Trigger Event (other than the Maturity Sweep Event), the remaining amount (the "**Excess Cash Flow**") shall be deposited into the Excess Cash Flow Account; and

(xiii) Lastly, the remaining amount shall be deposited into an account designated by Borrower in accordance with the Cash Management Agreement.

(c) Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, upon the occurrence and during the continuation of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any amounts then on deposit in the Cash Management Account to the payment of the Debt in any order, proportion and priority as Lender may determine in its sole and absolute discretion.

(d) Borrower hereby agrees that Lender may modify the Cash Management Agreement for the purpose of establishing additional Reserve Accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents, which Reserve Accounts shall at all times be Eligible Accounts (and may be ledger or book entry accounts and not actual accounts). All costs and expenses for establishing and maintaining such Reserve Accounts shall be paid by Borrower.

2.7.3 Payments Received Under Cash Management Agreement. The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower

from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligation shall be separate and independent, and not conditioned on any event or circumstance whatsoever. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, and provided that no Event of Default shall have occurred and remain outstanding, Borrower's obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited into the Reserve Funds, if any, shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to the Cash Management Agreement on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

III. REPRESENTATIONS AND WARRANTIES

Section 3.1. Borrower Representations.

Borrower represents and warrants to Lender that:

3.1.1 Organization.

(a) Each of Borrower and Sole Member is, and since the date of its respective formation has been, duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is, and since the date of its respective formation has been, duly qualified and in good standing in all jurisdictions in which the ownership or leasing of its property or the conduct of its business requires such qualification (except where the failure to be so qualified would not have a Material Adverse Effect) and Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby and thereby.

(b) Borrower's exact legal name is correctly set forth in the first paragraph of this Agreement. Borrower is an organization of the type specified in the first paragraph of this Agreement. Borrower is incorporated or organized under the laws of the state specified in the first paragraph of this Agreement. Borrower's principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four (4) months (or, if less than four (4) months, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth in the first paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). Borrower's organizational identification number, if any, assigned by the state of its incorporation or organization is 5836581. Borrower's federal tax identification number is 84-3342687.

3.1.2 Proceedings. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by or on behalf of Borrower and, to Borrower's knowledge, constitute legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited

by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

3.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any asset or property of Borrower pursuant to the terms of any mortgage, deed of trust, deed to secure debt, mortgage deed, indemnity deed of trust, indenture, loan agreement, management agreement or other agreement, document or instrument to which Borrower is a party or by which Borrower or any of its assets or properties is bound, nor will such action result in any violation of the provisions of any Legal Requirements of any Governmental Authority having jurisdiction over Borrower or any of Borrower's assets or properties.

3.1.4 Litigation. There is no action, suit, proceeding or investigation pending or, to Borrower's knowledge, threatened against Borrower, Sole Member, Guarantor, Key Principal, Manager or the Property in any court or by or before any other Governmental Authority that could have a Material Adverse Effect.

3.1.5 Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which could materially and adversely affect Borrower or the Property, or Borrower's business, assets or properties, operations or condition (financial or otherwise). Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which Borrower or the Property is bound. Borrower has no material financial obligation (contingent or otherwise) under any mortgage, deed of trust, deed to secure debt, mortgage deed, indemnity deed of trust, indenture, loan agreement or other agreement, document or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property as permitted under Section 3.1.24(d) hereof and (b) obligations under the Loan Documents.

3.1.6 Consents. Each consent, approval, authorization, order, registration or qualification of or with any court or any other Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement and the other Loan Documents has been obtained and is in full force and effect.

3.1.7 Title. Borrower has good, marketable and insurable title to the real property comprising part of the Property and good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances. The Security Instrument, together with any financing statements required to be filed in connection therewith, when properly recorded in the appropriate records, will create (a) a valid, perfected first priority lien on the Property, subject only to Permitted Encumbrances, and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to the Permitted Encumbrances. There are no claims for payment or mechanic's, materialman's or other similar liens or claims

which have been filed for work, labor or materials affecting the Property which are or may become Liens prior to, or of equal priority with, the Lien of the Security Instrument and the other Loan Documents. None of the Permitted Encumbrances, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Security Instrument and the other Loan Documents, materially and adversely affect the value of the Property, impair the use or operation of the Property or impair Borrower's ability to perform its Obligations in a timely manner.

3.1.8 **No Plan Assets.** As of the date hereof and throughout the Term, (a) neither Borrower nor Guarantor sponsors, is obligated to contribute to or is itself or will be an "employee benefit plan," as defined in Section 3(3) of ERISA, subject to Title I of ERISA or Section 4975 of the Code, (b) none of the assets of Borrower or Guarantor constitutes or will constitute "plan assets" of one or more such plans within the meaning of 29 C.F.R. §2510.3-101 as modified by Section 3(42) of ERISA, (c) neither Borrower nor Guarantor is or will be a "governmental plan" within the meaning of Section 3(32) of ERISA, and (d) transactions by or with Borrower or Guarantor are not and will not be subject to any statute, rule or regulation regulating investments of, or fiduciary obligations with respect to, "governmental plans" within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Agreement (including, but not limited to, the exercise by Lender of any of its rights under the Loan Documents).

3.1.9 **Compliance.** Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. Except as set forth in the Property Zoning Report, in the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. No legal proceedings are pending or, to the knowledge of Borrower, threatened with respect to the zoning of the Property. Neither the zoning nor any other right to construct, use or operate the Property is in any way dependent upon or related to any property other than the Property. Borrower is not in default or violation of any order, regulation, writ, injunction, decree or demand of any Governmental Authority, the violation of which could have a Material Adverse Effect. There has not been committed by Borrower or any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government, any state or local government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower's Obligations under any of the Loan Documents.

3.1.10 **Financial Information.** All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of the Property or otherwise in connection with the Loan (a) are true, correct and complete in all material respects, (b) accurately represent the financial condition of Borrower and the Property, as applicable, as of the date of such reports, and (c) have been prepared in accordance with the Acceptable Accounting Basis. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or

anticipated losses from any unfavorable commitments that are known to Borrower and that could have a Material Adverse Effect. Since the date of such financial statements, there has been no material adverse change in the financial condition, operation or business of Borrower or the Property from that set forth in said financial statements.

3.1.11 Condemnation. No Condemnation or other similar proceeding has been commenced or, to Borrower's best knowledge, has been threatened or is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

3.1.12 Easements; Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All public utilities necessary or convenient to the continued use and enjoyment of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over any other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of the Property for its current purposes have been completed and dedicated to public use and accepted by all applicable Governmental Authorities.

3.1.13 Separate Lots. The Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.

3.1.14 Assessments. There are no pending or, to Borrower's best knowledge, proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

3.1.15 Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, Sole Member or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject only to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and, as to enforceability, to principles of equity), and neither Borrower, Sole Member nor Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

3.1.16 Assignment of Leases. The Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under the Leases, as more particularly set forth therein. No Person other than Lender has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.

3.1.17 Insurance. Borrower has obtained and has delivered to Lender (a) original or certified copies of the Policies or certificates of insurance acceptable to Lender

reflecting the insurance coverages, amounts and other requirements set forth in this Agreement and (b) evidence acceptable to Lender that all premiums thereunder have been prepaid. No claims have been made under any of the Policies, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

3.1.18 Licenses. All approvals, authorizations, certifications, licenses and permits, including, without limitation, certificates of completion and occupancy, required by any Governmental Authority or otherwise necessary for the legal ownership, use, occupancy and operation of the Property in the manner in which the Property is currently being owned, used, occupied and operated have been obtained by or on behalf of Borrower and are in full force and effect.

3.1.19 Flood Zone. None of the Improvements on the Property is located in an area identified by the Federal Emergency Management Agency as a special flood hazard area (or, if so located, the flood insurance required pursuant to Section 5.1.1(a)(i) is in full force and effect with respect to the Property).

3.1.20 Physical Condition. Except as disclosed in the Property Condition Report, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, is in good condition, order and repair in all material respects; to Borrower's knowledge, there exists no structural or other material defects or damages in the Property, whether latent or otherwise; and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or any termination or threatened termination of any policy of insurance or bond.

3.1.21 Boundaries. All of the improvements, which were included in determining the appraised value of the Property, lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property. Except as shown on the Survey, no easements or other encumbrances affecting the Property encroach upon any of the Improvements so as to affect the value, marketability, use or operation of the Property except those which are insured against by the Title Insurance Policy, each of which, whether or not insured against by the Title Insurance Policy, is shown on the Survey.

3.1.22 Leases. Borrower represents and warrants to Lender with respect to the Leases that: (a) the rent roll attached hereto as Schedule 3.1.22 is true, correct and complete and the Property is not subject to any Leases other than the Leases described on Schedule 3.1.22, (b) the Leases identified on Schedule 3.1.22 are in full force and effect and there are no defaults thereunder by Borrower or, to Borrower's knowledge, any other party thereto and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder by Borrower, or to Borrower's knowledge, any other party thereto, (c) the copies of the Leases delivered to Lender are true, correct and complete, and there are no oral agreements with respect thereto, (d) no Rent (including security or other deposits) has been paid

more than one (1) month in advance of its due date, (e) all work to be performed by the landlord under each Lease has been performed as required and has been accepted by the applicable Tenant, (f) any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by the landlord to any Tenant has already been received by such Tenant, (g) all security or other deposits are being held in accordance with the applicable Leases and all applicable Legal Requirements, (h) Borrower has no knowledge of any notice of termination or default with respect to any Lease, (i) Borrower has not assigned or pledged any of the Leases, the rents or any interest therein except to Lender, (j) no Tenant or other Person has an option, right of first refusal or offer or any other preferential right to purchase all or any portion of, or interest in, the Property, (k) no Tenant has any right or option for additional space in the Improvements, (l) no Tenant has assigned its Lease or sublet all or any portion of the premises demised thereby, (m) except as expressly set out in the Kohl's Lease, no Tenant has the right to terminate its Lease prior to expiration of the stated term of such Lease, (n) to Borrower's knowledge, no Hazardous Substances have been disposed, stored or treated by any Tenant on, under or about the Property, (o) Borrower does not have any knowledge of any Tenant's intention to use its leased premises for any activity which, directly or indirectly, involves the use, generation, treatment, storage, disposal or transportation of any petroleum product or any other Hazardous Substances, (p) all existing Leases are subordinate to the Security Instrument either pursuant to their terms or a recorded subordination agreement, (q) each Tenant is in occupancy of its leased premises, (r) no Tenant has informed Borrower or otherwise given notice (whether written or oral) that it intends to (or will seek to) "go dark", vacate, cease to occupy or cease to conduct business in the ordinary course at its leased premises or any portion thereof, pursuant to any force majeure clause contained in its Lease or otherwise as a result of any pandemic, including, without limitation, the COVID-19 pandemic, and (s) no Tenant has directly or indirectly (i) asserted any defense against the payment of any rent or other amounts under its Lease or the performance of any other obligations under its Lease, (ii) sought or given notice (whether written or oral) that it intends to seek any relief or other concessions with respect to the payment of any rent or other amounts under its Lease or the performance of any other obligations under its Lease or (iii) made any other request for or otherwise given notice (whether written or oral) that it intends to seek any amendment, deferral, forbearance, waiver or other modification of any term or provision of its Lease, in any case, pursuant to any force majeure clause contained in its Lease or otherwise as a result of any pandemic, including, without limitation, the COVID-19 pandemic.

3.1.23 <u>Filing, Recording and Other Taxes</u>. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under the applicable Legal Requirements in connection with the transfer of the Property to Borrower have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar taxes required to be paid under the applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established under the Loan Documents.

3.1.24 **Single Purpose.**

Borrower hereby represents and warrants to, and covenants with, Lender that since the date of its formation and at all times on and after the date hereof and until such time as the Debt shall be paid in full:

(a) Borrower (i) has been, is, and will be organized solely for the purpose of acquiring, owning, leasing, managing and operating the Property, entering into and performing its obligations under the Loan Documents, refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, and (ii) has not owned, does not own, and will not own any asset or property other than (A) the Property and (B) incidental personal property necessary for the ownership, leasing, management or operation of the Property.

(b) Borrower has not engaged and will not engage in any business or activity other than the acquisition, ownership, leasing, management and operation of the Property and Borrower will conduct and operate its business as presently conducted and operated.

(c) Borrower has not entered and will not enter into any contract or agreement with any Affiliate of Borrower, any constituent party of Borrower or any Affiliate of any constituent party, except upon terms and conditions that are intrinsically fair, commercially reasonable, and no less favorable to it than those that would be available on an arm's-length basis from an unrelated third party.

(d) Borrower has not incurred and will not incur any Indebtedness other than Permitted Debt. No Indebtedness, other than the Debt, may be secured (senior, subordinate or pari passu) by the Property.

(e) Borrower has not made and will not make any loans or advances to any other Person (including any Affiliate of Borrower, any constituent party of Borrower or any Affiliate of any constituent party), and has not acquired and shall not acquire obligations or securities of its Affiliates.

(f) Borrower has been, is, and will endeavor to remain solvent and Borrower has paid its debt and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same became due and will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due; provided that the foregoing shall not create an obligation on the part of any direct or indirect member, partner, shareholder, beneficiary or other beneficial interest holder in Borrower, or any officer, director, employee, trustee, beneficiary or Affiliate of any of the foregoing, to make capital contributions, equity infusions or loans to Borrower.

(g) (i) Borrower has done or caused to be done, and will do and cause to be done, all things necessary to observe its organizational formalities and preserve its separate existence, (ii) Borrower has not terminated or failed to comply with and will not terminate or fail to comply with the provisions of its Organizational Documents, (iii) Borrower has not amended, modified or otherwise changed its Organizational Documents, and (iv) unless (A) Lender has

consented in writing and (B) following a Securitization of the Loan, the Rating Agencies have issued a Rating Agency Confirmation in connection therewith, Borrower will not amend, modify or otherwise change its Organizational Documents.

(h) Borrower has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any other Person. Borrower's assets have not been listed as assets on the financial statement of any other Person; provided, however, that Borrower's assets may have been included in a consolidated financial statement of its Affiliates; provided that, if applicable, (i) appropriate notation was made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower's assets and credit were not available to satisfy the debts and other obligations of such Affiliates or any other Person, and (ii) such assets were listed on Borrower's own separate balance sheet. Borrower's assets will not be listed as assets on the financial statement of any other Person; provided, however, that Borrower's assets may be included in a consolidated financial statement of its Affiliates; provided that, if applicable, (A) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower's assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person, and (B) such assets shall be listed on Borrower's own separate balance sheet. Borrower has filed and shall file its own tax returns (except to the extent that Borrower was or is treated as a "disregarded entity" for tax purposes and was or is not required to file tax returns under applicable law), has not filed and shall not file a consolidated federal income tax return with any other Person, and has paid and shall pay any taxes required to be paid under applicable law. Borrower has maintained and shall maintain its books, records, resolutions and agreements as official records.

(i) Borrower (i) has been, will be, and at all times has held and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Borrower or any constituent party of Borrower), (ii) has corrected and shall correct any known misunderstanding regarding its status as a separate entity, (iii) has conducted and shall conduct business in its own name, (iv) has not identified and shall not identify itself or any of its Affiliates as a division or department or part of the other, and (v) has maintained and utilized and shall maintain and utilize separate stationery, invoices and checks bearing its own name.

(j) Borrower has maintained and will endeavor to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, that the foregoing shall not create an obligation on the part of any direct or indirect member, partner, shareholder, beneficiary or other beneficial interest holder in Borrower, or any officer, director, employee, trustee, beneficiary or Affiliate of any of the foregoing, to make capital contributions, equity infusions or loans to Borrower.

(k) Neither Borrower nor any constituent party of Borrower has sought and, to the fullest extent permitted by applicable law, neither Borrower nor any constituent party of Borrower will seek or effect the division, liquidation, dissolution, winding up, consolidation or merger, in whole or in part, of Borrower, any sale or other transfer of all or substantially all of its assets or any sale or other transfer outside the ordinary course of business.

(l) Borrower has not commingled and will not commingle funds or other assets of Borrower with those of any Affiliate or constituent party or any other Person, and has held and will hold all of its assets in its own name.

(m) Borrower has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person.

(n) Borrower did not assume, guarantee or become obligated for the debts or obligations of any other Person and did not hold itself out to be responsible for or have its credit or assets available to satisfy the debts or obligations of any other Person. Borrower will not assume, guarantee or become obligated for the debts or obligations of any other Person and does not and will not hold itself out to be responsible for or have its credit or assets available to satisfy the debts or obligations of any other Person.

(o) The Organizational Documents of Borrower shall provide an express acknowledgment that Lender is an intended third-party beneficiary of the "special purpose" and "separateness" provisions of such Organizational Documents. As used in this paragraph, the term "single purpose entity" shall mean a Person whose Organizational Documents contain, and who covenants that such Person shall comply or cause compliance with, provisions substantially similar to those set forth in this Section 3.1.24.

(p) The Organizational Documents of Borrower shall provide that Borrower will not (and Borrower agrees that it will not), without the unanimous consent of its board of directors or managers, (i) file or consent to the filing of any petition, case or proceeding, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, (ii) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for Borrower or a substantial portion of its assets or properties, (iii) take any action intended to cause such entity to become insolvent or be consolidated with an Affiliate of such entity, (iv) make an assignment for the benefit of creditors, (v) admit in writing Borrower's inability to pay its debts generally as they become due (except for any such admission to Lender or any Servicer that Borrower cannot pay its operating expenses or Debt Service payments due in respect of the Loan or that Borrower cannot refinance the Loan on the Maturity Date), (vi) declare or effectuate a moratorium on the payment of any obligations, or (vii) take any action in furtherance of any of the foregoing (each, a "**Material Action**").

(q) The Organizational Documents of Borrower shall provide that, as long as any portion of the Debt remains outstanding, (i) there shall be at least one individual or entity (A) that has executed the limited liability company agreement of Borrower as a member of Borrower with no economic interest in, and no obligation under such limited liability company agreement to make any capital contributions, equity infusions or loans to, Borrower or (B) that has executed the limited liability company agreement of Borrower (but not as a member of Borrower) and (ii) upon the occurrence of any event that causes the sole member of Borrower ("**Sole Member**") to cease to be a member of Borrower (other than (A) upon an assignment by Sole Member of all of its limited liability company interests in Borrower and the admission of the transferee, if permitted pursuant to the Organizational Documents of Borrower and the Loan Documents, or

(B) the resignation of Sole Member and the admission of an additional member of Borrower, if permitted pursuant to the Organizational Documents of Borrower and the Loan Documents), each Person described in clause (i)(A) or (i)(B) above shall, without any action of any Person and simultaneously with Sole Member ceasing to be a member of Borrower, automatically be admitted as a member of Borrower (a "**Special Member**") and shall preserve and continue the existence of Borrower without dissolution. The Organizational Documents of Borrower shall further provide that, as long as any portion of the Debt remains outstanding, no Special Member may resign or transfer its rights as a Special Member unless a successor Special Member has been admitted to Borrower as a Special Member.

(r) The Organizational Documents of Borrower shall provide that, as long as any portion of the Debt remains outstanding, except as expressly permitted pursuant to the terms of the Loan Documents, (i) Sole Member may not resign as a member of Borrower, and (ii) no additional member shall be admitted to Borrower.

(s) The Organizational Documents of Borrower shall provide that, as long as any portion of the Debt remains outstanding: (i) Borrower shall be dissolved, and its affairs shall be wound up, only upon the first to occur of the following: (A) the termination of the legal existence of the last remaining member of Borrower or the occurrence of any other event which terminates the continued membership of the last remaining member of Borrower in Borrower, unless the business of Borrower is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (the "**Act**"), or (B) the entry of a decree of judicial dissolution under Section 18-802 of the Act; (ii) upon the occurrence of any event that causes the last remaining member of Borrower to cease to be a member of Borrower or that causes Sole Member to cease to be a member of Borrower (other than (A) upon an assignment by Sole Member of all of its limited liability company interests in Borrower and the admission of the transferee, if permitted pursuant to the Organizational Documents of Borrower and the Loan Documents, or (B) the resignation of Sole Member and the admission of an additional member of Borrower, if permitted pursuant to the Organizational Documents of Borrower and the Loan Documents), to the fullest extent permitted by applicable law, the personal representative of such last remaining member shall be authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in Borrower, agree in writing (1) to continue the existence of Borrower, and (2) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower, effective as of the occurrence of the event that terminated the continued membership of such member in Borrower; (iii) the bankruptcy of Sole Member or a Special Member shall not cause such Sole Member or Special Member to cease to be a member of Borrower and upon the occurrence of such event, the business of Borrower shall continue without dissolution; (iv) in the event of the dissolution of Borrower, Borrower shall conduct only such activities as are necessary to wind up its affairs (including the sale of its assets and properties in an orderly manner) and its assets and properties shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; and (v) to the fullest extent permitted by applicable law, each of Sole Member and Special Members shall irrevocably waive any right or power that they might have to cause Borrower or any of its assets or properties to be partitioned, to cause the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for all or any portion of the assets or properties of Borrower, to compel any sale of all or any portion of the assets or properties of Borrower pursuant to any applicable law or to file a

complaint or to institute any proceeding at law or in equity to cause the division, liquidation, dissolution, winding up or termination of Borrower.

(t) Intentionally Omitted.

(u) Borrower has not permitted and will not permit any Affiliate or constituent party independent access to its bank accounts.

(v) Borrower has paid and shall pay its own liabilities and expenses, including the salaries of its own employees (if any) from its own funds, and has maintained and shall maintain a sufficient number of employees (if any) in light of its contemplated business operations; provided that the foregoing shall not create an obligation on the part of any direct or indirect member, partner, shareholder, beneficiary or other beneficial interest holder in Borrower, or any officer, director, employee, trustee, beneficiary or Affiliate of any of the foregoing, to make capital contributions, equity infusions or loans to Borrower.

(w) Borrower has compensated and shall compensate each of its consultants and agents from its funds for services provided to it and Borrower has paid and shall pay from its assets all obligations of any kind incurred; provided that the foregoing shall not create an obligation on the part of any direct or indirect member, partner, shareholder, beneficiary or other beneficial interest holder in Borrower, or any officer, director, employee, trustee, beneficiary or Affiliate of any of the foregoing, to make capital contributions, equity infusions or loans to Borrower.

(x) Borrower has not taken any Material Action. Without the unanimous consent of all of its directors or managers, as applicable, Borrower will not take any Material Action.

(y) Borrower has maintained and will maintain an arm's-length relationship with its Affiliates.

(z) Borrower has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including shared office space.

(aa) Except in connection with the Loan, Borrower has not pledged and will not pledge its assets or properties for the benefit of, or to secure the obligations of, any other Person.

(bb) Borrower has had, has and will have no obligation to indemnify its directors, managers, officers, members or Special Members, as the case may be, or, if applicable, has such an obligation that is fully subordinated to the Debt and that will not constitute a claim against Borrower if cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation.

(cc) The Organizational Documents of Borrower shall provide that Borrower will not: (i) divide, liquidate, dissolve, wind up, consolidate or merge, in whole or in part; (ii) sell, transfer, dispose, or encumber (except in accordance with the Loan Documents) all or substantially all of its assets or properties or acquire all or substantially all of the assets or

properties of any other Person; or (iii) engage in any other business activity, or amend its Organizational Documents with respect to any of the matters set forth in this Section 3.1.24, without the prior consent of Lender in its sole discretion.

(dd) Borrower will consider the interests of Borrower's creditors in connection with all actions.

(ee) Borrower has not had and, except in connection with the Loan, does not have and will not have any of its obligations guaranteed by any Affiliate.

(ff) Borrower has not owned or acquired and will not own or acquire any stock or securities of any Person (except to the extent expressly permitted under the Loan Documents).

(gg) Borrower has not bought or held and will not buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities).

(hh) Borrower has not formed, acquired or held and will not form, acquire or hold any subsidiary (whether corporation, partnership, limited liability company or other entity), and Borrower has not owned and will not own any equity interest in any other entity.

3.1.25 Tax Filings. To the extent required, Borrower has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower. Borrower believes that its tax returns (if any) properly reflect the income and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

3.1.26 Solvency. Borrower (a) has not entered into the transaction or any Loan Document with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower's assets exceeds and will, immediately following the making of the Loan, exceed Borrower's total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower's assets is and will, immediately following the making of the Loan, be greater than Borrower's probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become or may become absolute and matured. Borrower's assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).

3.1.27 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any "margin stock" within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System or for any other

purpose which would be inconsistent with such Regulations T, U or X or any other Regulations of such Board of Governors, or for any purposes prohibited by any Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

3.1.28 Organizational Chart. The organizational chart attached hereto as Schedule 3.1.28, relating to Borrower and certain Affiliates and other Persons, is true, correct and complete on and as of the date hereof. No Person, other than those Persons shown on Schedule 3.1.28, has any ownership interest in, or right of Control, directly or indirectly, in Borrower.

3.1.29 Bank Holding Company. Borrower is not a "bank holding company" or a direct or indirect subsidiary of a "bank holding company" as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

3.1.30 No Other Debt. Borrower has not borrowed or received debt financing (other than permitted pursuant to this Agreement) that has not been heretofore repaid in full.

3.1.31 Investment Company Act. Neither Borrower nor Guarantor is (a) an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended; or (b) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

3.1.32 Intentionally Omitted.

3.1.33 No Bankruptcy Filing. No petition in bankruptcy has ever been filed against Borrower, Sole Member or any constituent party of Borrower or Sole Member, and neither Borrower, Sole Member nor any constituent party of Borrower or Sole Member has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower, Sole Member nor any of their respective constituent parties is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower's, Sole Member's or such constituent party's assets or properties, and Borrower has no knowledge of any Person contemplating the filing of any such petition against Borrower, Sole Member or any of their respective constituent parties.

3.1.34 Full and Accurate Disclosure. No information contained in this Agreement, the other Loan Documents, or any written statement or document furnished by or on behalf of Borrower in connection with the Loan or pursuant to the terms of this Agreement or any other Loan Document contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no fact or circumstance presently known to Borrower which has not been disclosed to Lender and which could have a Material Adverse Effect.

3.1.35 Foreign Person. Borrower (or, if Borrower is a disregarded entity for U.S. federal income tax purposes, Borrower's beneficial owner) is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code.

3.1.36 No Change in Facts or Circumstances; Disclosure. All information submitted by or on behalf of Borrower or Guarantor to Lender and in all financial statements, rent rolls (including the rent roll attached hereto as Schedule 3.1.22), reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms of this Agreement or the other Loan Documents and all statements of fact made by or on behalf of Borrower or Guarantor in this Agreement or in any other Loan Document are true, correct and complete in all material respects. To the best of Borrower's knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make any such information or statement of fact inaccurate, incomplete or otherwise misleading in any material respect or that otherwise has or could have a Material Adverse Effect.

3.1.37 Management Agreement. As of the Closing Date, there is no Management Agreement with respect to the Property and Borrower hereby represents that Borrower self-manages the Property.

3.1.38 Perfection of Accounts. Borrower hereby represents and warrants to Lender that:

(a) This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code) in the Clearing Account and the Cash Management Account in favor of Lender, which security interest is prior to all other Liens, and is enforceable as such against creditors of and purchasers from Borrower. The Clearing Account and the Cash Management Account are not in the name of any Person other than Borrower, as pledgor, and Lender, as pledgee. Other than in connection with the Loan Documents, Borrower has not sold, pledged, transferred or otherwise conveyed the Clearing Account and the Cash Management Account;

(b) The Clearing Account and the Cash Management Account constitute "deposit accounts" or "securities accounts" within the meaning of the Uniform Commercial Code; and

(c) Borrower has not consented to Clearing Bank or Cash Management Bank complying with instructions with respect to the Clearing Account or the Cash Management Account from any Person other than Lender.

3.1.39 Intentionally Omitted.

3.1.40 REA. Borrower hereby represents and warrants to Lender with respect to the REA:Borrower is a party to the REA and the REA is in full force and effect and has not been amended or modified and Borrower's interest therein has not been assigned pursuant to any assignment which survives the Closing Date, except the assignment to Lender pursuant to the Loan Documents.

(b) To the best of Borrower's knowledge, the REA is in full compliance with all applicable Legal Requirements.

(c) Borrower is not in default under the REA and, to the best of Borrower's knowledge, no other party to the REA is in default thereunder and there is no existing condition which, but for the passage of time or the giving of notice or both, could result in a default under the REA.

(d) To the best of Borrower's knowledge, after due inquiry, the current addresses to which notices are sent to Borrower or any other party to the REA are correctly set forth in the REA.

(e) There are no set-offs, claims, counterclaims or defenses being asserted or capable of being asserted after giving the requisite notice, if any, required under the REA or otherwise known by Borrower or any other party to the REA for the enforcement of the obligations of any party under the REA.

(f) There are no Liens capable of being asserted for amounts due under the provisions of the REA which, if unpaid, may be asserted as a Lien prior to the Lien of the Security Instrument.

(g) All common charges and other sums due from Borrower under the REA have been paid to the extent they are payable on or prior to the date hereof.

(h) Lender is a "Mortgagee" for purposes of the REA and is entitled to all rights of a "Mortgagee" or holder of a "Mortgage" as defined in the REA.

3.1.41 Patriot Act.

(a) None of Borrower, Sole Member or any of their respective constituents or Affiliates, and, to the best of Borrower's knowledge, any of their respective brokers or other agents acting or benefiting in any capacity in connection with the Loan is a Prohibited Person.

(b) None of Borrower, Sole Member, any of their respective constituents or Affiliates and any of their respective brokers or other agents acting in any capacity in connection with the Loan, (i) has conducted or will conduct any business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) has dealt or will deal in, or otherwise has engaged or will engage in, any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) has engaged or will engage in or has conspired or will conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Patriot Act.

(c) Borrower covenants and agrees to deliver to Lender any certification or other evidence requested from time to time by Lender in its sole discretion, confirming Borrower's and Sole Member's compliance with this Section 3.1.41.

3.1.42 Crowd Funded Entity. Neither Borrower nor any owner of a direct or indirect interest in Borrower is a Crowd Funded Entity.

3.1.43 No Casualty. The Property has suffered no material Casualty which has not been fully repaired and the cost thereof fully paid.

3.1.44 Purchase Options. Neither the Property, any part thereof nor any interest therein is subject to any purchase options, rights of first refusal to purchase, rights of first offer to purchase or other similar rights in favor of any Person.

3.1.45 Use of Property. The Property consists solely of a retail store and related operations and is used for no other purpose.

3.1.46 Fiscal Year. Each fiscal year of Borrower commences on January 1.

3.1.47 Material Agreements.

(a) Borrower has not entered into, and is not bound by, any Material Agreement which continues in existence, except those previously disclosed in writing to Lender.

(b) Each of the Material Agreements is in full force and effect, there are no monetary or other defaults by Borrower thereunder and, to the best knowledge of Borrower, there are no monetary or other defaults thereunder by any other party thereto. None of Borrower, Manager or any other Person acting on Borrower's behalf has given or received any notice of default under any Material Agreement that remains outstanding or in dispute.

(c) Borrower has delivered true, correct and complete copies of the Material Agreements (including all amendments and supplements thereto) to Lender.

(d) No Material Agreement has as a party an Affiliate of Borrower.

3.1.48 Other Obligations and Liabilities. Borrower has no liabilities or other obligations that arose or accrued prior to the Closing Date that, either individually or in the aggregate, could have a Material Adverse Effect that has not been disclosed to Lender in writing prior to the Closing Date. Borrower has no known contingent liabilities.

3.1.49 Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity.

3.1.50 Underwriting Representations. Borrower hereby represents that:

(a) it has no judgments or liens of any nature against it except for tax liens not yet due;

(b) it is not involved in any dispute with any taxing authority;

(c) it is not now, nor has ever been, a party to any lawsuit, arbitration, summons, or legal proceeding that is still pending or that resulted in a judgment against it or its assets or properties that has not been paid in full;

(d) it has no knowledge of any lawsuit, arbitration, summons, or legal proceeding threatened against it;

(e) it has obtained a current Phase I environmental site assessment (and, if applicable, a current Phase II environmental assessment) (collectively, the "**ESA**") for the Property prepared consistent with ASTM Practice E 1527 and the ESA has not identified any recognized environmental conditions that require further investigation or remediation;

(f) each amendment or restatement of Borrower's or Sole Member's Organizational Documents has been accomplished in accordance with, and was permitted by, the relevant provisions of said documents prior to such amendment or restatement from time to time; and

(g) it does not have, and has not had, any employees.

3.1.51 Employees. No personnel employed in connection with the management and operation of the Property is a direct employee of Borrower.

3.1.52 Acquisition Documents. Borrower has delivered to Lender true, correct and complete copies of (a) the agreement pursuant to which Borrower is acquiring the Property on the date hereof (including all amendments and supplements thereto) (collectively, the "**Purchase and Sale Agreement**"), (b) the deed executed by the Person identified as the seller of the Property in the Purchase and Sale Agreement (or a qualified exchange intermediary on its behalf, if applicable) and (c) the settlement statement related to the sale of the Property to Borrower (the "**Settlement Statement**"). There is no agreement (other than the Purchase and Sale Agreement) related to the sale of the Property to Borrower. The Settlement Statement sets forth all payments, credits, prorations and other considerations related to the sale of the Property to Borrower.

3.1.53 Compliance with Securities Laws. The solicitation of any offer to buy, offering of and sale of beneficial or other ownership interests in Borrower and/or Sole Member at any time on or prior to the closing of the Loan were done in compliance with all applicable Legal Requirements (including all applicable federal and state securities laws, rules and regulations).

Section 3.2. Survival of Representations.

The representations and warranties set forth in Section 3.1 hereof shall survive for so long as any amount remains payable to Lender under this Agreement or any of the other Loan Documents.

IV. BORROWER COVENANTS

Section 4.1. Borrower Affirmative Covenants.

From the Closing Date and for so long as any amount remains payable to Lender under this Agreement or any of the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

4.1.1 Existence; Compliance with Legal Requirements. Each of Borrower and Sole Member shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to it and the Property. There shall never be committed by Borrower, and Borrower shall use commercially reasonable efforts not to permit any other Person in occupancy of or involved with the operation or use of the Property to commit, any act or omission affording the federal government, any state or local government or any other Governmental Authority the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower's obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, and to use commercially reasonable efforts not to permit or suffer to exist, any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all of its assets and properties used or useful in the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Security Instrument. Borrower shall keep the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. After prior notice to Lender, Borrower, at its sole cost and expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or the Property or any alleged violation of any Legal Requirement; provided that (a) no Default or Event of Default has occurred and remains outstanding; (b) such proceeding shall be permitted under the provisions of each agreement, document or instrument to which Borrower or the Property is subject and shall not constitute a default thereunder, and such proceeding shall be conducted in accordance with such agreements, documents and instruments and all applicable Legal Requirements; (c) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (d) Borrower shall promptly upon final determination thereof comply with such Legal Requirement determined to be valid or applicable or cure any violation of such Legal Requirement; (e) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or the Property; and (f) Borrower shall furnish such cash or other security as may be required in the proceeding, or as may be requested by Lender, to ensure compliance with such Legal Requirement, together with the payment of all costs, interest and penalties that are or may be payable in connection therewith. Lender may apply any such security or part thereof as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost or there shall be any danger of the Lien of the Security Instrument being primed by any related Lien. Upon the resolution of any such contest in favor of Borrower determining that Borrower is not in violation of the applicable Legal Requirement, Lender shall return any remaining portion of such security to Borrower.

4.1.2 Taxes and Other Charges. Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, Borrower's obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 6.2 hereof. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges (i) no later than ten (10) days prior to the date the same shall become delinquent, provided Kohl's has delivered such evidence to Borrower prior to such date or (ii) within 1 Business Day of receipt of such evidence from Kohl's, if Kohl's has delivered such evidence to Borrower less than ten (10) days in advance of the date the same shall become delinquent (but, in the case of either (i) or (ii), in no event shall Borrower provide such evidence to Lender less than 1 Business Day prior to the date the same shall become delinquent); provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 6.2 hereof. Borrower shall not permit or suffer and shall promptly cause to be paid and discharged any Lien or charge against the Property. After prior notice to Lender, Borrower, at its sole cost and expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges; provided that (a) no Default or Event of Default has occurred and remains outstanding; (b) such proceeding shall be permitted under the provisions of each agreement, document or instrument to which Borrower or the Property is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with such agreements, documents and instruments and all applicable Legal Requirements; (c) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (d) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties that are payable in connection therewith; (e) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (f) Borrower shall furnish such cash or other security as may be required in the proceeding, or as may be requested by Lender, to ensure the payment of any such Taxes or Other Charges, together with all costs, interest and penalties that are or may be payable in connection therewith. Lender may pay over, assign or transfer any such security or part thereof to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost or there shall be any danger of the Lien of the Security Instrument being primed by any related Lien. Upon the resolution of any such contest in favor of Borrower, Lender shall return any remaining portion of such security to Borrower.

4.1.3 Litigation. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened against the Property, Borrower, Sole Member or Guarantor which, if adversely determined, could have a Material Adverse Effect. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

4.1.4 **Access to Property.** Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice, subject to rights of Tenants under their Leases.

4.1.5 **Further Assurances; Supplemental Mortgage Affidavits.** Borrower shall, at Borrower's sole cost and expense:

(a) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b) cure, or cause to be cured, any defects in the execution and delivery of the Loan Documents;

(c) execute and deliver, or cause to be executed and delivered, all such documents, instruments, certificates, assignments and other writings and do, or cause to be done, such other acts necessary or desirable (i) to correct any omissions in the Loan Documents, (ii) to evidence and more fully describe the collateral at any time securing or intended to secure the Obligations, (iii) to perfect, protect or preserve any Liens created under any of the Loan Documents, or (iv) to make any recordings, file any notices, or obtain any consents, as may be necessary or appropriate in connection therewith; and

(d) do and execute, or cause to be done and executed, all such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

4.1.6 **Financial Reporting.**

(a) **Acceptable Accounting Basis.** Borrower shall keep and maintain, or shall cause to be kept and maintained, in accordance with the Acceptable Accounting Basis, proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property. All financial statements delivered to Lender pursuant to this Section 4.1.6 shall be prepared in accordance with the Acceptable Accounting Basis.

(b) **Monthly Reports.** Borrower shall furnish, or cause to be furnished, to Lender on or before twenty (20) days after the end of each calendar month the following items, accompanied by an Officer's Certificate stating that such items are true, correct and complete and fairly present the financial condition and results of the operations of Borrower and the Property (subject to normal year-end adjustments), as applicable: (i) a rent roll for the subject month; (ii) monthly and year-to-date operating statements prepared for such month, noting Gross Income from Operations, Operating Expenses, Capital Expenditures, Net Operating Income, Net Cash Flow and such other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such month, all in form satisfactory to

Lender; and (iii) a calculation reflecting the Debt Service Coverage Ratio as of the last day of such month for such month and for the immediately preceding twelve (12) month period. In addition, such Officer's Certificate shall also (A) state that the representations and warranties of Borrower set forth in Section 3.1.24 are true and correct in all material respects as of the date of such certificate and that there are no trade payables and operational debt outstanding for more than sixty (60) days and (B) prior to the final Securitization of the Loan, state that (I) no Tenant has informed Borrower or otherwise given notice (whether written or oral) that it intends to (or will seek to) "go dark", vacate, cease to occupy or cease to conduct business in the ordinary course at its leased premises or any portion thereof, pursuant to any force majeure clause contained in its Lease or otherwise as a result of any pandemic, including, without limitation, the COVID-19 pandemic, and (II) no Tenant has directly or indirectly (X) asserted any defense against the payment of any rent or other amounts under its Lease or the performance of any other obligations under its Lease, (Y) sought or given notice (whether written or oral) that it intends to seek any relief or other concessions with respect to the payment of any rent or other amounts under its Lease or the performance of any other obligations under its Lease or (Z) made any other request for or otherwise given notice (whether written or oral) that it intends to seek any amendment, deferral, forbearance, waiver or other modification of any term or provision of its Lease, in any case, pursuant to any force majeure clause contained in its Lease or otherwise as a result of any pandemic, including, without limitation, the COVID-19 pandemic.

(c) **Quarterly Reports.** Borrower shall furnish, or cause to be furnished, to Lender on or before forty-five (45) days after the end of each calendar quarter the following items, accompanied by an Officer's Certificate stating that such items are true, correct and complete and fairly present the financial condition and results of the operations of Borrower and the Property (subject to normal year-end adjustments), as applicable: (i) a rent roll for the subject quarter and a summary setting forth each of the following with respect to the Property for such quarter: (A) to the extent such information is provided by Tenants, aggregate sales by Tenants under Leases or other occupants of the Property, (B) unless shown on such rent roll, rent per square foot payable by each Tenant, and (C) aggregate occupancy of the Property by anchor space and in-line store space as of the last day of such quarter; (ii)(A) a balance sheet for Borrower as of the last day of such quarter and (B) quarterly and year-to-date operating statements prepared for such quarter, noting Gross Income from Operations, Operating Expenses, Capital Expenditures, Net Operating Income, Net Cash Flow and such other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such quarter, all in form reasonably satisfactory to Lender; and (iii) a calculation reflecting the Debt Service Coverage Ratio as of the last day of such quarter for such quarter and for the last four quarters. In addition, such Officer's Certificate shall also state that the representations and warranties of Borrower set forth in Section 3.1.24 are true and correct in all material respects as of the date of such certificate and that there are no trade payables and operational debt outstanding for more than sixty (60) days.

(d) **Annual Reports.** Borrower shall furnish, or cause to be furnished, to Lender annually, within ninety (90) days following the end of each Fiscal Year of Borrower, a complete copy of Borrower's annual financial statements prepared by a certified public accountant reasonably acceptable to Lender (it being understood that, in the absence of an existing Event of Default, such certified public accountant may be an employee of an Affiliate of Borrower) in accordance with the Acceptable Accounting Basis covering the Property for such

Fiscal Year and containing statements of profit and loss for Borrower and the Property and a balance sheet for Borrower. Such statements shall set forth the financial condition and the results of operations for the Property for such Fiscal Year and shall include, but not be limited to, amounts representing annual Gross Income from Operations, Operating Expenses, Capital Expenditures, Net Operating Income and Net Cash Flow. Borrower's annual financial statements shall be accompanied by (i) an Officer's Certificate stating that each such annual financial statement presents fairly the financial condition and the results of operations of Borrower and the Property being reported upon and has been prepared in accordance with the Acceptable Accounting Basis, (ii) intentionally omitted, (iii) a rent roll for the subject Fiscal Year, (iv) unless shown on the rent roll delivered to Lender pursuant to clause (iii) above, a list of Tenants, if any, occupying more than ten percent (10%) of the total floor area of the Improvements, (v) unless shown on the rent roll delivered to Lender pursuant to clause (iii) above, a breakdown showing the year in which each Lease then in effect expires and the percentage of total floor area of the Improvements and the percentage of base rent with respect to which Leases shall expire in each such year, each such percentage to be expressed on both a per year and cumulative basis, (vi) a summary setting forth each of the following with respect to the Property for such year: (A) to the extent such information is provided by Tenants, aggregate sales by Tenants under Leases or other occupants of the Property, (B) unless shown on the rent roll delivered to Lender pursuant to clause (iii) above, rent per square foot payable by each Tenant, and (C) aggregate occupancy of the Property by anchor space and in-line store space as of the last day of such year and (vii) a schedule reconciling Net Operating Income to Net Cash Flow, which shall itemize all adjustments made to Net Operating Income to arrive at Net Cash Flow deemed material by Borrower and set forth a reasonably detailed explanation for such adjustments. Notwithstanding anything to the contrary contained herein or in any other Loan Document, during the continuation of an Event of Default, Lender shall have the right, in its sole discretion, to require Borrower to furnish, or cause to be furnished, annual financial statements that are audited by a "Big Four" accounting firm or other independent certified public accountant reasonably acceptable to Lender in accordance with the Acceptable Accounting Basis.

(e) **Certification; Supporting Documentation.** Each such financial statement shall be in scope and detail satisfactory to Lender and certified by the chief financial officer or other duly qualified and authorized representative of Borrower.

(f) **Access.** Lender shall have the right from time to time, upon prior notice unless an Event of Default has occurred and remains outstanding, during normal business hours to examine such books, records and accounts at the office of Borrower or other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. During the continuation of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower's accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender's interest.

(g) **Format of Delivery.** Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a compact disc, and (iii) if requested by Lender and within the capabilities of Borrower's data systems without change or modification thereto, in electronic form reasonably acceptable to Lender.

(h) **Annual Budget.** For the partial year period commencing on the date hereof, and for each Fiscal Year thereafter, Borrower shall submit to Lender an Annual Budget not later than sixty (60) days prior to the commencement of such period or Fiscal Year, which Annual Budget shall set forth, on a month-by-month basis, in reasonable detail, each line item of Borrower's good faith estimate of Gross Income from Operations, Operating Expenses and Capital Expenditures for such period or Fiscal Year and shall otherwise be in form reasonably satisfactory to Lender, which budget shall be subject to Lender's prior approval (not be unreasonably withheld or delayed) (upon Lender's approval, an "**Approved Annual Budget**"). In the event that Lender objects to a proposed Annual Budget submitted by Borrower for Lender's approval, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this Section 4.1.6(h) until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget, the most recent Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Other Charges, Insurance Premiums, utility expenses and other non-discretionary items. In the event that Borrower must incur an extraordinary operating expense or capital expense not set forth in the applicable Approved Annual Budget (each, an "**Extraordinary Expense**"), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender's approval, which approval shall not be unreasonably withheld or delayed.

(i) **Additional Information**. Notwithstanding anything to the contrary contained herein or in any other Loan Document, Borrower shall submit to Lender the financial data and financial statements required, and within the time periods required, under Sections 9.1(d), (e) and (f), if and when applicable.

(j) **Other Required Information.** Borrower shall furnish to Lender, within five (5) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of Borrower as may be reasonably requested by Lender (including, without limitation, a comparison of the budgeted income and expenses as set forth in the applicable Approved Annual Budget and the actual income and expenses for the applicable month, quarter or year and year-to-date for the Property, together with a detailed explanation of any variances of more than five percent (5%) between budgeted and actual amounts for such periods).

(k) **Reporting Default**. If Borrower fails to provide to Lender the financial statements and other information specified in this Section 4.1.6 within the respective time period specified, then (i) such failure shall constitute an Event of Default if it continues for ten (10) days after notice to Borrower from Lender and (ii) Borrower shall pay to Lender (A) a fee in the amount of $2,500 upon the occurrence of the first such failure and again upon the expiration of each 30-day period thereafter until compliance is achieved and (B) a fee in the amount of $5,000 upon the occurrence of any subsequent failure and again upon the expiration of each 30-day

period thereafter until compliance is achieved, which amounts shall constitute a portion of the Obligations and, if unpaid, shall accrue interest at the Default Rate.

4.1.7 Title to Property. Borrower shall warrant and defend (a) its title to the Property, subject only to Permitted Encumbrances, and (b) the validity and priority of the Liens of the Security Instrument and the Assignment of Leases on the Property, subject only to Permitted Encumbrances, in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys' fees and court costs) incurred by Lender if an interest in the Property or any part thereof is claimed by any other Person except as expressly permitted hereunder.

4.1.8 Estoppel Statement.

(a) Borrower shall deliver to Lender, within five (5) Business Days after Lender's request, a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the unpaid principal amount of the Loan, (iii) the interest rate of the Loan, (iv) the date installments of principal and/or interest were last paid, (v) any offsets or defenses to the payment and performance of the Obligations, if any, and (vi) that this Agreement and the other Loan Documents are valid, legal and binding obligations of Borrower and have not been modified (or, if modified, giving particulars of such modification).

(b) Borrower shall deliver to Lender, within thirty (30) days after Lender's request, an estoppel certificate from each Tenant under any Lease in form and substance reasonably satisfactory to Lender; provided that (i) Borrower shall only be required to use commercially reasonable efforts to obtain an estoppel certificate from any Tenant, (ii) such estoppel certificate may be in the form required under such Lease, and (iii) after the final Securitization of the Loan, Borrower shall not be required to deliver such estoppel certificate from any Tenant more frequently than two (2) times in any calendar year.

(c) Borrower shall deliver to Lender, within thirty (30) days after Lender's request, an estoppel certificate from each party under the REA in form and substance reasonably satisfactory to Lender; provided that (i) Borrower shall only be required to use commercially reasonable efforts to obtain such estoppel certificate and (ii) such estoppel certificate may be in the form required under the REA.

4.1.9 Leases.

(a) All Leases and all extensions or renewals of Leases executed after the Closing Date shall (i) provide for economic terms, including rental rates, tenant allowances and tenant improvements, comparable to existing local market rates for similar properties, (ii) be on commercially reasonable terms (and, to the extent any leasing commissions or other similar fees are payable in connection therewith, such leasing commissions or other similar fees shall be on commercially reasonable terms that are consistent with existing local market rates for similar properties), (iii) have a term of not less than five (5) years (unless Lender approves in writing a shorter term), (iv) have a term of not more than fifteen (15) years, including all extensions and renewals (unless Lender approves a longer term in writing), (v) provide that such Lease is subordinate to the Security Instrument and the Assignment of Leases and that the Tenant

thereunder will attorn to Lender and any purchaser at or after a foreclosure sale, (vi) be with Tenants that are creditworthy as determined by Borrower in the exercise of prudent property management practices, (vii) be written substantially in accordance with a standard form of Lease which shall have been approved by Lender in writing (subject to any commercially reasonable changes made in the course of negotiations with the applicable Tenant), (viii) not be with any Affiliate of Borrower, Guarantor or any Manager, and (ix) not contain (A) any option to purchase, any right of first offer to purchase, any right of first refusal to purchase, or any other preferential right to purchase all or any portion of the Property or any interest therein, (B) any right to terminate (in whole or in part) (except in the event of destruction or condemnation of all or substantially all of the Property or a material default by the landlord that continues beyond any applicable notice and/or cure period), (C) any requirement for a non-disturbance or recognition agreement (other than on Lender's standard form of non-disturbance or recognition agreement, subject to such commercially reasonable changes as may be requested by the applicable Tenant and which are reasonably acceptable to Lender), or (D) any other terms which are reasonably likely to materially adversely affect Lender's rights or remedies under the Loan Documents; provided that, in connection with extensions or renewals of Leases existing on the date hereof, any applicable term that would otherwise breach the requirements set forth in this Section 4.1.9(a) shall be permitted to the extent necessary to implement any extension or renewal term expressly contained in the applicable Lease and with respect to which Borrower has no material discretion. Any non-compliance with the foregoing requirements shall require Lender's prior written approval, which shall not be unreasonably withheld or delayed; provided that, notwithstanding anything to the contrary contained herein, Lender's approval of any proposed Lease or any proposed renewal, modification or amendment of any Lease that contains or provides for (1) any option to purchase, any right of first offer to purchase, any right of first refusal to purchase, or any other preferential right to purchase all or any portion of the Property or any interest therein or (2) any other terms which are reasonably likely to materially adversely affect Lender's rights or remedies under the Loan Documents may be withheld in Lender's sole and absolute discretion.

(b) Borrower (i) shall perform in a commercially reasonable manner the obligations which Borrower is required to perform under the Leases; (ii) shall enforce in a commercially reasonable manner the obligations to be performed by the Tenants thereunder; (iii) shall promptly furnish to Lender any notice of default or termination (in whole or in part) received by Borrower from any Tenant, and any notice of default or termination (in whole or in part) given by Borrower to any Tenant; (iv) shall not collect any Rents for more than one (1) month in advance of the time when the same shall become due, except for bona fide security deposits not in excess of an amount equal to two (2) months' rent; (v) shall not enter into any ground lease or master lease of any part of the Property; (vi) shall not further assign or encumber any Lease or the Rents (except as expressly contemplated by the Loan Documents); (vii) shall not cancel or terminate (in whole or in part), or accept the surrender (in whole or in part) or termination (in whole or in part) of, any Lease (except (A) with Lender's prior approval, (B) in the case of any Lease that is not a Major Lease, if (1) no Event of Default has occurred and remains outstanding, (2) a material monetary event of default by the Tenant under such Lease has occurred and remains outstanding and (3) such cancellation or termination is consistent with prudent property management practices, or (C) if the acceptance of such surrender or termination is pursuant to the rights of the Tenant expressly set forth in the applicable Lease); and (viii) shall

not modify or amend any Lease (except (A) with Lender's prior approval or (B) in the case of any Lease that is not a Major Lease, if (1) no Event of Default has occurred and remains outstanding, (2) such modification or amendment is not material and does not affect the economic terms or the term (including any extension or renewal term) of the applicable Lease, and (3) such modification or amendment is entered into in the ordinary course of business and is consistent with prudent property management practices). Any action in violation of clause (v), (vi), (vii) or (viii) of this Section 4.1.9(b) shall be void at the election of Lender.

(c) All Major Leases and all renewals, modifications and amendments thereof (other than renewals, modifications and amendments strictly limited to the implementation of options or rights expressly contained in Major Leases and with respect to which Borrower has no material discretion as to the terms thereof) executed after the date hereof shall be subject to Lender's prior approval. Notwithstanding anything to the contrary contained herein, Lender's approval of any proposed Lease or any proposed renewal, modification or amendment of any Lease that contains or provides for (i) any option to purchase, any right of first offer to purchase, any right of first refusal to purchase, or any other preferential right to purchase all or any portion of the Property or any interest therein or (ii) any other terms which are reasonably likely to materially adversely affect Lender's rights or remedies under the Loan Documents may be withheld in Lender's sole and absolute discretion.

(d) Intentionally Omitted.

(e) Borrower shall not permit or consent to any assignment or sublease of any Major Lease except (i) with Lender's prior approval, which approval shall not be unreasonably withheld so long as the applicable Tenant, assignee or sub-lessee is not an Affiliate of Borrower, Guarantor or any Manager, or (ii) any assignment or sublease expressly permitted under a Major Lease pursuant to a unilateral right of Tenant thereunder not requiring the consent of Borrower.

(f) Upon Borrower's request and at Borrower's sole cost and expense, Lender shall execute and deliver its standard form of subordination, non-disturbance and attornment agreement to Tenant under any future Major Lease approved or deemed approved by Lender, with such commercially reasonable changes as may be requested by such Tenant and which are reasonably acceptable to Lender.

(g) Borrower agrees to bear and shall pay or reimburse Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by Lender in connection with the review of any proposed Lease, any other matter requiring Lender's consent or approval under this Section 4.1.9 or execution and delivery of any subordination, non-disturbance and attornment agreement in accordance with this Section 4.1.9.

(h) Within ten (10) days after Lender's request, Borrower shall furnish to Lender (i) a statement of all tenant security or other deposits and (ii) copies of all Leases not previously delivered to Lender, in each case, certified as being true, correct and complete.

(i) All security deposits of Tenants, whether held in cash or any other form, shall be held in compliance with all applicable Legal Requirements, shall not be commingled

with any other funds of Borrower and, if cash, shall be deposited by Borrower in a separately designated account under Borrower's control at Clearing Bank. After the occurrence of an Event of Default, upon Lender's request, Borrower shall, if permitted by the applicable Legal Requirements, cause all such security deposits (and any interest thereon) to be transferred to Lender to be held by Lender in a separate Eligible Account subject to the terms of the Leases. Any bond or other instrument which Borrower is permitted to hold in lieu of cash security deposits under the applicable Legal Requirements (i) shall be maintained in full force and effect in the full amount of such deposits unless replaced by cash deposits as described above, (ii) shall be issued by an institution reasonably satisfactory to Lender, (iii) shall, if permitted by the applicable Legal Requirements, name Lender as payee or mortgagee thereunder (or, at Lender's option, be fully assignable to Lender), and (iv) shall in all respects comply with the applicable Legal Requirements and otherwise be reasonably satisfactory to Lender. Borrower shall, upon request, provide Lender with evidence reasonably satisfactory to Lender of Borrower's compliance with the foregoing.

4.1.10 Alterations. Lender's prior approval shall be required in connection with any alterations to the Property (a)(i) that could have a Material Adverse Effect, (ii) the cost of which (including any related alterations, improvements and replacements) could reasonably be expected to exceed the Alteration Threshold, or (iii) that could adversely affect any structural component of any Improvements, any utility or HVAC system at the Property or the exterior of any building constituting a part of any Improvements or (b) any alterations to the Property during the continuation of any Event of Default, which approval, in each case under clause (a) or (b), may be granted or withheld in Lender's sole discretion. Any alteration to the Property shall be performed and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements. If the total unpaid amounts incurred and to be incurred with respect to such alterations to the Property (and any related alterations, improvements and replacements) shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower's obligations under the Loan Documents any of the following: (A) cash, (B) Letters of Credit, (C) U.S. Obligations or (D) other securities acceptable to Lender, provided that, with respect to clause (D), Lender shall have received a Rating Agency Confirmation as to the form, substance and issuer of same. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements (and any related alterations, improvements and replacements) (other than such amounts to be paid or reimbursed by Tenants under the Leases; provided that the applicable Leases shall be in full force and effect and no monetary default or material non-monetary default shall have occurred and remain outstanding thereunder) over the Alteration Threshold, and, at Lender's option, Lender shall have the right to apply such security from time to time to pay for such alterations (and any related alterations, improvements and replacements) if not otherwise paid by Borrower. Upon substantial completion of any alteration to the Property, Borrower shall provide evidence reasonably satisfactory to Lender that (1) such alteration was performed and completed in accordance with all applicable Legal Requirements, (2) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with such alteration have been paid in full and have delivered unconditional releases of liens, and (3) all licenses and permits necessary for the use, operation and occupancy of the Improvements have been issued, provided that, if any such license or permit is temporary in nature, Borrower shall

diligently pursue procuring a permanent license or permit from the applicable Governmental Authority. For the avoidance of doubt, Lender's consent shall not be required for any alteration made by Kohl's if such alteration is made pursuant to a unilateral right of Kohl's not requiring the consent of Borrower pursuant to the Kohl's Lease.

4.1.11 <u>Intentionally Omitted</u>.

4.1.12 <u>Material Agreements</u>. Borrower shall (a) promptly perform and/or observe in all material respects the covenants, agreements and conditions required to be performed and observed by it under each Material Agreement and Operating Agreement to which it is a party or the Property or any portion thereof is subject, and do all things necessary to preserve and to keep unimpaired its rights thereunder, (b) promptly notify Lender in writing of the giving of any notice of any default by any party under any Material Agreement or Operating Agreement of which it is aware, (c) promptly deliver to Lender copies of all material notices, summonses, pleadings, applications and other documents received in connection with any Material Agreement or Operating Agreement, and (d) promptly enforce the performance and observance in all material respects of all of the covenants, agreements and conditions required to be performed and/or observed by any other party under each Material Agreement and Operating Agreement to which Borrower is a party or the Property or any portion thereof is subject in a commercially reasonable manner.

4.1.13 <u>Performance by Borrower</u>. Borrower shall, in a timely manner, observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by Borrower without the prior consent of Lender.

4.1.14 <u>Costs of Enforcement/Remedying Defaults</u>. In the event (a) that the Security Instrument is foreclosed in whole or in part or the Note or any other Loan Document is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any Lien or mortgage, whether senior or junior to the Security Instrument, in which proceeding Lender is made a party, (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or Guarantor or an assignment by Borrower or Guarantor for the benefit of its creditors, or (d) Lender shall remedy or attempt to remedy any Event of Default, Borrower shall be chargeable with and agrees to pay all reasonable costs and expenses incurred by Lender as a result thereof, including costs of collection and defense (including reasonable attorneys', experts', consultants' and witnesses' fees and disbursements) in connection therewith and in connection with any appellate proceeding or post-judgment action, which shall be due and payable on demand, together with interest at the Default Rate from the date such costs and expenses were incurred to and including the date the reimbursement payment is received by Lender. All such indebtedness shall be secured by the Security Instrument.

4.1.15 <u>Business and Operations</u>. Borrower will continue to engage in the businesses currently conducted by it as and to the extent the same are necessary for the ownership, management and operation of the Property. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are

required for the ownership, management and operation of the Property. Borrower shall at all times cause the Property to be maintained as a retail store.

4.1.16 Use of Proceeds. Borrower shall use the proceeds of the Loan only for the purposes set forth in Section 2.1.4 hereof.

4.1.17 Intentionally Omitted.

4.1.18 Handicap Access.

(a) Borrower covenants and agrees that the Property shall at all times strictly comply to the extent applicable with the requirements of the Americans with Disabilities Act of 1990, the Fair Housing Amendments Act of 1988, all federal, state and local laws and ordinances related to handicap access and all rules, regulations, and orders issued pursuant thereto including, without limitation, the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities (collectively, the "**Access Laws**").

(b) Notwithstanding anything to the contrary set forth herein or in any other Loan Document, Borrower shall not alter or cause or permit to be altered the Property in any manner which would increase Borrower's responsibilities for compliance with any Access Laws without the prior approval of Lender. The foregoing shall apply to tenant improvements constructed by Borrower or by any Tenant. Lender may condition any such approval upon receipt of a certificate of compliance with the Access Laws in form and substance, and from an architect, engineer or other Person, reasonably acceptable to Lender.

(c) Borrower covenants and agrees to give prompt notice to Lender of the receipt by Borrower of any written complaints related to the violation of any Access Laws and of the commencement of any proceedings or investigations which relate to compliance with any Access Laws of which Borrower has knowledge.

4.1.19 Additional Reports. Borrower shall deliver to Lender as soon as reasonably available, but in no event later than thirty (30) days after such items become available to Borrower, copies of any engineering, environmental or seismic reports prepared for, or provided to, Borrower with respect to the Property.

4.1.20 Notice of Certain Events. Borrower shall promptly notify Lender of (a) any Default or Event of Default, together with a detailed statement of the steps being taken to cure such Default or Event of Default; (b) any notice of default received by Borrower or Guarantor under any agreement, document or instrument to which Borrower or Guarantor is a party or to which Borrower, Guarantor or the Property is subject; (c) any notice of default received by Borrower under any other obligations relating to the Property or otherwise material to Borrower's business; and (d) any pending or threatened (in writing) legal, judicial, administrative or regulatory proceedings, including any disputes between Borrower or Guarantor and any Governmental Authority, affecting Borrower, Guarantor or the Property.

4.1.21 Further Assurances; Power of Attorney. Borrower irrevocably appoints Lender as its true and lawful attorney-in-fact to do, in its name or otherwise, any and all acts and

to execute any and all documents that are necessary for the purpose of exercising, perfecting or preserving any and all rights and remedies available to Lender under the Loan Documents, at law and in equity, including, without limitation, such rights and remedies available to Lender pursuant to Section 10.2, Section 10.3, and Section 10.4 hereof (and the above powers granted to Lender are coupled with an interest and shall be irrevocable).

4.1.22 Taxes on Security. Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Note or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Lender. If there shall be enacted any law (or an amendment thereto) (a) deducting the Loan from the value of the Property for the purpose of taxation, (b) affecting any Lien on the Property, or (c) changing existing laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such taxes, Borrower shall promptly pay to Lender, on demand, all taxes, costs and charges for which Lender is or may be liable as a result thereof; provided, however, that if such payment would be prohibited by law or would render the Loan usurious, then instead of collecting such payment, Lender may declare all amounts owing under the Loan Documents to be immediately due and payable without any prepayment premium or penalty.

4.1.23 Intentionally Omitted.

4.1.24 REA. Borrower hereby covenants and agrees with Lender with respect to the REA as follows:Borrower shall pay all charges and other sums to be paid by Borrower pursuant to the terms of the REA as the same shall become due and payable and prior to the expiration of any applicable grace period therein provided. After prior notice to Lender, Borrower, at its own cost and expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any charges required to be paid by Borrower pursuant to the REA; provided that (i) no Default or Event of Default has occurred and remains outstanding; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of the REA and each other agreement, document or instrument to which Borrower or the Property is subject and shall not constitute a default thereunder, and such proceeding shall be conducted in accordance with the REA, such other agreements, documents and instruments and all applicable Legal Requirements; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) the REA will not be in danger of being terminated; (v) Borrower shall promptly upon final determination thereof pay the amount of any such charges, together with all interest and penalties that are payable in connection therewith; (vi) such proceeding shall suspend the collection of such charges from Borrower and the Property; and (vii) Borrower shall furnish such cash or other security as may be required in the proceeding, or as may be requested by Lender, to ensure the payment of any such charges, together with all costs, interest and penalties that are or may be payable in connection therewith. Lender may pay over, assign or transfer any such security or part thereof to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost or there shall be any danger of the Lien of the Security Instrument being primed by any related Lien. Upon the

resolution of any such contest in favor of Borrower, Lender shall return any remaining portion of such security to Borrower.

(b) Borrower shall perform and observe all of the terms, covenants and conditions required to be performed and observed by Borrower pursuant to the terms of the REA in all material respects.

(c) Borrower shall take all actions as may be necessary from time to time to preserve and maintain the REA in accordance with all applicable Legal Requirements in all material respects.

(d) Borrower shall enforce, in a commercially reasonably manner and in all material respects, the terms, covenants and conditions to be performed and observed by the parties to the REA (other than Borrower).

(e) Borrower shall promptly furnish to Lender any written notice of default or other communication delivered in connection with the REA by any party to the REA or any third-party (other than routine correspondences and invoices).

(f) If Lender or its nominee, designee, successor, or assignee acquires title and/or rights of Borrower under the REA by reason of foreclosure of the Security Instrument, deed-in-lieu of foreclosure or otherwise, Lender or such other party shall (i) succeed to all of the rights of and benefits accruing to Borrower under the REA, and (ii) be entitled to exercise all of the rights and benefits accruing to Borrower under the REA. At such time as Lender shall request, Borrower agrees to execute and deliver to Lender such documents as Lender and its counsel may require in order to ensure that the provisions of this Section 4.1.24(f) will be validly and legally enforceable and effective against Borrower and all parties claiming by, through, under or against Borrower.

4.1.25 Patriot Act Compliance. Borrower will use its good faith and commercially reasonable efforts to comply with the Patriot Act and all applicable requirements of Governmental Authorities relating to terrorism and money laundering. Lender shall have the right to audit Borrower's compliance with the Patriot Act and all applicable requirements of Governmental Authorities relating to terrorism and money laundering. In the event that Borrower fails to comply with the Patriot Act or any such requirements of Governmental Authorities, Lender may, at its option, cause Borrower to comply therewith. All costs and expenses incurred by Lender in connection therewith shall be paid by Borrower to Lender, upon demand, with interest at the Default Rate from the date such costs and expenses were incurred to and including the date the reimbursement payment is received by Lender. All such indebtedness shall be secured by the Security Instrument.

4.1.26 Compliance with Securities Laws. Without limiting the generality of the terms and conditions set forth in Article VIII hereof, the solicitation of any offer to be buy, offering of and sale of beneficial or other ownership interests in Borrower or Sole Member, if any, at any time after the closing of the Loan will be done in compliance with all applicable Legal Requirements (including all applicable federal and state securities laws, rules and regulations).

4.1.27 Completion of Applicable Modification. If (a) Kohl's commences an Applicable Modification and (b)(i) fails to complete such Applicable Modification in accordance with all applicable Legal Requirements, the applicable terms and conditions of the Kohl's Lease and the applicable terms and conditions of the Loan Documents, (ii) an event of default under the Kohl's Lease occurs and continues beyond any applicable notice and cure period prior to the completion of such Applicable Modification, (iii) the Kohl's Lease terminates (or is terminated) prior to the completion of such Applicable Modification or (iv) Kohl's fails to timely pay in full all costs and expenses relating to such Applicable Modification, upon request by Lender, Borrower shall either, in Lender's sole and absolute discretion, (A) cause such Applicable Modification to be fully completed and cause all costs and expenses relating thereto to be paid in full or (B) cause the Property to be returned as nearly as possible to the condition the Property was in immediately prior to the commencement of such Applicable Modification and cause all costs and expenses relating thereto to be paid in full, in each case, in accordance with and subject to the terms and conditions of the Loan Documents. Upon the occurrence and during the continuation of any Event of Default, Lender may, in its sole and absolute discretion, (1) at Borrower's sole cost and expense, cause the completion of any applicable Applicable Modification and pay (or cause to be paid) in full all costs and expenses relating thereto, (2) at Borrower's sole cost and expense, cause the Property to be returned as nearly as possible to the condition the Property was in immediately prior to the commencement of such Applicable Modification and pay (or cause to be paid) in full all costs and expenses in connection therewith or (3) require Borrower to pay to Lender, within ten (10) Business Days of Lender's demand therefor, an amount equal to the total estimated cost (as determined by Lender in consultation with its consultant) to (x) cause the Applicable Modification to be fully completed or (y) cause the Property to be returned as nearly as possible to the condition the Property was in immediately prior to the commencement of such Applicable Modification, as applicable. Such right shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents. Borrower shall timely pay all costs and expenses incurred in connection with Borrower's compliance with this Section 4.1.27.

Section 4.2. Borrower Negative Covenants.

From the Closing Date and for so long as any amount remains payable to Lender under this Agreement or any of the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

4.2.1 Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any direct or indirect interest in Borrower or Sole Member or on any portion of the Property except for Permitted Encumbrances.

4.2.2 Dissolution. Borrower shall not (a) engage in any division, liquidation, dissolution, winding up or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership, management and operation of the Property, (c) amend, modify, waive or terminate any Organizational Document or any provision thereof, (d) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the assets or properties of Borrower except to the extent expressly permitted by the Loan Documents, or (e) cause, permit or suffer Sole Member to (i) divide, liquidate, dissolve or wind up or take any action, or omit to take an action, as a result

of which Sole Member would be divided, liquidated, dissolved or wound up in whole or in part, or (ii) amend, modify, waive or terminate any Organizational Document of Sole Member or any provision thereof, in each case, without obtaining the prior consent of Lender.

4.2.3 Change in Business. Borrower shall not (a) enter into any line of business other than the ownership, management and operation of the Property, (b) make any material change in the scope or nature of its business objectives, purposes or operations, or (c) undertake or participate in activities other than the continuance of its present business.

4.2.4 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower's business.

4.2.5 Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with any Affiliate of Borrower or any partner, member, or shareholder, as applicable, of Borrower or any Affiliate of Borrower except in the ordinary course of business and on terms and conditions that are fully disclosed to Lender in advance and that are intrinsically fair, commercially reasonable and no less favorable to Borrower or such Affiliate, partner, member or shareholder than those that would be available on an arm's-length basis with an unrelated third party.

4.2.6 Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.

4.2.7 Assets. Borrower shall not purchase or own any asset or property other than the Property and any asset or property necessary for or incidental to the operation of the Property.

4.2.8 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) with any portion of the Property which may be deemed to constitute personal property, or any other action or procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property or any portion thereof.

4.2.9 Principal Place of Business. Borrower shall not change its principal place of business from the address set forth on the first page of this Agreement without first giving Lender thirty (30) days' prior notice.

4.2.10 ERISA.

(a) Borrower shall not engage in any transaction which would cause any obligation, or any action taken or to be taken, hereunder or under the other Loan Documents (or

the exercise by Lender of any of its rights under this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended ("**ERISA**").

(b) Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the Term, as requested by Lender in its sole discretion, that (i) Borrower is not an "employee benefit plan" as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a "governmental plan" within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one (1) or more of the following circumstances is true:

(A) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(B) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by "benefit plan investors" within the meaning of 29 C.F.R. §2510.3-101(f)(2);

(C) Borrower qualifies as an "operating company" or a "real estate operating company" within the meaning of 29 C.F.R. §2510.3-101(c) or (e); or

(D) The assets of Borrower are not otherwise "plan assets" of one or more "employee benefit plans" as defined in Section 3(3) of ERISA subject to Title I of ERISA, within the meaning of 29 C.F.R. §2510.3-101 as modified by Section 3(42) of ERISA.

4.2.11 Material Agreements. Borrower shall not, without Lender's prior consent: (a) enter into, surrender or terminate any Material Agreement or Operating Agreement to which it is a party or to which Borrower or the Property is subject (unless the other party thereto is in material default and the termination of such agreement would be commercially reasonable), (b) increase or consent to the increase of the amount of any charges under any Material Agreement or Operating Agreement to which it is a party or to which Borrower or the Property is subject, except as provided therein or on an arm's-length basis and commercially reasonable terms; or (c) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Material Agreement or Operating Agreement to which it is a party or to which Borrower or the Property is subject in any material respect, except on an arm's-length basis and commercially reasonable terms.

4.2.12 Change of Name, Identity, Structure or State of Organization. Borrower will not cause or permit any change to be made to (a) its name or identity (including its trade name or names), (b) its form of organization (i.e., partnership, limited liability company or other organizational structure, as applicable) or (c) the state of its formation or organization without first, in each case, (i) notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change, (ii) taking all actions required by Lender for the purpose of perfecting or protecting the Liens granted by the Loan Documents (including the priority thereof), and (iii) obtaining the prior consent of Lender. Borrower shall execute and

deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or amendment to financing statement required by Lender to establish or maintain the validity, perfection and priority of the security interests granted by the Loan Documents. At Lender's request, Borrower shall execute a certificate in form satisfactory to Lender listing each trade name under which Borrower operates or intends to operate the Property, and representing and warranting that Borrower does business under no other trade name with respect to the Property.

4.2.13 Special Purpose. Without in any way limiting the provisions of this Article IV, Borrower shall not take or permit any action that would result in Borrower or Sole Member not being in compliance with the representations, warranties and covenants set forth in Section 3.1.24 hereof.

4.2.14 Prohibited Person. At all times throughout the Term, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Key Principal or Guarantor shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Prohibited Person, with the result that the investment in Borrower, Key Principal or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law, or the Loan made by Lender would be in violation of law, (b) no Prohibited Person shall have any interest of any nature whatsoever in Borrower, Key Principal or Guarantor, as applicable, with the result that the investment in Borrower, Key Principal or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law, and (c) none of the funds of Borrower, Key Principal or Guarantor, as applicable, shall be derived from any unlawful activity with the result that the investment in Borrower, Key Principal or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law.

4.2.15 REA.

(a) Borrower shall not, without Lender's prior consent, modify, amend or supplement, or consent to or suffer any modification, amendment, or supplementation of the REA.

(b) Borrower shall not, without Lender's prior consent, otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under the REA.

(c) Borrower shall not take (and hereby assigns to Lender any right it may have to take) any action to surrender, terminate, cancel, or accept any surrender, termination or cancellation of the REA.

(d) Borrower shall not assign (other than to Lender) or encumber (other than in favor of Lender as security for the Obligations) any of its rights under the REA.

4.2.16 Crowd Funded Entity. Neither Borrower nor any owner of a direct or indirect interest in Borrower will be a Crowd Funded Entity.

V. INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1. Insurance.

5.1.1 Insurance Policies.

(a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:

(i) comprehensive all risk insurance (including wind and named storms) on the Improvements and the personal property at the Property (A) in an amount equal to one hundred percent (100%) of the "full replacement cost" of the Property, which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and personal property at the Property waiving all co-insurance provisions; (C) providing for no deductible in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00) for all such insurance coverage (except, in the case of wind and named storms or earthquake insurance coverage, providing for no deductible in excess of five percent (5%) of the total insurable value of the Property); and (D) containing "law and ordinance" coverage if any of the Improvements or the use of the Property shall at any time constitute a legal non-conforming structure or use, with coverage for "loss to the undamaged portion of the building" in an amount equal to full replacement cost and coverage for "demolition costs" and "increased cost of construction" in amounts acceptable to Lender. In addition, Borrower shall obtain: (1) if any portion of the Improvements is currently or at any time in the future located in an area designated by Federal Emergency Management Agency or any successor thereto as a "special flood hazard area" pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994, the Biggert-Waters Flood Insurance Reform Act of 2012 and the Homeowner Flood Insurance Affordability Act of 2014, in each case as the same may have been amended and as the same may hereafter be amended or replaced by any successor thereto (collectively, the "**<u>Flood Insurance Acts</u>**"), flood hazard insurance in an amount equal to (X) the maximum limit of coverage available under the Flood Insurance Acts, plus (Y) such excess amount as Lender shall require with deductibles no greater than the maximum limit of coverage available under the Flood Insurance Acts; and (2) if the Property is located in an area with a high degree of seismic activity and the probable maximum loss (PML) or scenario expected loss (SEL) is greater than twenty percent (20%), earthquake insurance in amounts and in form and substance satisfactory to Lender, <u>provided</u> that the insurance pursuant to clauses (1) and (2) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this <u>Section 5.1.1(a)(i)</u>;

(ii) broad form commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the

Property, such insurance (A) to be on the so-called "occurrence" form with an occurrence limit of not less than One Million and 00/100 Dollars ($1,000,000.00) and an aggregate limit of not less than Two Million and 00/100 Dollars ($2,000,000.00); (B) to continue at not less than the aforesaid limit until required to be changed by Lender by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an "if any" basis; (3) independent contractors; (4) perils and acts of terrorism; (5) contractual liability for all insured contracts; and (6) contractual liability covering the indemnities contained in Article 9 of the Security Instrument to the extent the same is available;

(iii) business income insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by insurance pursuant to Sections 5.1.1(a)(i), (iv), (vi), (xi) and (xii) hereof for a period commencing at the time of loss for such length of time as it takes to repair or replace with the exercise of due diligence and dispatch; (C) in an amount equal to one hundred percent (100%) of the projected gross income from the Property for a period of twelve (12) months; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and the Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the Policy may expire prior to the end of such period. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower's reasonable estimate of the gross income from the Property for the succeeding twelve (12) month period. All proceeds payable to Lender pursuant to this Section 5.1.1(a)(iii) shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligation to pay the Debt at the time and in the manner provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the property and liability coverage forms do not otherwise apply, (A) commercial general liability and umbrella liability insurance covering claims related to construction, repair and alteration at the Property not covered by or under the terms or provisions of the commercial general liability insurance and umbrella liability insurance policies required under this Section 5.1.1; and (B) the insurance provided for in Section 5.1.1(a)(i) above written in a so-called builder's risk completed value form in amounts and with deductibles, terms and conditions required by Lender (1) on a non-reporting basis, (2) covering all risks required to be insured against pursuant to Sections 5.1.1(a)(i), (iii), (vi), (xi) and (xii) hereof, (3) including

permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v) workers' compensation, subject to the statutory limits of the state in which the Property is located, and employer's liability insurance with a limit of at least One Million and 00/100 Dollars ($1,000,000.00) per accident and per disease per employee, and One Million and 00/100 Dollars ($1,000,000.00) for disease in the aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);

(vi) comprehensive boiler and machinery insurance in amounts required by Lender and on terms consistent with the insurance required under Section 5.1.1(a)(i) hereof (if applicable);

(vii) umbrella liability insurance in addition to primary coverage in an amount not less than Five Million and 00/100 Dollars ($5,000,000.00) per occurrence, including perils and acts of terrorism and otherwise on terms consistent with the insurance required under Section 5.1.1(a)(ii) and (viii) hereof;

(viii) commercial auto liability coverage for all owned and non-owned vehicles, including rented and leased vehicles, containing minimum limits per occurrence of One Million and 00/100 Dollars ($1,000,000.00) (if applicable);

(ix) liquor liability insurance or other liability insurance required in connection with the sale of alcoholic beverages (if applicable);

(x) insurance against employee dishonesty with respect to any employee of Borrower in an amount required by Lender and with a deductible not greater than Ten Thousand and 00/100 Dollars ($10,000.00) (if applicable);

(xi) with respect to commercial property and business income insurance required under this Section 5.1.1(a) (including, if applicable, insurance required under Section 5.1.1(a)(iv) above), insurance for loss resulting from perils and acts of terrorism in amounts and with terms and conditions applicable to commercial property and business income insurance required under this Section 5.1. The Policy or endorsement providing for such insurance shall be in form and substance satisfactory to Lender and shall satisfy Rating Agency criteria for securitized loans; and

(xii) upon sixty (60) days' notice, such other insurance and in such amounts as Lender may, from time to time, reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to the Property located in or around the region in which the Property is located.

(b) All insurance provided for in this Section 5.1 shall be obtained under valid and enforceable policies (each individually, a "**Policy**" and collectively, the "**Policies**") and, to the extent not specified herein, shall be subject to the approval of Lender as to insurers, amounts,

deductibles, loss payees and insureds. Not less than fifteen (15) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the renewal of such Policies (and, upon Lender's request, complete copies of such renewed Policies) or evidencing new Policies that satisfy the requirements set forth in this Section 5.1 (and, upon Lender's request, complete copies of such Policies) accompanied, in each case, by evidence satisfactory to Lender of payment of the premiums then due thereunder (the "**Insurance Premiums**") shall be delivered by Borrower to Lender. It is understood and agreed that neither "premium installment plan" nor "premium financing" shall be permitted with respect to any Policy.

(c) Any blanket Policy covering multiple locations shall be subject to Lender's approval, which approval shall be conditioned upon, among other things, evidence satisfactory to Lender that such blanket Policy provides the same protection as would a separate Policy insuring only the Property in compliance with the provisions of this Section 5.1.

(d) All Policies of insurance provided for or contemplated by this Section 5.1 shall be primary coverage and shall name Borrower as a named insured and, in the case of liability insurance, except for the Policies referenced in Sections 5.1.1(a)(v) and (viii), shall name Lender and its successors and/or assigns as the additional insured, as its interests may appear, and, in the case of property insurance (including, but not limited to, flood, earthquake, business income, boiler and machinery, and terrorism insurance), shall name Lender and its successors and/or assigns, as their interests may appear, as mortgagee pursuant to a non-contributing mortgagee clause in favor of Lender and its successors and/or assigns providing that the loss thereunder shall be payable to Lender and its successors and/or assigns. Borrower shall not procure or permit any of its constituent entities to procure any other insurance coverage which would be on the same level of payment as the Policies or would adversely impact in any way the ability of Borrower or Lender to collect any proceeds under any of the Policies.

(e) All Policies of insurance provided for in this Section 5.1 shall provide that:

(i) with respect to property insurance Policies, (A) no foreclosure or similar action, or act or negligence of Borrower or any other insured under the Policy, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned, (B) the Policies shall not be canceled without at least thirty (30) days' written notice to Lender (or, in the case of non-payment of premiums, ten (10) days' written notice to Lender) and (C) the issuer(s) of the Policies shall give ten (10) days' written notice to Lender if the issuer(s) elect(s) not to renew the Policies prior to the expiration thereof;

(ii) with respect to liability insurance Policies, if obtainable by Borrower using commercially reasonable efforts, the Policies shall not be canceled or permitted to lapse without at least thirty (30) days' written notice to Lender (or, in the case of non-payment of premiums, ten (10) days' written notice to Lender). If the

issuer(s) cannot or will not provide such notice, Borrower shall be obligated to provide such notice to Lender;

(iii) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder; and

(iv) with respect to liability insurance Policies, if obtainable by Borrower using commercially reasonable efforts, the issuer(s) thereof shall give ten (10) days' written notice to Lender if the issuer(s) elect(s) not to renew such Policies prior to the expiration thereof. If the issuer(s) cannot or will not provide such notice, Borrower shall be obligated to provide such notice to Lender.

(f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate and all costs and expenses (including any Insurance Premiums) incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand with interest at the Default Rate from the date such costs and expenses were incurred to and including the date the reimbursement payment is received by Lender. All such indebtedness shall be secured by the Security Instrument.

(g) In the event of foreclosure of the Security Instrument or other transfer of title to the Property in extinguishment in whole or in part of the Obligations, all right, title and interest of Borrower in and to the Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in Lender, the purchaser at such foreclosure or the transferee in the event of such other transfer of title.

(h) Notwithstanding the foregoing, to the extent: (i) the Kohl's Lease remains in full force and effect, (ii) the Kohl's Lease Guaranty remains in full force and effect (and Kohl's Corporation remains responsible for the timely performance of all obligations of the tenant under the Kohl's Lease pursuant to the Kohl's Lease Guaranty), (iii) no event of default under the Kohl's Lease or the Kohl's Lease Guaranty has occurred and remains outstanding beyond any applicable notice and cure period, (iv) Kohl's has, and continues to maintain, a long term unsecured debt rating from the applicable Rating Agencies that is no lower than the Required Ratings, (v) upon the occurrence of a Casualty, Kohl's is obligated under the Kohl's Lease to repair and/or rebuild the Property and Kohl's is not entitled to any period of rent abatement or other rent concession, and (vi) Kohl's maintains the insurance required to be maintained by it under the Kohl's Lease in effect as of the date hereof or as otherwise approved by Lender in writing, Borrower will not be required to maintain the coverages under Section 5.1.1(a) hereof. Notwithstanding that Kohl's may be providing the insurance that Borrower would otherwise be required to provide under this Section 5.1.1, Borrower acknowledges and agrees that Borrower is responsible for maintaining (or causing Kohl's to maintain) the insurance required to be maintained under this Agreement (it being specifically understood and agreed that Borrower must at all times maintain all such insurance to the extent not maintained by Kohl's). Notwithstanding anything to the contrary contained in this Section 5.1.1(h): (A) if, at any time

and from time to time during the Term, the insurance policies maintained by Kohl's is modified from the insurance policies maintained by Kohl's as of the date hereof to decrease the type, scope or amount of any coverage, then Borrower shall promptly notify Lender in writing and Lender shall have the right, in its sole and absolute discretion, to require Borrower, at its sole cost and expense, to promptly procure and maintain either (1) "primary" insurance coverage in the event that Kohl's does not provide the applicable insurance coverage required under this Section 5.1.1 or (2) "excess and contingent" insurance coverage in the event that Kohl's does not have sufficient insurance coverage required under this Section 5.1.1, in each case, in "concurrent form" with the insurance policies obtained pursuant to the Kohl's Lease, over and above any other valid and collectible coverage then in existence, as shall be necessary as determined by Lender to bring the insurance coverage for the Property to at least the type, scope and amount of each coverage provided by Kohl's as of the date hereof; and/or (B) if, at any time and from time to time during the Term, the insurance policies maintained by Kohl's under the Kohl's Lease fails to name Lender as an additional insured, loss payee, and/or mortgagee as required by Lender, Borrower shall maintain such insurance policies, regardless of whether such insurance is maintained by Kohl's under the Kohl's Lease. For the avoidance of doubt, as of the Closing Date Kohl's is not maintaining and Borrower is required to maintain the coverage required under Section 5.1.1(a)(ii) and Section 5.1.1(a)(vii) hereof.

5.1.2 Insurance Company. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a financial strength and claims paying ability rating of (a) "A" or better by S&P and (b) a rating of "A:X" or better by A.M. Best Company.

Section 5.2. Casualty and Condemnation.

5.2.1 Casualty. If the Property shall sustain a Casualty, Borrower shall give prompt notice of such Casualty to Lender and shall promptly commence and diligently prosecute to completion the Restoration of the Property in accordance with Section 5.3 hereof. Borrower shall pay all costs and expenses of such Restoration whether or not such costs and expenses are covered by insurance. Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower. In the event of a Casualty where the loss and the applicable Net Proceeds are less than the Restoration Threshold, Borrower may settle and adjust such claim; provided that (a) no Event of Default has occurred and remains outstanding and (b) such adjustment is carried out in a commercially reasonable and timely manner. In the event of a Casualty where the loss or the applicable Net Proceeds are equal to or greater than the Restoration Threshold or if an Event of Default has occurred and remains outstanding, Borrower may settle and adjust such claim only with the prior consent of Lender (which consent shall not be unreasonably withheld or delayed) and Lender shall have the opportunity to participate, at Borrower's cost and expense, in any such adjustments. Notwithstanding any Casualty, Borrower shall continue to pay the Debt at the time and in the manner provided for in this Agreement and the other Loan Documents.

5.2.2 Condemnation. Borrower shall give Lender prompt notice of any actual or threatened (in writing) Condemnation by any Governmental Authority of all or any part of the Property and shall deliver to Lender a copy of any and all written notices or papers served in connection with such Condemnation or related proceedings. Borrower may settle and

compromise any Condemnation only with the prior consent of Lender (which consent shall not be unreasonably withheld or delayed) and Lender shall have the opportunity to participate, at Borrower's cost and expense, in any applicable litigation or proceeding and settlement discussions in respect thereof and Borrower shall from time to time deliver to Lender all instruments requested by Lender to permit such participation. Borrower shall, at its cost and expense, diligently prosecute any such litigations or proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such litigations or proceedings. Lender is hereby irrevocably appointed as Borrower's attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any Award and to make any compromise or settlement in connection with any Condemnation. Notwithstanding any Condemnation, Borrower shall continue to pay the Debt at the time and in the manner provided for in this Agreement and the other Loan Documents. Lender shall not be limited to the interest paid on the Award by any Governmental Authority, but shall be entitled to receive interest at the rate or rates provided herein or in the Note. If any portion of the Property is taken by any Governmental Authority, Borrower shall promptly commence and diligently prosecute to completion the Restoration of the Property and otherwise comply with the provisions of Section 5.3 hereof. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award or a portion thereof sufficient to pay the Debt in full.

5.2.3 Casualty Proceeds. Notwithstanding the last sentence of Section 5.1.1(a)(iii) above, and provided that no Event of Default has occurred and remains outstanding, proceeds received by Lender on account of business or rental interruption or other loss of income insurance described in Section 5.1.1(a)(iii) above with respect to any Casualty shall be (a) during a Cash Management Trigger Event Period, deposited by Lender into the Cash Management Account (in installments from time to time, if applicable) to the extent such proceeds (or a portion thereof) reflect a replacement for lost Rents for the relevant period, as determined by Lender in good faith and (b) in the absence of an existing Cash Management Trigger Event, held by Lender and disbursed to Borrower (in installments from time to time, if applicable) to the extent such proceeds (or a portion thereof) reflect a replacement for lost Rents for the relevant period, as determined by Lender in good faith. All other such proceeds shall be held by Lender and disbursed in accordance with Section 5.3 hereof.

Section 5.3. Delivery of Net Proceeds.

5.3.1 Minor Casualty or Condemnation. If a Casualty or Condemnation has occurred to the Property and the Net Proceeds shall be less than the Restoration Threshold and the costs and expenses to complete the Restoration shall be less than the Restoration Threshold, the Net Proceeds will be disbursed by Lender to Borrower upon receipt; provided that, subject to Section 5.3.2(i) hereof, all of the conditions set forth in Section 5.3.2(a) hereof are met and Borrower delivers a written undertaking to commence and complete the Restoration in an expeditious and diligent fashion and in accordance with all applicable Legal Requirements. If any Net Proceeds are received by Borrower and may be retained by Borrower pursuant to the terms hereof, such Net Proceeds shall, until completion of the Restoration, be held by Borrower in trust for Lender and shall be segregated from other funds of Borrower to be used to pay for the costs and expenses of Restoration in accordance with the terms hereof.

5.3.2 Major Casualty or Condemnation.

(a) If a Casualty or Condemnation has occurred to the Property and the Net Proceeds are equal to or greater than the Restoration Threshold or the costs and expenses to complete the Restoration are equal to or greater than the Restoration Threshold, Lender shall make the Net Proceeds available for the Restoration, provided that each of the following conditions is satisfied:

(i) no Event of Default shall have occurred and remain outstanding;

(ii) (A) in the event the Net Proceeds are Insurance Proceeds, less than twenty-five percent (25%) of the total floor area of the Improvements at the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (B) in the event the Net Proceeds are an Award, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is the subject of the Condemnation;

(iii) (A) all Major Leases and (B) other Leases that, together with Major Leases, require payment of annual rent equal to not less than seventy-five percent (75%) of the Gross Income from Operations received by Borrower during the twelve (12) month period immediately preceding the Casualty or Condemnation shall remain in full force and effect during and after the completion of the Restoration without abatement of rent beyond the time required for Restoration, notwithstanding the occurrence of such Casualty or Condemnation;

(iv) Borrower shall commence the process of completing the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after the occurrence of such Casualty or Condemnation) and shall diligently pursue the same to satisfactory completion;

(v) Lender shall be reasonably satisfied that any operating deficits and all scheduled payments under this Agreement and the other Loan Documents (including scheduled payments of principal and interest) will be paid during the period required for Restoration from (A) the Net Proceeds, (B) the Insurance Proceeds of the business or rental interruption or other loss of income insurance specified in Section 5.1.1(a)(iii) hereof or (C) other funds of Borrower;

(vi) Lender shall be reasonably satisfied that the Restoration will be completed on or before the earliest to occur of (A) the date that is six (6) months prior to the Maturity Date, (B) the earliest date required for such completion under the terms of any Major Lease, (C) the date, if any, required under the applicable Legal Requirements for such completion, or (D) the date that is six (6) months prior to the expiration of the insurance coverage specified in Section 5.1.1(a)(iii) hereof;

(vii) the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(viii) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;

(ix) such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the Improvements;

(x) any Management Agreement in effect immediately prior to such Casualty or Condemnation shall remain in full force and effect, notwithstanding the occurrence of such Casualty or Condemnation;

(xi) all Operating Agreements shall remain in full force and effect, notwithstanding the occurrence of such Casualty or Condemnation;

(xii) after giving effect to such Restoration, the pro forma Debt Service Coverage Ratio, as determined by Lender in good faith, for the twelve (12) calendar month period immediately following such Restoration shall not be less than the greater of (A) 1.71 to 1.0 and (B) the Debt Service Coverage Ratio based on the twelve (12) calendar month period immediately preceding such Casualty or Condemnation such Casualty or Condemnation;

(xiii) after giving effect to such Restoration, the pro forma Debt Yield, as determined by Lender in good faith, for the twelve (12) calendar month period immediately following such Restoration shall not be less than the greater of (A) 9.6% and (B) the Debt Yield based on the twelve (12) calendar month period immediately preceding such Casualty or Condemnation;

(xiv) Lender shall be satisfied that, upon the completion of the Restoration, the Loan-to-Value Ratio shall not be greater than the lesser of (A) 59.7% and (B) the Loan-to-Value Ratio immediately prior to such Casualty or Condemnation;

(xv) Borrower shall deliver, or cause to be delivered, to Lender a signed, detailed budget approved in writing by Borrower's architect or engineer stating all of the costs and expenses of completing the Restoration, which budget shall be reasonably acceptable to Lender; and

(xvi) the Net Proceeds, together with any cash or cash equivalent deposited by Borrower with Lender, are sufficient, in Lender's reasonable judgment, to pay for all costs and expenses of the Restoration in full.

(b) The Net Proceeds shall be paid directly to Lender and held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 5.3.2, shall constitute additional security for the Obligations. The Net Proceeds (including all interest earned thereon) shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (i) all requirements set forth in Section 5.3.2(a) hereof

have been satisfied, (ii) all materials installed and work and labor performed in connection with the Restoration have been paid for in full (except to the extent that they are to be paid for out of the requested disbursement), and (iii) there exist no notices of pendency, stop orders, mechanic's or materialman's liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property arising out of the Restoration which have not either been fully bonded by a surety company acceptable to Lender and the Rating Agencies to the satisfaction of Lender and discharged of record or, in the alternative, fully insured to the satisfaction of Lender by the title insurance company issuing the Title Insurance Policy.

(c) All plans and specifications in connection with the Restoration shall be subject to the prior approval of Lender, which approval shall not be unreasonably withheld or delayed, and an independent architect or engineer selected by Lender (the "**Casualty Consultant**"). The plans and specifications shall require that the Restoration be completed in a first-class workmanlike manner at least equivalent to the quality and character of the original work in the Improvements so that, upon completion thereof, the Property shall be at least equal in value and general utility to the Property prior to the Casualty or Condemnation, as applicable (it being understood, however, that (i) Borrower shall not be obligated to restore the Property to the precise condition of the Property prior to such Casualty or Condemnation, as applicable, and (ii) in the case of a partial Condemnation, the Restoration shall be done to the extent reasonably practicable after taking into account the consequences of such partial Condemnation; provided that the Property shall be restored, to the extent reasonably practicable, to be of at least equal value and of substantially the same character as prior to the Casualty or Condemnation, as applicable). Borrower shall restore all Improvements such that when they are fully restored and/or repaired, such Improvements and their contemplated use fully comply with all applicable Legal Requirements. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to the prior approval of Lender and the Casualty Consultant. All costs and expenses incurred by Lender in connection with recovering, holding and disbursing the Net Proceeds for the Restoration (including, without limitation, reasonable attorneys' fees and expenses and the Casualty Consultant's fees and disbursements) shall be paid by Borrower.

(d) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs and expenses actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, less the Casualty Retainage. The term "**Casualty Retainage**" shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%) of the costs and expenses actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.3.2(d), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.3.2 and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all applicable Governmental Authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs and expenses of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage

being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which (i) the Casualty Consultant certifies to Lender that such contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the applicable contractor's, subcontractor's or materialman's contract, (ii) such contractor, subcontractor or materialman delivers lien waivers and evidence of payment in full of all sums due to such contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title insurance company issuing the Title Insurance Policy, and (iii) Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the Lien of the Security Instrument and evidence of payment of any premium payable in connection with such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the applicable contractor, subcontractor or materialman.

(e) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(f) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the outstanding costs and expenses incurred and the remaining costs and expenses which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the "**Net Proceeds Deficiency**") with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs and expenses actually incurred in connection with the Restoration on the same terms and conditions applicable to the disbursement of the Net Proceeds, and, until so disbursed pursuant to this Section 5.3.2, shall constitute additional security for the Obligations.

(g) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after (i) the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.3.2 and (ii) the receipt by Lender of evidence reasonably satisfactory to Lender that all costs and expenses incurred in connection with the Restoration have been paid in full shall be remitted by Lender to Borrower, provided that no Event of Default has occurred and remains outstanding; provided, however, that, in the case of a Condemnation, the amount returned to Borrower in accordance with this Section 5.3.2(g) shall not exceed the amount of the Net Proceeds Deficiency deposited by Borrower with the balance being applied to the Debt in the manner provided for in Section 5.3.2(h) hereof.

(h) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 5.3.2(g) hereof may be retained and applied by Lender toward the payment of the Debt, whether or not then due and payable, in such order, proportion and priority as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve in its sole discretion.

(i) Notwithstanding anything to the contrary contained herein or in any other Loan Document, if the Loan or any portion thereof or interest therein is included in a REMIC Trust and, immediately following a release of any portion of the Lien of the Security Instrument following a Casualty or Condemnation (but taking into account any proposed Restoration of the remaining Property), the ratio of the Outstanding Principal Balance to the value of the remaining Property is greater than one hundred and twenty-five percent (125%) such value to be determined, in Lender's sole discretion, by any commercially reasonable method permitted to a REMIC Trust, (i) based solely on real property and excluding any personal property and going concern value, if any, and (ii) for purposes of clarification, it being understood and agreed that such value shall be determined by Lender in compliance with Treasury Regulations Section 1.860G-2(a)(2) (i.e., for purposes of such loan-to-value ratio, such value of the remaining Property shall be reduced by (A) the amount of any lien on real property that is senior to the Loan and (B) the proportionate amount of any lien on real property that is in parity with the Loan), the principal balance of the Loan must be paid down by an amount equal to the least of the following amounts: (1) the Net Proceeds, (2) the fair market value of the released property at the time of the release, or (3) an amount such that the loan-to-value ratio of the Loan (as so determined by Lender) does not increase after the release, unless Lender receives an opinion letter of counsel that if such amount is not paid, the applicable Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien of the Security Instrument. If and to the extent the preceding sentence applies, only such amount of the Net Proceeds, if any, in excess of the amount required to pay down the principal balance of the Loan may be released for purposes of Restoration or released to Borrower as otherwise expressly provided in this Section 5.3.

VI. RESERVE FUNDS AND CASH MANAGEMENT

Section 6.1. Required Repair Funds.

6.1.1 Deposit of Required Repair Funds. Borrower shall perform the repairs at the Property as more particularly set forth on Schedule 6.1.1 hereto (such repairs, collectively, the "**Required Repairs**"), and shall complete each of the Required Repairs on or before the respective deadline as set forth on Schedule 6.1.1. On the Closing Date, Borrower shall deposit with Lender Seventy Two Thousand Nine Hundred Thirty Seven and 50/100 Dollars ($72,937.50), an amount equal to one hundred and twenty-five percent (125%) of the estimated cost to perform the Required Repairs as set forth on Schedule 6.1.1. Amounts deposited pursuant to this Section 6.1.1 are referred to herein as the "**Required Repair Funds**" and the account in which such amounts are held by Lender shall hereinafter be referred to as the "**Required Repair Account**."

6.1.2 Release of Required Repair Funds.

(a) With respect to any Required Repair which has been fully completed (or which has not been fully completed, but has been completed to a particular stage of completion (i.e., to permit progress payments)), Lender shall disburse to Borrower the Required Repair Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least thirty (30) days prior to the date on which Borrower requests such payment be made and specifies each Required Repair to be paid or

reimbursed (and, if applicable, the particular stage of completion), (ii) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall have occurred and remain outstanding, (iii) Lender shall have received an Officer's Certificate (A) stating that each Required Repair to be funded by the requested disbursement has been fully completed (or, if applicable, has been completed to the stage of completion specified in such Officer's Certificate) in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval required by any Governmental Authority in connection with such Required Repair (as of, if applicable, the particular stage of completion), (B) identifying each Person that supplied materials or labor in connection with each Required Repair to be funded by the requested disbursement, (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement (or, in connection with a progress payment, such progress payment has been paid in full to the applicable Person or will be paid in full to the applicable Person upon such disbursement), such certificate to be accompanied by lien waivers, conditional lien waivers (conditioned only upon payment from the requested disbursement) or other evidence of payment satisfactory to Lender, (D) stating that each Required Repair (including, if applicable, any progress payment relating thereto) to be funded by the requested disbursement has not been the subject of a previous disbursement and (E) if any such Required Repair has been not fully completed, but has been completed to a particular stage of completion (i.e., further work is required to achieve completion thereof), stating that the then remaining balance of the Required Repair Funds (after giving effect to the requested disbursement) is sufficient to pay for all costs and expenses necessary to achieve completion of all such Required Repairs, (iv) at Lender's option, a title search for the Property indicating that the Property is free from all liens, claims and other encumbrances not previously approved by Lender, and (v) Lender shall have received such other evidence as Lender shall reasonably request that each Required Repair to be funded by the requested disbursement has been fully completed (or, if applicable, has been completed to the stage of completion specified in such Officer's Certificate) and is paid for or will be paid for in full upon such disbursement to Borrower. Lender shall not be required to disburse Required Repair Funds more frequently than once each calendar month, and each disbursement of Required Repair Funds must be in an amount not less than the Minimum Disbursement Amount (or a lesser amount if the total remaining balance of Required Repair Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the Required Repair Account shall be made).

(b) Nothing in this Section 6.1 shall (i) make Lender responsible for making or completing any Required Repairs; (ii) obligate Lender to commence or proceed with any Required Repairs; (iii) require Lender to expend funds in addition to the Required Repair Funds to complete any Required Repairs; or (iv) obligate Lender to demand from Borrower additional sums to perform or complete any Required Repairs.

(c) If a disbursement of Required Repair Funds will exceed Fifty Thousand and 00/100 Dollars ($50,000.00), Lender may require an inspection of the Property prior to such disbursement in order to verify completion of any Required Repair (or, if applicable, the applicable stage of completion) for which reimbursement is sought. Lender may require that such inspection be conducted by an independent professional selected by Lender and may require, in connection with the final disbursement for any Require Repair, a certificate of

completion by an independent professional acceptable to Lender prior to such disbursement of Required Repair Funds.

(d) Borrower shall permit Lender and its agents, consultants and representatives (including, without limitation, Lender's engineer or architect) to enter onto the Property during normal business hours (upon prior notice to Borrower (except during the continuation of an Event of Default) and subject to the rights of Tenants under their Leases) to inspect the progress of any Required Repairs and all materials being used in connection therewith and to examine all plans, specifications and shop drawings relating to such Required Repairs. Borrower shall cause all contractors, subcontractors and materialmen to reasonably cooperate with Lender and its agents, consultants and representatives in connection with the inspections and examinations, if any, required by Lender in accordance with this Section 6.1.2.

(e) All Required Repairs and all materials, equipment, fixtures, or any other item comprising a part of any Required Repair shall be performed, constructed, installed or completed, as applicable, free and clear of all liens, claims and other encumbrances not previously approved by Lender.

(f) All Required Repairs shall comply with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the Property and all applicable insurance requirements (including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters).

(g) In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided builder's risk insurance, workers' compensation insurance, public liability insurance and other insurance to the extent required by the applicable Legal Requirements in connection with any Required Repair. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with a non-contributing mortgagee clause (or its equivalent) making loss thereunder payable to Lender and its successors and/or assigns shall be so endorsed. Borrower shall deliver, or cause to be delivered, to Lender certificates of insurance evidencing such insurance coverages (and, if requested by Lender, certified copies of such policies).

(h) Upon the completion of all Required Repairs in a good and workmanlike manner in accordance with the terms and conditions of any applicable Leases and in accordance with all applicable Legal Requirements, the Required Repair Funds then on deposit in the Required Repair Account shall be applied or transferred in accordance with the following order: (i) during the continuation of a Material Tenant Trigger Event, transferred to the Material Tenant Rollover Account, (ii) during the continuation of any other Cash Management Trigger Event, transferred to the Cash Management Account or (iii) in the absence of an existing Cash Management Trigger Event, returned to Borrower. Any Required Repair Funds remaining after the Debt has been repaid in full shall be returned to Borrower.

(i) All reasonable costs and expenses incurred by Lender in connection with holding and disbursing the Required Repair Funds (including, without limitation, the costs and expenses of the inspections and examinations, if any, required hereunder) shall be paid by Borrower.

6.1.3 Failure to Perform Required Repairs. It shall be an Event of Default if Borrower (a) does not complete the Required Repairs by the required deadline for each Required Repair as set forth on Schedule 6.1.1, (b) does not satisfy each condition set forth in Section 6.1.2(a) hereof, or (c) fails to comply with any other provision of this Section 6.1 and such failure is not cured within thirty (30) days after notice from Lender. Upon the occurrence and during the continuation of an Event of Default, Lender may, at its option, use the Required Repair Funds (or any portion thereof) to perform or complete any Required Repairs. Such right to withdraw and apply the Required Repair Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

Section 6.2. Tax Funds.

6.2.1 Deposits of Tax Funds.

(a) On the Closing Date, Borrower shall deposit with Lender an amount equal to Zero and 00/100 Dollars ($0.00) and, on each Monthly Payment Date, Borrower shall deposit with Lender an amount equal to one-twelfth (1/12) of the Taxes (the "**Monthly Tax Deposit**") that Lender reasonably estimates will be payable during the next ensuing twelve (12) months in order to accumulate sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates. Amounts deposited pursuant to this Section 6.2.1(a) are referred to herein as the "**Tax Funds**" and the account in which such amounts are held by Lender shall hereinafter be referred to as the "**Tax Account**." If, at any time Lender reasonably determines that the Tax Funds will not be sufficient to pay the Taxes at least thirty (30) days prior to the respective due dates, Lender shall notify Borrower of such determination and the monthly deposits for Taxes shall be increased by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to the respective due dates for the Taxes; provided that if Borrower receives notice of any such deficiency after the date that is thirty (30) days prior to the date that Taxes are due, Borrower will deposit such amount within one (1) Business Day after its receipt of such notice.

(b) Intentionally Omitted.

(c) Notwithstanding anything to the contrary contained herein, the terms set forth in Section 6.2.1(a) hereof shall not apply (and Borrower shall not be required to make the Monthly Tax Deposits as described therein) if all of the Tax Reserve Waiver Conditions are, and continue to be, satisfied. If, at any time, any of the Tax Reserve Waiver Conditions shall not be satisfied, the terms set forth in Section 6.2.1(a) hereof shall apply (and Borrower shall be required to make the Monthly Tax Deposits as described therein).

6.2.2 Release of Tax Funds.

(a) Lender will apply the Tax Funds to payments of Taxes required to be made by Borrower pursuant to Section 4.1.2 hereof and under the Security Instrument. Borrower shall furnish Lender with all bills, statements and estimates for Taxes received by or available to Borrower at least thirty (30) days prior to the date on which such Taxes first become payable. In making any payment relating to Taxes, Lender may do so according to any bill, statement or estimate procured from the public office (with respect to Taxes) without inquiry into the

accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax Funds shall exceed the amounts due for Taxes, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax Funds.

(b) Any Tax Funds remaining after the Debt has been paid in full shall be returned to Borrower.

(c) All reasonable costs and expenses incurred by Lender in connection with holding and disbursing the Tax Funds (including, without limitation, the costs and expenses of the inspections, if any, required hereunder) shall be paid by Borrower.

Section 6.3. Insurance Funds.

6.3.1 Deposits of Insurance Funds.

(a) On the Closing Date, Borrower shall deposit with Lender an amount equal to Two Thousand Six Hundred Thirty Seven and 05/100 Dollars ($2,637.05) and, on each Monthly Payment Date, Borrower shall deposit with Lender an amount equal to one-twelfth (1/12) of the Insurance Premiums (the "**Monthly Insurance Deposit**") that Lender reasonably estimates will be payable for the renewal of the coverages afforded by the Policies upon the expiration thereof in order to accumulate sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies. Amounts deposited pursuant to this Section 6.3.1(a) are referred to herein as the "**Insurance Funds**" and the account in which such amounts are held by Lender shall hereinafter be referred to as the "**Insurance Account**." If, at any time Lender reasonably determines that the Insurance Funds will not be sufficient to pay the Insurance Premiums at least thirty (30) days prior to the expiration of the Policies, Lender shall notify Borrower of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies; provided that if Borrower receives notice of any such deficiency after the date that is thirty (30) days prior to expiration of the Policies, Borrower will deposit such amount within one (1) Business Day after its receipt of such notice.

(b) Intentionally Omitted.

(c) Notwithstanding anything to the contrary contained herein, the terms set forth in Section 6.3.1(a) hereof shall not apply (and Borrower shall not be required to make the Monthly Insurance Deposits as described therein) if all of the Insurance Reserve Waiver Conditions are, and continue to be, satisfied. If, at any time, any of the Insurance Reserve Waiver Conditions shall not be satisfied, the terms set forth in Section 6.3.1(a) hereof shall apply (and Borrower shall be required to make the Monthly Insurance Deposits as described therein). As of the Closing Date, the Insurance Reserve Waiver Conditions are not satisfied with respect to the coverages required to be maintained pursuant to Section 5.1.1(a)(ii) and Section 5.1.1(a)(vii) hereof and Borrower shall be required to make the Monthly Insurance Deposits with respect to such Policies.

6.3.2 **Release of Insurance Funds.**

(a) Lender will apply the Insurance Funds to payments of Insurance Premiums for the Policies required to be maintained by Borrower pursuant to Section 5.1.1 hereof. Borrower shall furnish Lender with all bills, invoices and statements for Insurance Premiums at least thirty (30) days prior to the date on which such Insurance Premiums first become payable. In making any payment relating to Insurance Premiums, Lender may do so according to any bill, invoice or statement procured from the insurance company or its agent, without inquiry into the accuracy of such bill, invoice or statement. If the amount of the Insurance Funds shall exceed the amounts due for Insurance Premiums, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Insurance Funds.

(b) Any Insurance Funds remaining after the Debt has been paid in full shall be returned to Borrower.

(c) All reasonable costs and expenses incurred by Lender in connection with holding and disbursing the Insurance Funds (including, without limitation, the costs and expenses of the inspections, if any, required hereunder) shall be paid by Borrower.

Section 6.4. Capital Expenditure Funds.

6.4.1 **Deposits of Capital Expenditure Funds.**

(a) On the Closing Date, Borrower shall deposit with Lender an amount equal to Zero and 00/100 Dollars ($0.00) and, on each Monthly Payment Date, Borrower shall deposit with Lender an amount equal to One Thousand Two Hundred Twenty Eight and 20/100 Dollars ($1,228.20) (the "**Monthly Capital Expenditure Deposit**") for Capital Expenditures set forth in an Approved Annual Budget or otherwise approved by Lender, which approval shall not be unreasonably withheld or delayed. Amounts deposited pursuant to this Section 6.4.1 are referred to herein as the "**Capital Expenditure Funds**" and the account in which such amounts are held by Lender shall hereinafter be referred to as the "**Capital Expenditure Account**." Notwithstanding the foregoing, the amount of the Capital Expenditure Funds on deposit in the Capital Expenditure Account, net of any outstanding disbursement requests therefrom, shall not exceed Twenty Nine Thousand Four Hundred Seventy Six and 80/100 Dollars ($29,476.80) (the "**Capital Expenditure Funds Cap**"). For purposes of clarification, if, on any Monthly Payment Date, the amount of the Capital Expenditure Funds on deposit in the Capital Expenditure Account is less than the Capital Expenditure Funds Cap, Borrower shall make the Monthly Capital Expenditure Deposit on such Monthly Payment Date in accordance with the foregoing terms and provisions of this Section 6.4.1(a). At any time and from time to time Lender may reassess its estimate of the amount necessary for Capital Expenditures and require Borrower to increase the monthly deposits required pursuant to this Section 6.4.1(a) upon thirty (30) days' notice to Borrower if Lender reasonably determines that such increase is reasonably necessary for proper maintenance and operation of the Property.

(b) Intentionally Omitted. **Release of Capital Expenditure Funds.**

(a) Lender shall disburse Capital Expenditure Funds only for Capital Expenditures. For purposes of clarification, notwithstanding anything to the contrary contained herein or in any other Loan Document, tenant allowances, tenant improvements, leasing commissions or other leasing related costs and expenses shall not constitute Capital Expenditures for purposes of Section 6.4 hereof.

(b) With respect to any Capital Expenditure Work which has been fully completed (or which has not been fully completed, but has been completed to a particular stage of completion (i.e., to permit progress payments)), Lender shall disburse to Borrower the Capital Expenditure Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least thirty (30) days prior to the date on which Borrower requests such payment be made and specifies each Capital Expenditure Work to be paid or reimbursed (and, if applicable, the particular stage of completion), (ii) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall have occurred and remain outstanding, (iii) Lender shall have received an Officer's Certificate (A) stating that all items to be funded by the requested disbursement are Capital Expenditures, (B) stating that each Capital Expenditure Work to be funded by the requested disbursement has been fully completed (or, if applicable, has been completed to the stage of completion specified in such Officer's Certificate) in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval required by any Governmental Authority in connection with such Capital Expenditure Work (as of, if applicable, the particular stage of completion), (C) identifying each Person that supplied materials or labor in connection with each Capital Expenditure Work to be funded by the requested disbursement, (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement (or, in connection with a progress payment, such progress payment has been paid in full to the applicable Person or will be paid in full to the applicable Person upon such disbursement), such certificate to be accompanied by lien waivers, conditional lien waivers (conditioned only upon payment from the requested disbursement) or other evidence of payment satisfactory to Lender, and (E) stating that each Capital Expenditure Work (including, if applicable, any progress payment relating thereto) to be funded by the requested disbursement has not been the subject of a previous disbursement, (iv) at Lender's option, a title search for the Property indicating that the Property is free from all liens, claims and other encumbrances not previously approved by Lender, and (v) Lender shall have received such other evidence as Lender shall reasonably request that each Capital Expenditure Work to be funded by the requested disbursement has been fully completed (or, if applicable, has been completed to the stage of completion specified in such Officer's Certificate) and is paid for or will be paid for in full upon such disbursement to Borrower. Lender shall not be required to disburse Capital Expenditure Funds more frequently than once each calendar month, and each disbursement of Capital Expenditure Funds must be in an amount not less than the Minimum Disbursement Amount (or a lesser amount if the total remaining balance of Capital Expenditure Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the Capital Expenditure Account shall be made).

(c) Nothing in this Section 6.4 shall (i) make Lender responsible for making or completing any Capital Expenditure Work; (ii) obligate Lender to commence or proceed with any Capital Expenditure Work; (iii) require Lender to expend funds in addition to the Capital

Expenditure Funds to complete any Capital Expenditure Work; or (iv) obligate Lender to demand from Borrower additional sums to perform or complete any Capital Expenditure Work.

(d) If a disbursement of Capital Expenditure Funds will exceed Fifty Thousand and 00/100 Dollars ($50,000.00), Lender may require an inspection of the Property prior to such disbursement in order to verify completion of any Capital Expenditure Work (or, if applicable, the applicable stage of completion) for which reimbursement is sought. Lender may require that such inspection be conducted by an independent professional selected by Lender and may require, in connection with the final disbursement for any Capital Expenditure Work, a certificate of completion by an independent professional acceptable to Lender prior to such disbursement of Capital Expenditure Funds.

(e) Borrower shall permit Lender and its agents, consultants and representatives (including, without limitation, Lender's engineer or architect) to enter onto the Property during normal business hours (upon prior notice to Borrower (except during the continuation of an Event of Default) and subject to the rights of Tenants under their Leases) to inspect the progress of any Capital Expenditure Work and all materials being used in connection therewith and to examine all plans, specifications and shop drawings relating to such Capital Expenditure Work. Borrower shall cause all contractors, subcontractors and materialmen to cooperate with Lender and its agents, consultants and representatives in connection with the inspections and examinations, if any, required by Lender in accordance with this Section 6.4.2.

(f) All Capital Expenditure Works and all materials, equipment, fixtures, or any other item comprising a part of any Capital Expenditure Work shall be performed, constructed, installed or completed, as applicable, free and clear of all liens, claims and other encumbrances not previously approved by Lender.

(g) All Capital Expenditure Works shall comply with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the Property and all applicable insurance requirements (including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters).

(h) In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided builder's risk insurance, workers' compensation insurance, public liability insurance and other insurance to the extent required by the applicable Legal Requirements in connection with any Capital Expenditure Work. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with a non-contributing mortgagee clause (or its equivalent) making loss thereunder payable to Lender and its successors and/or assigns shall be so endorsed. Borrower shall deliver, or cause to be delivered, to Lender certificates of insurance evidencing such insurance coverages (and, if requested by Lender, certified copies of such policies).

(i) Any Capital Expenditure Funds remaining after the Debt has been paid in full shall be returned to Borrower.

(j) All reasonable costs and expenses incurred by Lender in connection with holding and disbursing the Capital Expenditure Funds (including, without limitation, the costs

and expenses of the inspections and examinations, if any, required hereunder) shall be paid by Borrower.

6.4.3 Failure to Perform Capital Expenditure Work. It shall be an Event of Default if Borrower fails to comply with any provision of this Section 6.4 and such failure is not cured within thirty (30) days after notice from Lender. Upon the occurrence and during the continuation of an Event of Default, Lender may, at its option, use the Capital Expenditure Funds (or any portion thereof) to perform or complete any Capital Expenditure Work or any other repair or replacement to the Property. Such right to withdraw and apply the Capital Expenditure Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

Section 6.5. Rollover Funds.

6.5.1 Deposits of Rollover Funds.

(a) On the Closing Date, Borrower shall deposit with Lender an amount equal to Zero and 00/100 Dollars ($0.00) and, on each Monthly Payment Date, Borrower shall deposit with Lender an amount equal to Four Thousand Ninety Four and 00/100 Dollars ($4,094.00) (the "**Monthly Rollover Deposit**") for tenant allowances, tenant improvement costs and leasing commissions that may be incurred or required to be reimbursed by Borrower after the date hereof. Amounts deposited pursuant to this Section 6.5.1 are referred to herein as the "**Rollover Funds**" and the account in which such amounts are held by Lender shall hereinafter be referred to as the "**Rollover Account**."

(b) In addition to the deposits required under Section 6.5.1(a), Borrower shall deposit, or cause to be deposited, with Lender all amounts paid to Borrower in connection with (i) any modification or amendment of any Lease, (ii) any consent (including any consent to an assignment or sublease of any Lease) or waiver by Borrower of any term, condition or provision under any Lease, (iii) any settlement of claims of Borrower against third parties in connection with any Lease, (iv) any rejection, termination, surrender, cancellation or buy-out of any Lease (in whole or in part) (including in connection with the exercise of any contraction option or any Bankruptcy Action and including any payment relating to unamortized tenant allowances, tenant improvements and/or leasing commissions), and (v) any other extraordinary event pursuant to which Borrower receives payment (in whatever form) derived from or generated by the use, ownership or operation of the Property not otherwise covered by this Agreement or the Cash Management Agreement (collectively, the "**Extraordinary Lease Payments**"), in each case, with respect to clauses (i), (ii), (iii), (iv) and (v), net of reasonable, out-of-pocket costs and expenses, if any, incurred by Borrower. In connection with any amount required to be deposited with Lender pursuant to this Section 6.5.1(b), Borrower shall provide prior notice to Lender of the amount and the nature thereof and otherwise cooperate with Lender to ensure that such amounts are properly accounted for and held as Rollover Funds. Without limiting the generality of the foregoing, the amounts deposited with Lender pursuant to this Section 6.5.1(b) shall be held in a separate sub-account of the Rollover Account or, at Lender's election, in a separate sub-account with respect to each applicable Lease or premises (individually and collectively, the "**Rollover Extraordinary Lease Payment Sub-Account**"). Prior to the disbursement of any funds held in the Rollover Extraordinary Lease Payment Sub-Account, all amounts deposited

with Lender pursuant to Section 6.5.1(a) shall have been disbursed (or, concurrently with any disbursement of the funds held in the Rollover Extraordinary Lease Payment Sub-Account, shall be disbursed) in accordance with Section 6.5.2 hereof.

(c) Notwithstanding anything to the contrary contained herein, the terms set forth in Section 6.5.1(a) hereof shall not apply (and Borrower shall not be required to make the Monthly Rollover Deposits as described therein) if all of the Rollover Reserve Waiver Conditions are, and continue to be, satisfied. If, at any time, any of the Rollover Reserve Waiver Conditions are not satisfied, the terms set forth in Section 6.5.1(a) hereof shall apply (and Borrower shall be required to make the Monthly Rollover Deposits as described therein).

6.5.2 Release of Rollover Funds.

(a) Lender shall disburse to Borrower the Rollover Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least thirty (30) days prior to the date on which Borrower requests such payment be made and specifies (A) the tenant allowances, tenant improvement costs and leasing commissions to be paid or reimbursed and (B)(1) in connection with any request involving a progress payment for any tenant allowance, to the extent that such progress payment is conditioned upon the performance by the applicable Tenant of the related tenant improvements to a particular stage of completion, the applicable stage of completion achieved by such Tenant and (2) in connection with any request involving a progress payment for any tenant improvement costs, the applicable stage of completion achieved by Borrower, (ii) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall have occurred and remain outstanding, (iii) Lender shall have received and Lender has approved each Lease in respect of which Borrower is obligated to pay or reimburse such tenant allowances, tenant improvement costs and leasing commissions, (iv)(A) with respect to each such Lease, Lender shall have received and Lender has approved a budget for tenant allowances and tenant improvement costs and a schedule of leasing commission payments (it being understood and agreed that, if Lender's approval of the applicable Lease is not required in accordance with Section 4.1.9 hereof, then Lender's approval of such budget shall not be required) and (B) the requested disbursement will be used to pay such tenant allowances, tenant improvement costs and leasing commissions (or to make the applicable progress payment relating thereto), (v) Lender shall have received an Officer's Certificate (A) stating that (1) all conditions to the payment of the tenant allowances to be funded by the requested disbursement have been satisfied and, to the extent applicable, all related tenant improvements at the Property to be performed by the applicable Tenant have been fully completed (or, in connection with a progress payment of any tenant allowance required by the applicable Lease, all related tenant improvements at the Property to be performed to the applicable stage of completion identified by Borrower pursuant to clause (i)(B)(1) above have been completed) in a good and workmanlike manner and in accordance with all applicable Legal Requirements and the requirements of the applicable Lease, such certificate to be accompanied by a copy of any license, permit or other approval required by any Governmental Authority in connection with such tenant improvements (as of, if applicable, the particular stage of completion), (2) all tenant improvements at the Property to be funded by the requested disbursement have been fully completed (or, in connection with a progress payment of any tenant improvement costs, all related tenant improvements to be performed to the applicable stage of completion identified by Borrower

pursuant to clause (i)(B)(2) above have been satisfied) in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval required by any Governmental Authority in connection with such tenant improvements (as of, if applicable, the particular stage of completion) and (3) all conditions to the payment of the leasing commissions to be funded by the requested disbursement have been fully satisfied, (B) identifying (1) each Tenant and the applicable tenant allowance to be funded by the requested disbursement, (2) each Person that supplied materials or labor in connection with the tenant improvements to be funded by the requested disbursement and (3) each Person that provided brokerage services in connection with the leasing commissions to be funded by the requested disbursement, (C) stating that each such Tenant or other Person has been paid in full or will be paid in full upon such disbursement (or, in connection with a progress payment, such progress payment has been paid in full to the applicable Tenant or other Person or will be paid in full to the applicable Tenant or other Person upon such disbursement), such certificate to be accompanied by lien waivers, conditional lien waivers (conditioned only upon payment from the requested disbursement) or other evidence of payment satisfactory to Lender, and (D) stating that the tenant allowances, tenant improvement costs and/or leasing commission payments (including, if applicable, any progress payment relating thereto) to be funded have not been the subject of a previous disbursement, (vi) at Lender's option, a title search for the Property indicating that the Property is free from all liens, claims and other encumbrances not previously approved by Lender, (vii) in connection with the final disbursement for tenant allowances or tenant improvement costs with respect to any Lease, Lender shall have received an estoppel certificate from the applicable Tenant stating that (A)(1) all work, if any, required to be performed by such Tenant has been completed and a reimbursement of the amount specified in such estoppel certificate is due to such Tenant pursuant to its Lease and (2) all work, if any, required to be performed by Borrower has been completed in accordance with the applicable Lease and has been accepted by such Tenant and (B) such Tenant (1) is in occupancy and paying full unabated rent without offset or (2) has taken possession of the demised premises and is paying full unabated rent without offset, and (viii) Lender shall have received such other evidence as Lender may reasonably request that (A) all conditions to the payment of the tenant allowances to be funded by the requested disbursement have been fully satisfied (or, in connection with progress payments of any tenant allowances required by the applicable Leases, all conditions to the payment of the tenant allowances to be funded by the requested disbursement have been satisfied to the applicable stages of completion identified by Borrower pursuant to clause (i)(B)(1) above), (B) the tenant improvements at the Property to be funded by the requested disbursement have been fully completed (or, in connection with progress payments of any tenant improvement costs, all related tenant improvements to be performed to the applicable stages of completion identified by Borrower pursuant to clause (i)(B)(2) above have been satisfied) and are paid for or will be paid for in full upon such disbursement to Borrower (or, in connection with progress payments, such progress payments have been paid in full to the applicable Tenants or other Persons or will be paid in full to the applicable Tenants or other Persons upon such disbursement), and (C) all conditions to the payment of the leasing commissions to be funded by the requested disbursement have been fully satisfied and the leasing commissions to be funded by the requested disbursement have been paid for or will be paid for in full upon such disbursement to Borrower. Lender shall not be required to disburse Rollover Funds more frequently than once each calendar month, and each disbursement of the Rollover Funds must be in an amount not

less than the Minimum Disbursement Amount (or a lesser amount if the total remaining balance of Rollover Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the Rollover Account shall be made).

(b) Nothing in this Section 6.5 shall (i) make Lender responsible for performing or completing any tenant improvement; (ii) obligate Lender to commence or proceed with any tenant improvement; (iii) require Lender to expend funds in addition to the Rollover Funds to perform or complete any tenant improvement or pay for any tenant allowance, tenant improvement work or leasing commission; or (iv) obligate Lender to demand from Borrower additional sums to perform or complete any tenant improvement or pay for any tenant allowance, tenant improvement work or leasing commission.

(c) If a disbursement of Rollover Funds (excluding the portion thereof, if any, relating solely to the payment of leasing commissions) will exceed Fifty Thousand and 00/100 Dollars ($50,000.00), Lender may require an inspection of the Property prior to such disbursement in order to verify completion of any tenant improvements (or, if applicable, completion of any tenant improvements to the applicable stage of completion) for which reimbursement is sought in a good and workmanlike manner and in accordance with all applicable Legal Requirements and the requirements of the applicable Lease(s).

(d) Borrower shall permit Lender and its agents, consultants and representatives (including, without limitation, Lender's engineer or architect) to enter onto the Property during normal business hours (upon prior notice to Borrower (except during the continuation of an Event of Default) and subject to the rights of Tenants under their Leases) to inspect the progress of any tenant improvements and all materials being used in connection therewith and to examine all plans, specifications and shop drawings relating to such tenant improvements. Borrower shall cause all contractors, subcontractors and materialmen to cooperate with Lender and its agents, consultants and representatives in connection with the inspections and examinations, if any, required by Lender in accordance with this Section 6.5.2.

(e) All tenant improvements and all materials, equipment, fixtures, or any other item comprising a part of any tenant improvements shall be performed, constructed, installed or completed, as applicable, free and clear of all liens, claims and other encumbrances not previously approved by Lender.

(f) All tenant improvements shall comply with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the Property and all applicable insurance requirements (including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters).

(g) In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided builder's risk insurance, workers' compensation insurance, public liability insurance and other insurance to the extent required by the applicable Legal Requirements in connection with any tenant improvements. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with a non-contributing mortgagee clause (or its equivalent) making loss thereunder payable to Lender and its successors and/or assigns shall be so endorsed. Borrower shall deliver, or cause

to be delivered, to Lender certificates of insurance evidencing such insurance coverages (and, if requested by Lender, certified copies of such policies).

(h) Any Rollover Funds remaining after the Debt has been paid in full shall be returned to Borrower.

(i) Intentionally omitted.

(j) Notwithstanding anything to the contrary contained herein, the Rollover Funds shall be made available, and Lender shall disburse the Rollover Funds, to pay for tenant allowances, tenant improvements or leasing commissions in connection with an Acceptable Material Tenant Lease Extension or an Acceptable Material Tenant Space Re-tenanting Event; provided that (i) all amounts deposited in the Material Tenant Rollover Account (if, as of the date of determination, there is only one Material Tenant) or the related Material Tenant Rollover Sub-Account (if, as of the date of determination, there is more than one Material Tenant) shall have been disbursed (or, concurrently with any disbursement of the Rollover Funds for such purposes, shall be disbursed) in accordance with Section 6.11.2 hereof and (ii) any disbursement of the Rollover Funds for such purposes shall be subject to the terms and conditions for disbursement of Material Tenant Rollover Funds set forth in Section 6.11.2 hereof.

(k) All reasonable costs and expenses incurred by Lender in connection with holding and disbursing the Rollover Funds (including, without limitation, the costs and expenses of the inspections and examinations, if any, required hereunder) shall be paid by Borrower.

Section 6.6. Intentionally Omitted.

Section 6.7. Excess Cash Flow Funds.

6.7.1 Deposits of Excess Cash Flow Funds. After the occurrence of the Maturity Sweep Event or during a Cash Sweep Trigger Event Period, Borrower shall deposit with Lender all Maturity Sweep Excess Cash Flow or Excess Cash Flow, as applicable, which sums shall be held by Lender as additional security for the Loan. Amounts so deposited shall hereinafter be referred to as the "**Excess Cash Flow Funds**" and the account in which such amounts are held by Lender shall hereinafter be referred to as the "**Excess Cash Flow Account**."

6.7.2 Release of Excess Cash Flow Funds.

(a) Upon the termination of a Cash Sweep Trigger Event Period, all funds on deposit in the Excess Cash Flow Account shall be applied or transferred in accordance with the following order: (i) during the continuation of a Material Tenant Trigger Event, transferred to the Material Tenant Rollover Account, (ii) during the continuation of any other Cash Management Trigger Event, transferred to the Cash Management Account or (iii) in the absence of an existing Cash Management Trigger Event, returned to Borrower. Any Excess Cash Flow Funds remaining after the Debt has been paid in full shall be returned to Borrower.

(b) All reasonable costs and expenses incurred by Lender in connection with holding and disbursing the Excess Cash Flow Funds shall be paid by Borrower.

Section 6.8. Reserve Funds.

6.8.1 Security Interest. Borrower hereby pledges to Lender, and grants a security interest in, any and all monies now or hereafter deposited in the Reserve Accounts as additional security for the performance of the Obligations. Until expended or applied as provided in this Agreement, the Reserve Funds shall constitute additional security for the performance of the Obligations. Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon the occurrence and during the continuation of an Event of Default, Lender shall have no obligation to release any of the Reserve Funds and Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then on deposit in any Reserve Account to the payment of the Debt in any order, proportion and priority as Lender may determine in its sole and absolute discretion. Borrower shall not further pledge, assign or grant any security interest in any Reserve Account or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any financing statements, except those naming Lender as the secured party, to be filed with respect thereto.

6.8.2 Investments; Income Taxes. The Reserve Accounts shall be held in Lender's name and the Reserve Funds may be commingled with Lender's own funds at financial institutions selected by Lender in its sole discretion. The Reserve Funds shall be held in an Eligible Account and may be invested in Permitted Investments as directed by Lender. Lender shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds. In connection with the liquidation and transfer of any amounts then invested in Permitted Investments to the applicable Reserve Account or the reinvestment of such amounts in other Permitted Investments as Lender may reasonably determine to be necessary to perfect or protect any security interest granted or purported to be granted hereby or by any of the other Loan Documents or to enable Lender to exercise and enforce Lender's rights and remedies hereunder or thereunder with respect to any Reserve Funds, Borrower shall deposit with Lender an amount equal to the actual losses sustained on such liquidation within one (1) Business Day of Lender's notice. All interest or other income on the Reserve Funds shall not be added to or become a part thereof and shall be the sole property of, and shall be paid to, Lender.

6.8.3 Indemnity. Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including reasonable attorneys' fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established, provided however, Borrower shall have no obligations under this Section 6.8.3 to the extent such liabilities arise from the gross negligence or willful misconduct of Lender. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid or reimbursed from, or secured by, the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains outstanding.

Section 6.9. Intentionally Omitted.

Section 6.10. Intentionally Omitted.

Section 6.11. Material Tenant Rollover Funds.

6.11.1 Deposit of Material Tenant Rollover Funds.

(a) On each Monthly Payment Date during a Material Tenant Trigger Event Period, Borrower shall deposit with Lender (i) the Material Tenant Trigger Event Excess Cash Flow or (ii) the lesser of (A) the Material Tenant Trigger Event Excess Cash Flow and (B) the Material Tenant Downgrade Trigger Event Excess Cash Flow Aggregate Allocated Amount pursuant to Section 2.7.2(b) hereof for tenant allowances, tenant improvement costs and leasing commissions that may be incurred or required to be reimbursed by Borrower in connection with an Acceptable Material Tenant Lease Extension or an Acceptable Material Tenant Space Re-tenanting Event. Amounts deposited pursuant to this Section 6.11.1 are referred to herein as the "**Material Tenant Rollover Funds**" and the account in which such amounts are held by Lender shall hereinafter be referred to as the "**Material Tenant Rollover Account**."

(b) If, at any time or from time to time, there is more than one Material Tenant, Lender shall establish a separate sub-account of the Material Tenant Rollover Account for each such Material Tenant (each such sub-account, a "**Material Tenant Rollover Sub-Account**"). In such event, during a Material Tenant Trigger Event Period, (i) the Material Tenant Trigger Event Excess Cash Flow or (ii) the lesser of (A) the Material Tenant Trigger Event Excess Cash Flow and (B) the Material Tenant Downgrade Trigger Event Excess Cash Flow Aggregate Allocated Amount, as applicable, deposited into the Material Tenant Rollover Account shall be allocated and, for each Material Tenant with respect to which (or with respect to whose Material Tenant Lease or lease guarantor) one or more Material Tenant Trigger Events have occurred and remain outstanding, an amount equal to the applicable Material Tenant Trigger Event Excess Cash Flow Allocated Amount shall be transferred into the related Material Tenant Rollover Sub-Account.

6.11.2 Release of Material Tenant Rollover Funds.

(a) Lender shall disburse to Borrower the Material Tenant Rollover Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least thirty (30) days prior to the date on which Borrower requests such payment be made and specifies (A) the tenant allowances, tenant improvement costs and leasing commissions to be paid or reimbursed and (B)(1) in connection with any request involving a progress payment for any tenant allowance, to the extent that such progress payment is conditioned upon the performance by the applicable Tenant of the related tenant improvements to a particular stage of completion, the applicable stage of completion achieved by such Tenant and (2) in connection with any request involving a progress payment for any tenant improvement costs, the applicable stage of completion achieved by Borrower, (ii) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall have occurred and remain outstanding, (iii) Lender shall have received and Lender has approved each Lease in respect of which Borrower is obligated to pay or reimburse such tenant allowances, tenant improvement costs and leasing commissions, (iv)(A) with respect to each such Lease, Lender shall have received and Lender has approved a budget for tenant allowances and tenant improvement costs and a schedule of leasing commission payments (it being understood and agreed that, if Lender's approval of the applicable Lease is not required in accordance with Section 4.1.9 hereof, then Lender's approval of such budget shall not be required) and (B) the requested disbursement will be used to pay such

tenant allowances, tenant improvement costs and leasing commissions (or to make the applicable progress payment relating thereto), (v) Lender shall have received an Officer's Certificate (A) stating that (1) all conditions to the payment of the tenant allowances to be funded by the requested disbursement have been satisfied and, to the extent applicable, all related tenant improvements at the Property to be performed by the applicable Tenant have been fully completed (or, in connection with a progress payment of any tenant allowance required by the applicable Lease, all related tenant improvements at the Property to be performed to the applicable stage of completion identified by Borrower pursuant to clause (i)(B)(1) above have been completed) in a good and workmanlike manner and in accordance with all applicable Legal Requirements and the requirements of the applicable Lease, such certificate to be accompanied by a copy of any license, permit or other approval required by any Governmental Authority in connection with such tenant improvements (as of, if applicable, the particular stage of completion), (2) all tenant improvements at the Property to be funded by the requested disbursement have been fully completed (or, in connection with a progress payment of any tenant improvement costs, all related tenant improvements to be performed to the applicable stage of completion identified by Borrower pursuant to clause (i)(B)(2) above have been satisfied) in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval required by any Governmental Authority in connection with such tenant improvements (as of, if applicable, the particular stage of completion) and (3) all conditions to the payment of the leasing commissions to be funded by the requested disbursement have been fully satisfied, (B) identifying (1) each Tenant and the applicable tenant allowance to be funded by the requested disbursement, (2) each Person that supplied materials or labor in connection with the tenant improvements to be funded by the requested disbursement and (3) each Person that provided brokerage services in connection with the leasing commissions to be funded by the requested disbursement, (C) stating that each such Tenant or other Person has been paid in full or will be paid in full upon such disbursement (or, in connection with a progress payment, such progress payment has been paid in full to the applicable Tenant or other Person or will be paid in full to the applicable Tenant or other Person upon such disbursement), such certificate to be accompanied by lien waivers, conditional lien waivers (conditioned only upon payment from the requested disbursement) or other evidence of payment satisfactory to Lender, and (D) stating that the tenant allowances, tenant improvement costs and/or leasing commission payments (including, if applicable, any progress payment relating thereto) to be funded have not been the subject of a previous disbursement, (vi) at Lender's option, a title search for the Property indicating that the Property is free from all liens, claims and other encumbrances not previously approved by Lender, (vii) in connection with the final disbursement for tenant allowances or tenant improvement costs with respect to any Lease, Lender shall have received an estoppel certificate from the applicable Tenant stating that (A)(1) all work, if any, required to be performed by such Tenant has been completed and a reimbursement of the amount specified in such estoppel certificate is due to such Tenant pursuant to its Lease and (2) all work, if any, required to be performed by Borrower has been completed in accordance with the applicable Lease and has been accepted by such Tenant and (B) such Tenant (1) is in occupancy and paying full unabated rent without offset or (2) has taken possession of the demised premises and is paying full unabated rent without offset, and (viii) Lender shall have received such other evidence as Lender may reasonably request that (A) all conditions to the payment of the tenant allowances to be funded by the requested disbursement have been fully satisfied (or, in

connection with progress payments of any tenant allowances required by the applicable Leases, all conditions to the payment of the tenant allowances to be funded by the requested disbursement have been satisfied to the applicable stages of completion identified by Borrower pursuant to clause (i)(B)(1) above), (B) the tenant improvements at the Property to be funded by the requested disbursement have been fully completed (or, in connection with progress payments of any tenant improvement costs, all related tenant improvements to be performed to the applicable stages of completion identified by Borrower pursuant to clause (i)(B)(2) above have been satisfied) and are paid for or will be paid for in full upon such disbursement to Borrower (or, in connection with progress payments, such progress payments have been paid in full to the applicable Tenants or other Persons or will be paid in full to the applicable Tenants or other Persons upon such disbursement), and (C) all conditions to the payment of the leasing commissions to be funded by the requested disbursement have been fully satisfied and the leasing commissions to be funded by the requested disbursement have been paid for or will be paid for in full upon such disbursement to Borrower. Lender shall not be required to disburse Material Tenant Rollover Funds more frequently than once each calendar month, and each disbursement of the Material Tenant Rollover Funds must be in an amount not less than the Minimum Disbursement Amount (or a lesser amount if the total remaining balance of Material Tenant Rollover Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the Material Tenant Rollover Account shall be made).

(b) Nothing in this Section 6.11 shall (i) make Lender responsible for performing or completing any tenant improvement; (ii) obligate Lender to commence or proceed with any tenant improvement; (iii) require Lender to expend funds in addition to the Material Tenant Rollover Funds to perform or complete any tenant improvement or pay for any tenant allowance, tenant improvement work or leasing commission; or (iv) obligate Lender to demand from Borrower additional sums to perform or complete any tenant improvement or pay for any tenant allowance, tenant improvement work or leasing commission.

(c) If a disbursement of Material Tenant Rollover Funds (excluding the portion thereof, if any, relating solely to the payment of leasing commissions) will exceed Fifty Thousand and 00/100 Dollars ($50,000.00), Lender may require an inspection of the Property prior to such disbursement in order to verify completion of any tenant improvements (or, if applicable, completion of any tenant improvements to the applicable stage of completion) for which reimbursement is sought in a good and workmanlike manner and in accordance with all applicable Legal Requirements and the requirements of the applicable Lease(s).

(d) Borrower shall permit Lender and its agents, consultants and representatives (including, without limitation, Lender's engineer or architect) to enter onto the Property during normal business hours (upon prior notice to Borrower (except during the continuation of an Event of Default) and subject to the rights of Tenants under their Leases) to inspect the progress of any tenant improvements and all materials being used in connection therewith and to examine all plans, specifications and shop drawings relating to such tenant improvements. Borrower shall cause all contractors, subcontractors and materialmen to cooperate with Lender and its agents, consultants and representatives in connection with the inspections and examinations, if any, required by Lender in accordance with this Section 6.11.2.

(e) All tenant improvements and all materials, equipment, fixtures, or any other item comprising a part of any tenant improvements shall be performed, constructed, installed or completed, as applicable, free and clear of all liens, claims and other encumbrances not previously approved by Lender.

(f) All tenant improvements shall comply with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the Property and all applicable insurance requirements (including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters).

(g) In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided builder's risk insurance, workers' compensation insurance, public liability insurance and other insurance to the extent required by the applicable Legal Requirements in connection with any tenant improvements. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with a non-contributing mortgagee clause (or its equivalent) making loss thereunder payable to Lender and its successors and/or assigns shall be so endorsed. Borrower shall deliver, or cause to be delivered, to Lender certificates of insurance evidencing such insurance coverages (and, if requested by Lender, certified copies of such policies).

(h) Upon the occurrence of an event or circumstance that would constitute a Material Tenant Trigger Event Cure with respect to any Material Tenant, its Material Tenant Lease and its lease guarantor but for the existence of a Material Tenant Trigger Event with respect to another Material Tenant, its Material Tenant Lease or its lease guarantor (i.e., with respect to one Material Tenant (a "**Compliant Material Tenant**"), its Material Tenant Lease and its lease guarantor, after giving effect to such event or circumstance, a Material Tenant Trigger Event no longer exists, but a Material Tenant Trigger Event remains outstanding with respect to another Material Tenant (a "**Non-Compliant Material Tenant**"), its Material Tenant Lease or its lease guarantor), the then remaining funds on deposit in the Material Tenant Rollover Sub-Account for such Compliant Material Tenant shall be transferred (if applicable, on a pro rata basis in accordance with the respective rentable square footages) to the Material Tenant Rollover Sub-Account(s) for the Non-Compliant Material Tenant(s). Upon the occurrence of a Material Tenant Trigger Event Cure, the then remaining funds on deposit in the Material Tenant Rollover Account shall be applied or transferred in accordance with the following order: (i) during the continuation of a Cash Management Trigger Event, transferred to the Cash Management Account or (ii) in the absence of an existing Cash Management Trigger Event, returned to Borrower. Any Material Tenant Rollover Funds remaining after the Debt has been paid in full shall be returned to Borrower.

(i) The Material Tenant Rollover Funds on deposit in the Material Tenant Rollover Account (if, as of the date of determination, there is only one Material Tenant) or a Material Tenant Rollover Sub-Account (if, as of the date of determination, there is more than one Material Tenant) shall be used solely for tenant allowances, tenant improvement costs and leasing commissions in connection with an Acceptable Material Tenant Lease Extension of the applicable Material Tenant Lease or any Acceptable Material Tenant Space Re-tenanting Event with respect to the Material Tenant Space covered by such Material Tenant Lease.

(j) All reasonable costs and expenses incurred by Lender in connection with holding and disbursing the Material Tenant Rollover Funds (including, without limitation, the costs and expenses of the inspections and examinations, if any, required hereunder) shall be paid by Borrower.

VII. PROPERTY MANAGEMENT

Section 7.1. Management Agreement.

As of the Closing Date, there is no Management Agreement in effect by and between Borrower and any Manager, pursuant to which a Manager is to provide management and other services with respect to the Property, and no property management fee is or will be owed or payable to any Person in connection with the management of the Property. No Manager shall be retained or appointed without the prior written consent of Lender. As a condition of Lender's consent to the appointment of any Manager, Borrower and Manager shall execute (x) a Management Agreement in form and substance reasonably acceptable to Lender, (y) an assignment of management agreement and subordination of management fees in the form then used by Lender or in such other form as may be reasonably acceptable to Lender and (z) a joinder to the Cash Management Agreement providing that, from and after the date of execution of such joinder, Manager shall be subject to and liable under the applicable terms and conditions of the Cash Management Agreement. If such consent is granted in accordance with this Section 7.1 or Lender requires the appointment of a Manager in accordance with Section 7.3, then Borrower shall (a) cause such Manager to manage the Property in accordance with the Management Agreement, (b) diligently perform and observe all of the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed and observed, (c) promptly notify Lender of any default under the Management Agreement of which it is aware, (d) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, report and estimate received by it under the Management Agreement, and (e) promptly enforce the performance and observance of all of the terms, covenants and conditions required to be performed and/or observed by Manager under the Management Agreement, in a commercially reasonable manner. If Borrower shall default in the performance or observance of any term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting Lender's other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its obligations hereunder, under the other Loan Documents or under the Management Agreement, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed in all material respects.

Section 7.2. Prohibition Against Termination or Modification.

(a) If at any time after the date hereof Lender consents to the appointment of any Manager for the Property in accordance with Section 7.1 or requires any Manager to be appointed in accordance with Section 7.3, Borrower shall not, without the prior consent of Lender, (i) surrender, terminate, cancel, modify, renew, amend, or extend the Management Agreement; provided that Borrower may, without Lender's consent, replace any Manager with a

Qualified Manager pursuant to a Replacement Management Agreement, (ii) reduce or consent to the reduction of any term (including any extension or renewal term) of any Management Agreement, (iii) increase or consent to the increase of the amount of any fees or other charges under any Management Agreement, or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, any Management Agreement in any material respect. In connection with the replacement of any Manager with a Qualified Manager, Borrower shall execute and cause such Qualified Manager to execute an assignment of management agreement and subordination of management fees in the form then used by Lender or in such other form as may be reasonably acceptable to Lender.

(b) In the event that any Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender's consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly enter into a Replacement Management Agreement with a Qualified Manager.

(c) Upon the occurrence and during the continuation of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement without the prior consent of Lender, which consent may be granted, conditioned or withheld in Lender's sole discretion.

Section 7.3. Replacement of Manager.

(a) Lender shall have the right to require appointment of a Qualified Manager pursuant to a Replacement Management Agreement, which Qualified Manager is not an Affiliate of, but is chosen by, Borrower upon the occurrence of any one or more of the following events: (i) the occurrence of an Event of Default, (ii) upon the insolvency or bankruptcy of Borrower, Guarantor or Key Principal, (iii) if at any time Kohl's is not performing all maintenance obligations under and in accordance with the Kohl's Lease, or (iv) if the Kohl's Lease is no longer in full force and effect.

(b) If a Manager is appointed, Lender shall have the right to require Borrower to replace Manager with a Qualified Manager pursuant to Replacement Management Agreement, which Qualified Manager is not an Affiliate of, but is chosen by, Borrower, upon the occurrence of any one or more of the following events: (i) at any time during the continuation of an Event of Default, (ii) if Manager shall be in default under the Management Agreement beyond any applicable notice and/or cure period, (iii) if Borrower, Guarantor, Key Principal or Manager shall become insolvent or a debtor in any Bankruptcy Action, and/or (iv) if at any time Manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds.

VIII. TRANSFERS

Section 8.1. Transfers Generally.

(a) Except as otherwise set forth in this Article VIII, Section 4.1.9 hereof, Section 11.30 hereof and the definition of "Permitted Encumbrances", without the prior consent of Lender, Borrower shall not, and shall not permit any other Restricted Party to, sell, contract to

sell, transfer, dispose of, convey, assign, partition, mortgage, pledge, encumber, alienate, grant a Lien on, grant any option or other similar right with respect to, or grant any other interest in (each, a "**Transfer**") the Property or any part thereof or any interest therein (including any legal, beneficial or economic interest in any Restricted Party), directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record.

(b) A Transfer shall include, without limitation, (i) any agreement to sell the Property, any part thereof or any interest therein (including an installment sales agreement wherein Borrower agrees to sell the Property, any part thereof or any interest therein for a price to be paid in installments); (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower's right, title and interest in and to any Leases or any Rents; (iii) if any Restricted Party is a corporation, the voluntary or involuntary sale, conveyance or transfer of such corporation's stock (or the stock of any corporation directly or indirectly Controlling such corporation by operation of law or otherwise) or the creation or issuance of new stock such that such corporation's stock shall be vested in a party or parties who are not now stockholders or any change in the Control of such corporation; (iv) if any Restricted Party is a limited or general partnership, joint venture or limited liability company, the change, removal, resignation or addition of a general partner, managing partner, limited partner, joint venturer or member, the voluntary or involuntary transfer of the partnership interest of any general partner, managing partner or limited partner, the creation or issuance of new limited partnership interests, the voluntary or involuntary transfer of the interest of any joint venturer or member or the creation or issuance of new non-managing member interests; (v) if any Restricted Party is a trust or nominee trust, the voluntary or involuntary transfer of the legal or beneficial interest in such trust or nominee trust or the creation or issuance of new legal or beneficial interests; (vi) any division of Borrower, Sole Member or Guarantor into two (2) or more separate entities (or any allocation of Borrower's, Sole Member's or Guarantor's assets, liabilities, rights and/or obligations between or among such entities) and (vii) if Borrower enters into, or the Property is or becomes subject to, any PACE Loan.

(c) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder or under the other Loan Documents in order to declare the Debt immediately due and payable upon a Transfer without Lender's prior consent, if such consent is required hereunder. This provision shall apply to every Transfer regardless of whether voluntary or not, and whether or not Lender has consented to any previous Transfer.

(d) Lender's consent to one Transfer shall not be deemed to be a waiver of Lender's right to require such consent to any future occurrence of same. Any Transfer made in contravention of this Article VIII shall be null and void and of no force and effect.

(e) Borrower agrees to bear and shall pay or reimburse Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and expenses, title search costs and title insurance endorsement premiums) incurred by Lender in connection with the review, approval and/or documentation of any proposed Transfer. If required by Lender, Borrower shall deposit with Lender an amount equal to Lender's anticipated costs and expenses in evaluating any proposed Transfer.

Section 8.2. Transfers of Interests in Restricted Parties

Notwithstanding anything to the contrary contained in Section 8.1 hereof, but subject to the provisions of this Section 8.2, Lender's consent shall not be required in connection with any of the following Transfers:

(a) any Transfer, directly as a result of the death of a natural person, of the stock, partnership interests, membership interests or other direct or indirect ownership interests in any Restricted Party previously held by the decedent in question to the Person or Persons lawfully entitled thereto;

(b) any Transfer, directly as a result of the legal incapacity of a natural person, of the stock, partnership interests, membership interests or other direct or indirect ownership interests in any Restricted Party previously held by such natural person to the Person or Persons lawfully entitled thereto;

(c) any Transfer for estate planning purposes by a natural person of the stock, partnership interests, membership interests or other direct or indirect ownership interests in any Restricted Party to any Immediate Family Member of such natural person or to a trust for the benefit of any Immediate Family Member of such natural person;

(d) any Transfer, pursuant to a single Transfer or a series of Transfers, of not more than forty-nine percent (49%) in the aggregate of the direct or indirect ownership interests in any Restricted Control Party; and

(e) any Transfer of any direct or indirect limited partnership interest in IGRE Fund;

provided that such Transfer shall not consist of, provide for or at any time require any division of Borrower, Sole Member or Guarantor into two (2) or more separate entities (or any allocation of Borrower's, Sole Member's or Guarantor's assets, liabilities, rights and/or obligations between or among such entities) or any pledge, encumbrance or other Lien upon the Property or any direct or indirect interest in any Restricted Party and the following conditions are satisfied:

(i) (A) with respect to any Transfer described in Section 8.2(a) or Section 8.2(b) above, no Event of Default shall occur (with the giving of notice or passage of time or otherwise) solely as a result of such Transfer; provided that, with respect to any Transfer described in Section 8.2(a) or Section 8.2(b) above that fails to satisfy the condition set forth in this clause (i), such Transfer shall constitute a Transfer in violation of this Agreement and the other Loan Documents, but such Transfer shall not, in and of itself, result in any recourse liability pursuant to Section 11.22 hereof and (B) with respect to any Transfer described in Section 8.2(c), Section 8.2(d) or Section 8.2(e) above, no Event of Default shall have occurred and remain outstanding or shall occur (with the giving of notice or passage of time or otherwise) solely as a result of such Transfer;

(ii) (A) with respect to any Transfer described in Section 8.2(a) or Section 8.2(b) above, Borrower shall give Lender (1) notice of such Transfer, together with a copy of an updated, post-Transfer organizational chart and copies of all instruments effecting such Transfer reasonably promptly following such Transfer (but in no event later than ten (10) Business Days after Lender's request therefor) and (2) copies of any Organizational Documents that Lender may reasonably require within ten (10) Business Days of Lender's request therefor; and (B) with respect to any Transfer described in Section 8.2(c), Section 8.2(d) or Section 8.2(e) above, Borrower shall give Lender (1) notice of such Transfer, together with a copy of an updated pro-forma organizational chart assuming such Transfer and copies of all instruments effecting such Transfer not less than thirty (30) days prior to the proposed date of such Transfer and (2) copies of any Organizational Documents that Lender may reasonably require within five (5) Business Days of Lender's request therefor;

(iii) to the extent the transferee, together with its Affiliates, shall own ten percent (10%) or more of the direct or indirect interests in any Restricted Control Party immediately following such Transfer (provided that such transferee did not own ten percent (10%) or more of the direct or indirect ownership interests in such Restricted Control Party as of the Closing Date), Lender shall have performed searches (it being understood and agreed that the results of such searches must be reasonably satisfactory to Lender) and/or received such documents and information as required by Lender, in each case in form and substance reasonably satisfactory to Lender, to comply with Lender's then customary "know your customer" and compliance requirements with respect to the transferee and its Affiliates; provided that, with respect to any Transfer described in Section 8.2(a) or Section 8.2(b) above, to the extent necessary, (A) such searches and review of the applicable search results, documents and information shall be performed by Lender following such Transfer (and following its receipt of the documents and information required to be provided to Lender pursuant to clause (ii)(A) above), (B) Borrower shall deliver the documents and information required by Lender pursuant to clause (ii)(A) above reasonably promptly following Lender's request therefor (but in no event later than ten (10) Business Days after Lender's request therefor), and (C) if the conditions set forth in this clause (iii) are not satisfied, such Transfer shall constitute a Transfer in violation of this Agreement and the other Loan Documents, but such Transfer shall not, in and of itself, result in any recourse liability pursuant to Section 11.22 hereof;

(iv) to the extent the transferee, together with its Affiliates, shall own twenty percent (20%) or more of the direct or indirect interests in any Restricted Control Party immediately following such Transfer (provided that such transferee did not own twenty percent (20%) or more of the direct or indirect ownership interests in such Restricted Control Party as of the Closing Date), Borrower shall have delivered the results of customary searches with respect to such transferee and its Affiliates as Lender may reasonably require (it being understood and agreed that the scope of such searches and such search results must be reasonably satisfactory to Lender); provided that, with respect to any Transfer described in Section 8.2(a) or

Section 8.2(b) above, to the extent necessary, (A) Borrower shall deliver such search results reasonably promptly following such Transfer (but in no event later than ten (10) Business Days after Lender's request therefor), (B) such review of the applicable search results shall be performed by Lender following its receipt of the documents and information required to be provided to Lender pursuant to clause (ii)(A) above, and (C) if the conditions set forth in this clause (iv) are not satisfied, such Transfer shall constitute a Transfer in violation of this Agreement and the other Loan Documents, but such Transfer shall not, in and of itself, result in any recourse liability pursuant to Section 11.22 hereof;

(v) (A) with respect to any Transfer described in Section 8.2(a) or Section 8.2(b) above, (1) such Transfer shall not cause, or result in, a change of Control of any Restricted Control Party; provided that, in connection with a Transfer directly as a result of the death or legal incapacity of Key Principal, the Immediate Family Members of Key Principal or trusts established for their benefit may acquire Control of the applicable Restricted Control Party and (2) such Transfer shall not cause the transferee, together with its Affiliates, to acquire (or increase) its direct or indirect interest in any Restricted Control Party to an amount which exceeds forty-nine percent (49%) in the aggregate; provided that, in connection with a Transfer directly as a result of the death or legal incapacity of Key Principal, the Immediate Family Members of Key Principal or trusts established for their benefit may acquire (or increase) their direct or indirect interest in the applicable Restricted Control Party to an amount which exceeds forty-nine percent (49%) in the aggregate; (B) with respect to any Transfer described in Section 8.2(c) above, (1) such Transfer shall not cause the transferee, together with its Affiliates, to acquire Control of any Restricted Control Party, (2) such Transfer shall not result in any Restricted Control Party no longer being Controlled by Key Principal, and (3) such Transfer shall not cause the transferee, together with its Affiliates, to acquire (or increase) its direct or indirect interest in any Restricted Control Party to an amount which exceeds forty-nine percent (49%) in the aggregate; provided that, in connection with a Transfer for estate planning purposes by Key Principal, the Immediate Family Members of Key Principal or trusts established for their benefit may acquire (or increase) their direct or indirect interest in the applicable Restricted Control Party to an amount which exceeds forty-nine percent (49%) in the aggregate; and (C) with respect to any Transfer described in Section 8.2(d) or Section 8.2(e) above, (1) such Transfer shall not cause the transferee, together with its Affiliates, to acquire Control of any Restricted Control Party, (2) such Transfer shall not result in any Restricted Control Party no longer being Controlled by Key Principal, and (3) such Transfer shall not cause the transferee, together with its Affiliates, to acquire (or increase) its direct or indirect interest in any Restricted Control Party to an amount which exceeds forty-nine percent (49%) in the aggregate;

(vi) (A) with respect to any Transfer described in Section 8.2(c) above, after giving effect to such Transfer, Guarantor, the Immediate Family Members of Key Principal and trusts established for the benefit of Key Principal or the Immediate Family Members of Key Principal shall continue to own, directly or indirectly, at

least fifty one percent (51%) of all legal, beneficial and economic interests in each Restricted Control Party and (B) with respect to any Transfer described in Section 8.2(d) or Section 8.2(e) above, after giving effect to such Transfer, Guarantor shall continue to own, directly or indirectly, at least fifty one percent (51%) of all legal, beneficial and economic interests in each Restricted Control Party;

(vii) after giving effect to such Transfer, (A) no Prohibited Entity shall own any direct or indirect interest in Borrower and (B) no Prohibited Entity shall Control Borrower; provided that, with respect to any Transfer described in Section 8.2(a) or Section 8.2(b) above, if the conditions set forth in this clause (vii) are not satisfied, such Transfer shall constitute a Transfer in violation of this Agreement and the other Loan Documents, but such Transfer shall not, in and of itself, result in any recourse liability pursuant to Section 11.22 hereof;

(viii) if, prior to such Transfer, the Property was managed by a Manager pursuant to the Management Agreement, the Property shall continue to be managed by such Manager pursuant to the Management Agreement or another Qualified Manager pursuant to a Replacement Management Agreement;

(ix) the legal and financial structure of Borrower, and the single purpose nature and bankruptcy remoteness of Borrower, after such Transfer, shall satisfy Lender's the then current underwriting criteria and requirements and the criteria established by the Rating Agencies for single purpose, bankruptcy remote entities; and

(x) Borrower shall have paid all reasonable out-of-pocket costs and expenses incurred by Lender in connection with such Transfer (including reasonable fees and disbursements of Lender's counsel and fees, costs and expenses of the Rating Agencies).

Notwithstanding anything to the contrary contained herein, neither the issuance of any preferred equity interests with any of the characteristics of debt (such as a fixed redemption date or maturity date, a fixed rate of return, regular payments of interest, a pledge of ownership interests as collateral, any right to demand repayment or any right to cause a change of Control) in any Restricted Party nor the pledge of any such preferred equity interests shall be permitted without the consent of Lender.

Section 8.3. Loan Assumption

No assumption of the Loan shall be permitted before the first (1st) anniversary of the first (1st) Monthly Payment Date. Thereafter, Lender's consent to a Transfer consisting of the sale of the Property to a new borrower and the concurrent assumption of the Loan by such new borrower shall not be unreasonably withheld after consideration of all relevant factors and provided that the following conditions are satisfied:

(a) Lender shall have received a notice from Borrower requesting Lender's consent to such Transfer not less than sixty (60) days prior to the proposed date of such Transfer;

(b) no Event of Default shall have occurred and remain outstanding or shall occur (with the giving of notice or passage of time or otherwise) solely as a result of such Transfer;

(c) the proposed transferee ("**Transferee**") shall be a limited partnership or limited liability company that qualifies as a single purpose, bankruptcy remote entity under Section 3.1.24 hereof and any other criteria established by the Rating Agencies (including, without limitation, criteria applicable to Transferee SPE Constituent Entities);

(d) neither Transferee nor any Transferee SPE Constituent Entity shall be a Prohibited Entity;

(e) (i) Lender shall have received an organizational chart of Transferee in form and substance reasonably satisfactory to Lender, (ii) Lender shall have performed searches (it being understood and agreed that the results of such searches must be reasonably satisfactory to Lender) and/or received such documents and information as required by Lender, in each case in form and substance reasonably satisfactory to Lender, to comply with Lender's then customary "know your customer" and compliance requirements and the transferee and its Affiliates and (iii) Borrower shall have delivered the results of customary searches with respect to such transferee and its Affiliates as Lender may reasonably require (it being understood and agreed that the scope of such searches and such search results must be reasonably satisfactory to Lender);

(f) the Organizational Documents of Transferee and Transferee SPE Constituent Entities shall be reasonably satisfactory to Lender;

(g) neither any Transferee Sponsor, Transferee nor any other Person owned or Controlled, directly or indirectly, by Transferee Sponsors shall have been a debtor in any Bankruptcy Action or taken advantage of any Bankruptcy Law or any law for the benefit of debtors within seven (7) years prior to the date of the proposed Transfer;

(h) neither any Transferee Sponsor, Transferee nor any other Person owned or Controlled, directly or indirectly, by Transferee Sponsors shall have defaulted under its obligations with respect to any Indebtedness in a manner which is not reasonably acceptable to Lender;

(i) there shall be no material litigation or regulatory action pending or threatened against any Transferee Sponsor, Transferee or any other Person owned or Controlled, directly or indirectly, by Transferee Sponsors which is not reasonably acceptable to Lender;

(j) Transferee and Transferee Sponsors shall, as of the date of such Transfer, have an aggregate net worth and liquidity reasonably satisfactory to Lender;

(k) Transferee and Transferee Sponsors (together with Transferee's proposed property manager) shall be experienced owners and operators of properties similar in location, size, class, use, operation and value as the Property, as evidenced by financial statements and other information reasonably satisfactory to Lender (it being understood and agreed that Lender

reserves the right to approve Transferee and/or Transferee Sponsors without approving its proposed property manager);

(l) If any Management Agreement will be terminated as a result of such Transfer, the Property shall be managed by a Qualified Manager in accordance with a Replacement Management Agreement;

(m) Transferee and Transferee SPE Constituent Entities shall have delivered all agreements, certificates and opinions reasonably required by Lender (including, if applicable, an amendment to Section 3.1.24 or Section 8.2 hereof to incorporate necessary changes based on differences in the organizational structures of Borrower and Transferee);

(n) Transferee shall have assumed all obligations of Borrower under the Loan Documents in a manner reasonably satisfactory to Lender, including, without limitation, pursuant to an assumption agreement in form and substance reasonably satisfactory to Lender;

(o) Borrower shall have delivered, at its sole cost and expense, an endorsement to the Title Insurance Policy, as modified by the assumption agreement, as a valid first lien on the Property and naming Transferee as owner of the Property, which endorsement shall insure that, as of the date of the recording of the assumption agreement, the Property shall not be subject to any Liens other than those contained in the Title Insurance Policy issued on the Closing Date and the Permitted Encumbrances;

(p) one (1) or more substitute or additional guarantors reasonably acceptable to Lender shall (i) have assumed all obligations of Guarantor under the Guaranty and the Environmental Indemnity or (ii) have executed a replacement or additional guaranty and a replacement or additional environmental indemnity in form and substance reasonably satisfactory to Lender;

(q) intentionally omitted;

(i) if required by Lender, Borrower shall have delivered a Rating Agency Confirmation as to such Transfer and Transferee;

(r) Borrower shall have paid to Lender an assumption fee equal to one half of one percent (0.5%) of the Outstanding Principal Balance with respect to the first assumption of the Loan and one percent (1%) of the Outstanding Principal Balance with respect to any subsequent assumption of the Loan; and

(s) Borrower shall have paid all reasonable out-of-pocket costs and expenses incurred in connection with such Transfer (including reasonable fees and disbursements of Lender's counsel and fees, costs and expenses of the Rating Agencies).

IX. SALE AND SECURITIZATION OF MORTGAGE

Section 9.1. Sale of Mortgage and Securitization.

(a) Lender shall have the right, at any time and from time to time, (i) to sell or otherwise transfer the Loan as a whole loan or sell or otherwise transfer any portion thereof or any interest therein, (ii) to sell participation interests in the Loan or (iii) to securitize the Loan or any portion thereof or any interest therein in one or more private or public securitizations. (The transactions referred to in clauses (i), (ii) and (iii) are each hereinafter referred to as a "**Secondary Market Transaction**" and the transaction referred to in clause (iii) shall hereinafter be referred to as a "**Securitization**." Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as "**Securities**.")

(b) If requested by Lender, Borrower shall assist Lender in satisfying the market standards to which Lender customarily adheres or which may be required in the marketplace, by the Rating Agencies or by any Legal Requirements in connection with any Secondary Market Transactions:

(i) (A) provide updated financial and other information with respect to the Property, the business operated at the Property, Borrower, Guarantor, any Affiliate of Borrower or Guarantor and Manager (including, without limitation, the information set forth on Schedule 9.1(b) hereto), (B) provide updated budgets and rent rolls (including itemized percentage of floor area occupied and percentage of aggregate base rent for each Tenant) relating to the Property and (C) provide updated appraisals, market studies, environmental audits, reviews and reports (Phase I's and, if appropriate, Phase II's), property condition reports and other due diligence investigations of the Property (the information required under clauses (A), (B) and (C) shall hereinafter be referred to collectively as the "**Updated Information**"), together with appropriate verification of the Updated Information through letters of auditors, certificates of third party providers or opinions of counsel acceptable to Lender and the Rating Agencies;

(ii) provide opinions of counsel, which may be relied upon by Lender, the NRSROs and their respective counsel, agents and representatives, as to bankruptcy non-consolidation, fraudulent conveyance, and "true sale" or any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to the Property, Borrower, Guarantor and any Affiliate of Borrower or Guarantor, which counsel and opinions shall be satisfactory to Lender and the Rating Agencies;

(iii) provide, and cause to be provided, updated representations and warranties made in the Loan Documents and make, and cause to be made, such additional representations and warranties as may be requested by Lender or the Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof;

(iv) execute, and cause to be executed, such amendments, replacements or other modifications to the Loan Documents or Borrower's Organizational Documents as may be requested by Lender or the Rating Agencies to effect the Secondary Market Transactions, in each case, in accordance with the applicable requirements of the Rating Agencies; provided, however, that Borrower shall not be required to

amend, restate or otherwise modify any Loan Document if such amendment, restatement or other modification would (A) increase the initial weighted average interest rate or change the principal amortization schedule for the Loan (except that the weighted average interest rate or the principal amortization schedule for the Loan may subsequently change due to involuntary prepayments or if an Event of Default shall occur) or (B) amend or otherwise modify any other material economic term of the Loan; and

(v) attend management meetings, provide access to the Property and conduct tours of the Property; and

(vi) provide, and cause to be provided, certificates or other evidence of reliance satisfactory to Lender and the Rating Agencies with respect to any information or third party reports obtained in connection with the origination of the Loan or any Updated Information from Borrower, Guarantor, any Affiliate of Borrower or Guarantor, any Manager and any accountants, appraisers, engineers, environmental assessment experts and other experts or third party providers of such information, reports or Updated Information.

(c) If, at the time one or more Disclosure Documents are being prepared for or in connection with a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of Borrower (including any guarantor or other Person that is directly or indirectly committed by contract or otherwise to make payments on all or a part of the Loan) collectively, or the Property alone or the Property and Related Properties collectively, will be a Significant Obligor, Borrower shall furnish to Lender upon request the following financial information:

(i) if Lender expects that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included in the Securitization, net operating income for the Property and the Related Properties for the most recent Fiscal Year and interim period as required under Item 1112(b)(1) of Regulation AB (or, if the Loan is not treated as a non-recourse loan under Instruction 3 for Item 1101(k) of Regulation AB, selected financial data meeting the requirements and covering the time periods specified in Item 301 of Regulation S-K and Item 1112(b)(1) of Regulation AB), or

(ii) if Lender expects that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included in the Securitization, the financial statements required under Item 1112(b)(2) of Regulation AB (which includes, but may not be limited to, a balance sheet with respect to the entity that Lender determines to be a Significant Obligor for the two most recent Fiscal Years and applicable interim periods, meeting the requirements of Rule 3-01 of Regulation S-X, and statements of income and statements of cash flows with respect to the Property for the three most recent Fiscal Years and applicable interim periods, meeting the requirements

of Rule 3-02 of Regulation S-X (or if Lender determines that the Property is the Significant Obligor and the Property (other than properties that are hotels, nursing homes, or other properties that would be deemed to constitute a business and not real estate under Regulation S-X or other legal requirements) was acquired from an unaffiliated third party and the other conditions set forth in Rule 3-14 of Regulation S-X have been met, the financial statements required by Rule 3-14 of Regulation S-X)).

(d) Further, if requested by Lender, Borrower shall, promptly upon Lender's request, furnish to Lender financial data or financial statements meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, for any tenant of the Property if, in connection with a Securitization, Lender expects there to be, as of the cut-off date for such Securitization, a concentration with respect to such tenant or group of Affiliated tenants within all of the mortgage loans included or expected to be included in the Securitization such that such tenant or group of Affiliated tenants would constitute a Significant Obligor. Borrower shall furnish to Lender, on an ongoing basis, financial data or financial statements with respect to such tenants meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, but only for so long as such entity or entities are a Significant Obligor and either (i) Exchange Act Filings in connection with or relating to the Securitization are required to be made under applicable Legal Requirements or (ii) comparable information is required to otherwise be "available" to holders of the Securities under Regulation AB or applicable Legal Requirements.

(e) If Lender determines that Borrower alone or Borrower and one or more Affiliates of any Borrower collectively, or the Property alone or the Property and Related Properties collectively, are a Significant Obligor, then Borrower shall furnish to Lender, on an ongoing basis, selected financial data or financial statements meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, but only for so long as such entity or entities are a Significant Obligor and either (i) Exchange Act Filings are required to be made under applicable Legal Requirements or (ii) comparable information is required to otherwise be "available" to holders of the Securities under Regulation AB or applicable Legal Requirements.

(f) Any financial data or financial statements provided pursuant to this Section 9.1 shall be furnished to Lender within the following time periods:

(i) with respect to information requested in connection with the preparation of Disclosure Documents for a Securitization, within ten (10) Business Days after notice from Lender; and

(ii) with respect to ongoing information required under Sections 9.1(d) and (e) above, (A) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (B) not later than seventy-five (75) days after the end of each Fiscal Year of Borrower.

(g) All financial data and financial statements provided by Borrower hereunder pursuant to Sections 9.1(c), (d), (e) and (f) hereof shall be prepared in accordance with the Acceptable Accounting Basis and, if applicable, shall meet the requirements of Regulation AB, Regulation S-K, Regulation S-X, and/or any other applicable Legal Requirements. If

required by the applicable Legal Requirements, all such financial statements relating to a Fiscal Year shall be audited by independent accountants of Borrower acceptable to Lender in accordance with generally accepted auditing standards, Regulation S-X or Regulation S-K, as applicable, Regulation AB, and all other applicable Legal Requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB, and all other applicable Legal Requirements, and shall be further accompanied by a manually executed consent of the independent accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document, any Exchange Act Filing or any report that is required to be made "available" to holders of the Securities under Regulation AB or applicable Legal Requirements and to the use of the name of such independent accountants and the reference to such independent accountants as "experts" in any Disclosure Document, any Exchange Act Filing or any report that is required to be made "available" to holders of the Securities under Regulation AB or applicable Legal Requirements, all of which shall be provided at the same time as the related financial statements are required to be provided. All other financial data and financial statements (audited or unaudited) provided by Borrower shall be accompanied by an Officer's Certificate which shall state that such financial data and financial statements meet the requirements set forth in the first sentence of this paragraph.

(h) In the event Lender determines, in connection with a Securitization, that financial statements and financial data required in order to comply with Regulation AB or any amendment, modification or replacement thereto or any other Legal Requirements are other than as provided herein, then notwithstanding the foregoing provisions of this Section 9.1, Lender may request, and Borrower shall promptly provide, such other financial statements and financial data as Lender determines to be necessary or appropriate for such compliance.

(i) Without limiting the generality of Section 9.1(h) above, if requested by Lender, Borrower shall promptly provide Lender with any financial statements or financial, statistical, operating or other information as Lender shall determine to be required pursuant to Regulation AB or any amendment, modification or replacement thereto or any other Legal Requirements in connection with any Disclosure Document, any Exchange Act Filing or any report that is required to be made "available" to holders of the Securities under Regulation AB or applicable Legal Requirements or as shall otherwise be reasonably requested by Lender.

(j) Borrower agrees that Lender may disclose any information relating to Borrower, its Affiliates, the Property or any aspect of the Loan (including information provided by or on behalf of Borrower or any of its Affiliates to Lender) to the parties requesting such information and, if applicable, the NRSROs in connection with any Secondary Market Transaction. Borrower also understands that the findings and conclusions of any third-party due diligence report obtained by Lender or other Securitization Indemnified Parties may be made publicly available if required, and in the manner prescribed, by Section 15E(s)(4)(A) of the Exchange Act, any rules promulgated thereunder or any other applicable Legal Requirements.

(k) All costs and expenses incurred by Borrower, Guarantor and Lender in connection with this Section 9.1 (including, without limitation, the fees and expenses of the Rating Agencies) shall be paid by Borrower.

Section 9.2. Securitization Indemnification.

(a) Borrower understands that information provided to Lender by Borrower or its agents, counsel and representatives may be included in Disclosure Documents in connection with a Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "**Securities Act**"), or the Securities and Exchange Act of 1934, as amended (the "**Exchange Act**"), and may be made available to investors or prospective investors in the Securities, the NRSROs and other advisory and service providers relating to a Securitization. In the event that any Disclosure Document is required to be revised prior to the sale of all Securities in connection with a Securitization, Borrower will cooperate with Lender (or, if applicable, the holder of the applicable interest in the Loan) in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.

(b) Borrower hereby agrees to indemnify Lender, UBS AG 1285 BRANCH, any Affiliate of UBS AG 1285 BRANCH that has filed any registration statement relating to the Securitization or has acted as the issuer, the sponsor or depositor in connection with a Securitization, any Affiliate of UBS AG 1285 BRANCH that acts as an underwriter, placement agent or initial purchaser of the Securities issued in connection with a Securitization, any other issuers, depositors, underwriters, placement agents or initial purchasers of the Securities issued in connection with a Securitization, and each of their respective directors, officers, partners, employees, representatives, agents and Affiliates, and each Person that controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the "**Securitization Indemnified Parties**") for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses (collectively, the "**Securitization Indemnification Liabilities**") to which any Securitization Indemnified Party may become subject insofar as the Securitization Indemnification Liabilities arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the information provided to Lender by Borrower, any Affiliate of Borrower or any of their respective agents, counsel or representatives and (ii) the omission or alleged omission to state therein a material fact required to be stated in such information or necessary in order to make the statements in such information, in light of the circumstances under which they were made, not misleading. Borrower also agrees to reimburse each Securitization Indemnified Party for any legal or other costs and expenses reasonably incurred by such Securitization Indemnified Party in connection with investigating or defending the Securitization Indemnification Liabilities. Borrower's liability under this paragraph will be limited to any such liability, obligation, loss, damage, penalty, action, judgment, suit, claim, cost or expense that arises out of or is based upon an untrue statement or omission made therein in reliance upon and in conformity with information furnished by or on behalf of Borrower in connection with the preparation of the Disclosure Documents or in connection with the underwriting or closing of the Loan (including, without limitation, financial statements of Borrower, operating statements and rent rolls with respect to the Property). This indemnity provision will be in addition to any obligation or liability which Borrower may otherwise have.

(c) In connection with Exchange Act Filings and information therein or other reports containing comparable information that are required to be made "available" to holders of the Securities under Regulation AB or applicable Legal Requirements, as it relates to the

Property, Borrower, Guarantor, any Affiliate of Borrower or Guarantor, any Manager or any other aspect of the Loan, Borrower agrees to (i) indemnify the Securitization Indemnified Parties for Securitization Indemnification Liabilities to which any Securitization Indemnified Party may become subject insofar as the Securitization Indemnification Liabilities arise out of, or are based upon, an untrue statement or omission made in reliance upon, and in conformity with, information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document, in connection with the underwriting or closing of the Loan or any of the reports, statements or other information furnished by or on behalf of Borrower pursuant to the terms of this Agreement, including financial statements of Borrower, operating statements and rent rolls with respect to the Property, and (ii) reimburse each Securitization Indemnified Party for any legal or other costs and expenses reasonably incurred by such Securitization Indemnified Party in connection with defending or investigating the Securitization Indemnification Liabilities.

(d) Promptly after receipt by a Securitization Indemnified Party of notice of any claim or the commencement of any action or suit, such Securitization Indemnified Party shall, if a claim for indemnification in respect thereof is to be made against Borrower, notify Borrower in writing of the claim or the commencement of such action or suit; provided, however, that the failure to notify Borrower shall not relieve Borrower from any liability which it may have under the indemnification provisions of this Section 9.2, except to the extent that it has been materially prejudiced by such failure and, provided further that the failure to notify Borrower shall not relieve Borrower from any liability which it may have to any Securitization Indemnified Party otherwise than under the provisions of this Section 9.2. If any such claim, action or suit shall be brought against any Securitization Indemnified Party, and it shall notify Borrower thereof, Borrower shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to such Securitization Indemnified Party. After notice from Borrower to the applicable Securitization Indemnified Party of Borrower's election to assume the defense of such claim, action or suit, Borrower shall not be liable to such Securitization Indemnified Party for any legal or other costs and expenses subsequently incurred by such Securitization Indemnified Party in connection with the defense thereof except as provided in the following sentence; provided, however, if the defendants in any such action or suit include both Borrower, on the one hand, and one or more Securitization Indemnified Parties on the other hand, and a Securitization Indemnified Party shall have reasonably concluded that there are legal defenses available to it and/or other Securitization Indemnified Parties that are different or in addition to those available to Borrower, the Securitization Indemnified Party or Parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action or suit on behalf of such Securitization Indemnified Party or Parties. The Securitization Indemnified Party shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Securitization Indemnified Party is seeking or intends to seek reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel's fees and disbursements are related solely to the defense of a claim for which Borrower is required hereunder to indemnify such Securitization Indemnified Party. Borrower shall not be liable for the costs and expenses of more than one (1) such separate counsel unless a Securitization Indemnified Party shall have reasonably concluded that there may be legal

defenses available to it that are different from or additional to those available to another Securitization Indemnified Party.

(e) Without the prior written consent of the applicable Securitization Indemnified Party (which consent shall not be unreasonably withheld or delayed), Borrower shall not settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Securitization Indemnified Party is an actual or potential party to such claim, action, suit or proceeding) unless Borrower shall have given the applicable Securitization Indemnified Party reasonable prior notice thereof and shall have obtained an unconditional release of each Securitization Indemnified Party from all Securitization Indemnification Liabilities arising out of or relating to such claim, action, suit or proceeding. As long as Borrower has complied with its obligations to defend and indemnify hereunder, Borrower shall not be liable for any settlement made by any Securitization Indemnified Party without the consent of Borrower (which consent shall not be unreasonably withheld or delayed).

(f) Borrower agrees that if any indemnification or reimbursement sought pursuant to this Section 9.2 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Securitization Indemnified Party harmless (with respect only to the Securitization Indemnification Liabilities that are the subject of this Section 9.2), then Borrower, on the one hand, and such Securitization Indemnified Party, on the other hand, shall contribute to the Securitization Indemnification Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (i) in such proportion as is appropriate to reflect the relative benefits to Borrower, on the one hand, and such Securitization Indemnified Party, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative faults of Borrower, on the one hand, and all Securitization Indemnified Parties, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 9.2, (A) no Person found liable for a fraudulent misrepresentation shall be entitled to contribution from any other Person who is not also found liable for such fraudulent misrepresentation, and (B) Borrower agrees that in no event shall the amount to be contributed by the Securitization Indemnified Parties collectively pursuant to this Section 9.2(f) exceed the amount of the fees actually received by the Securitization Indemnified Parties in connection with the closing of the Loan.

(g) Borrower agrees that the indemnification, contribution and reimbursement obligations set forth in this Section 9.2 shall apply whether or not any Securitization Indemnified Party is a formal party to any claim, action, suit or proceeding. Borrower further agrees that the Securitization Indemnified Parties are intended third party beneficiaries under this Section 9.2.

(h) The liabilities and obligations of Borrower and the Securitization Indemnified Parties under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

X. DEFAULTS

Section 10.1. Event of Default.

(a) Each of the following events shall constitute an event of default hereunder (an "**Event of Default**"):

(i) (A) if any monthly Debt Service, any monthly deposit of Reserve Funds or the payment due on the Maturity Date is not paid when due or (B) if any other portion of the Debt is not paid when due; provided that, with respect to this clause (B), such non-payment continues for five (5) days following notice to Borrower that the same is due and payable;

(ii) if any of the Taxes or Other Charges are not paid when due;

(iii) if the Policies are not kept in full force and effect;

(iv) if Borrower commits, permits or suffers a Transfer in violation of the provisions of this Agreement or Article 6 of the Security Instrument;

(v) if any certification, representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date such certification, representation or warranty was made;

(vi) (A) if Borrower or Sole Member shall make an assignment for the benefit of creditors or (B) if Guarantor shall make an assignment for the benefit of creditors;

(vii) (A) if Borrower or Sole Member fails or admits its inability to pay debts generally as they become due or (B) if Guarantor fails or admits its inability to pay debts generally as they become due;

(viii) (A) if a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official shall be appointed for Borrower or Sole Member or if Borrower or Sole Member shall be adjudicated a bankrupt or insolvent, or if any petition, case or proceeding for bankruptcy, reorganization or arrangement pursuant to any applicable Bankruptcy Law, shall be filed by or against, consented to, or acquiesced or joined in by, Borrower or Sole Member, or if any petition, case or proceeding for the dissolution or liquidation of Borrower or Sole Member shall be instituted; provided, however, if such appointment, adjudication, petition, case or proceeding was involuntary and not consented to by Borrower or Sole Member, upon the same not being discharged or dismissed within sixty (60) days, or (B) if a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official shall be appointed for Guarantor or if Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition, case or proceeding for bankruptcy, reorganization or arrangement pursuant to any applicable Bankruptcy Law, shall be filed by or against, consented to, or acquiesced or joined in by, Guarantor, or if any petition, case or proceeding for the dissolution or liquidation of Guarantor

shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Guarantor, upon the same not being discharged or dismissed within sixty (60) days or if an order for relief is entered;

(ix) if Borrower or Guarantor attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(x) if Borrower shall be in default beyond any applicable cure periods under any agreement (other than the Loan Documents) creating a Lien on the Property or any part thereof;

(xi) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xii) if Borrower shall continue to be in Default under any of the terms, covenants or provisions set forth in Section 9.1, Section 11.29 or Section 11.30 hereof, or fails to cooperate with Lender in connection with a Secondary Market Transaction in accordance with the terms, covenants and provisions set forth in Section 9.1 hereof, for three (3) days after notice to Borrower from Lender;

(xiii) intentionally omitted;

(xiv) if Borrower breaches any representation, warranty or covenant contained in Section 3.1.24 hereof;

(xv) (A) if a breach or default by Borrower under any condition or obligation contained in any Operating Agreement is not cured within any applicable cure period provided therein, (B) if there occurs any event or condition that gives any party to any Operating Agreement (other than Borrower) the right to terminate or cancel such Operating Agreement and such event or condition is not cured within any applicable cure period under such Operating Agreement, (C) if any Operating Agreement is terminated or cancelled without Lender's prior consent, the termination of cancellation of which could result in a Material Adverse Effect as reasonably determined by Lender, or (D) if any of the terms, covenants or conditions of any Operating Agreement shall in any manner be modified, changed, supplemented, altered, or amended without Lender's prior consent, which modification, change, supplementation, alteration or amendment, in each case, could result in a Material Adverse Effect as reasonably determined by Lender;

(xvi) if a material default has occurred and continues beyond any applicable cure period under any Management Agreement and such default permits any Manager thereunder to terminate or cancel such Management Agreement;

(xvii) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in clauses (i) to (xvi) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days;

(xviii) if there shall be Default under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents, whether as to Borrower, Guarantor or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt; or

(xix) if Borrower breaches any representation, warranty or covenant contained in Section 3.1.42, Section 3.1.53, Section 4.1.26 or Section 4.2.16 hereof.

(b) Upon the occurrence of an Event of Default (other than an Event of Default described in Section 10.1(a)(vi), (vii) or (viii) above) and at any time thereafter, Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in Section 10.1(a)(vi), (vii) or (viii) above, the Debt shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 10.2. Remedies.

(a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any portion of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or initiated or taken other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of the Property. Any such actions taken by Lender shall be cumulative and

concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole and absolute discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that, if an Event of Default has occurred and remains outstanding, (i) Lender is not subject to any "one action" or "election of remedies" law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its rights and remedies against the Property and the Security Instrument has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Obligations or the Debt has been paid in full.

(b) With respect to Borrower and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Property for the satisfaction of any of the Debt in any order, proportion or priority, and Lender may seek satisfaction out of the Property, or any part thereof, in its sole and absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Security Instrument in any manner and for any amounts secured by the Security Instrument then due and payable as determined by Lender in its sole and absolute discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Security Instrument to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance, Lender may foreclose the Security Instrument to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Security Instrument as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Security Instrument to secure payment of sums secured by the Security Instrument and not previously recovered.

(c) Upon the occurrence of an Event of Default (but without limiting Lender's rights under Section 9.1, Section 11.29 or Section 11.30 hereof), Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (collectively, the "**Severed Loan Documents**") in such denominations and priority as Lender shall determine in its sole and absolute discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender's intent to exercise its rights under such power. Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and other matters and documentation in connection therewith. The Severed Loan Documents shall not contain any representations, warranties or

covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d) Any amounts recovered from the Property or any other collateral for the Loan after the occurrence of an Event of Default may be applied by Lender toward the payment of any principal and/or interest of the Loan and/or any other amounts due under the Loan Documents in such order, proportion and priority as Lender in its sole and absolute discretion shall determine.

Section 10.3. Right to Cure Defaults.

Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or under the other Loan Documents or being deemed to have cured any Event of Default, make, do or perform any obligation of Borrower hereunder or under the other Loan Documents in such manner and to such extent as Lender may deem necessary. Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes. All costs and expenses incurred by Lender in remedying or attempting to remedy such Event of Default or such other breach or default by Borrower or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate from the date such costs and expenses were incurred to the date reimbursement payment is received by Lender. All such costs and expenses incurred by Lender, together with interest thereon calculated at the Default Rate, shall be deemed to constitute a portion of the Obligations, shall be secured by the liens and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

Section 10.4. Remedies Cumulative.

The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender's rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender's sole and absolute discretion. No delay or omission to exercise any right, power or remedy accruing upon an Event of Default shall impair any such right, power or remedy or shall be construed as a waiver thereof, but any such right, power or remedy may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any right, power or remedy consequent thereon.

XI. MISCELLANEOUS

Section 11.1. Successors and Assigns.

This Agreement and all agreements, covenants, representations and warranties in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 11.2. Lender's Discretion.

Whenever pursuant to this Agreement or any of the other Loan Documents, Lender exercises any right given to it to approve or disapprove, or any arrangement, document, instrument or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements, documents, instruments or terms are satisfactory or not satisfactory shall (except as is otherwise specifically provided herein or in such other Loan Document) be in the sole discretion of Lender and shall be final and conclusive. Prior to a Securitization, whenever pursuant to this Agreement or any other Loan Document, the Rating Agencies are given any right to approve or disapprove, or any arrangement, document, instrument or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove or to decide whether arrangements, documents, instruments or terms are satisfactory or not satisfactory, based upon Lender's determination of Rating Agency criteria, shall be substituted therefor.

Section 11.3. Governing Law.

(a) **THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY**

OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) **ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER'S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:**

PARACORP INCORPORATED
ONE COMMERCE PLAZA
99 WASHINGTON AVENUE #805A
ALBANY, NY 12210-2822

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE AGENT IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 11.4. Modification, Waiver in Writing.

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be

effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 11.5. Delay Not a Waiver.

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement in, or exercising any right, power, remedy or privilege under, this Agreement or any other Loan Document shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Lender shall have the right to waive or reduce any time periods that Lender is entitled to under the Loan Documents in its sole and absolute discretion.

Section 11.6. Notices.

(a) All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a "**Notice**") required, permitted, or desired to be given hereunder shall be in writing (i) sent by registered or certified mail, postage prepaid, return receipt requested, (ii) delivered by hand, or (iii) delivered by reputable overnight courier addressed to the party to be so notified at its address hereinafter set forth. Any Notice shall be deemed to have been received: (A) if sent by registered or certified mail, on the date of delivery or the date of the first attempted delivery, in either case on a Business Day (otherwise on the next Business Day), (B) if delivered by hand, on the date of delivery if delivered during business hours on a Business Day (otherwise on the next Business Day), and (C) if sent by an overnight commercial courier, on the next Business Day, in each case addressed to the parties as follows:

If to Lender:	UBS AG 1285 Avenue of the Americas New York, New York 10019 Attention: Transaction Management - Henry Chung
with a copy to:	Frost Brown Todd LLC 400 West Market Street, Suite 3200 Louisville, Kentucky 40202 Attention: John W. Gragg, Esq.
If to Borrower:	JJB Investment Company, LLC 831 State Street, Suite 280 Santa Barbara, California 93101 Attention: Bill Levy

with a copy to: Buchalter
18400 Von Karman Avenue, Suite 800
Irvine, CA 92612-0514
Attention: Daniel D. Dow

Any party may change the address to which any Notice is to be delivered pursuant to this Section 11.6(a) by furnishing ten (10) days' written notice of such change to the other parties in accordance with the provisions of this Section 11.6(a). Notices shall be deemed to have been given on the date as set forth above, even if there is an inability to actually deliver any Notice because of a changed address as to which no Notice was given or there is a rejection or refusal to accept any Notice offered for delivery. Any Notice by any party may be given by its counsel.

(b) Notwithstanding anything to the contrary contained in Section 11.6(a) hereof (the terms and provisions set forth in Section 11.6(a), collectively, the "**Standard Notice Provisions**"), in light of (i) the COVID-19 pandemic and any other pandemic that may arise in the future and (ii) the current or future voluntary or involuntary closures of offices or "work from home" initiatives undertaken (any of the foregoing, an "**Office Closure**") in response to "stay at home", "shelter-in-place" or other similar mandates of the applicable Governmental Authorities or recommendations of health organizations (any of the foregoing, a "**Health Mandate**"), Borrower and Lender agree that, for so long as any Modified Notice Period shall be continuing, (A) any Notice to Borrower shall be sent by e-mail to the e-mail address(es) of the applicable intended recipients set forth below (or to such other e-mail address(es) as the applicable party may hereafter specify in accordance with the Standard Notice Provisions or this Section 11.6(b), as applicable) and (B) any Notice to Lender shall be sent by e-mail to the e-mail address(es) of the applicable intended recipients set forth below (or to such other e-mail address(es) as the applicable party may hereafter specify in accordance with the Standard Notice Provisions or this Section 11.6(b), as applicable) with a hard copy of such Notice delivered by reputable overnight courier addressed to Lender's counsel at the address set forth below (or such other address as Lender may hereafter specify in accordance with the Standard Notice Provisions or this Section 11.6(b), as applicable), in each case addressed to the parties as follows:

If to Lender: UBS AG
1285 Avenue of the Americas
New York, New York 10019
Attention: Transaction Management – Henry Chung
E-mail: henry.chung@ubs.com

with a copy to: UBS AG
1285 Avenue of the Americas
New York, New York 10019
Attention: Transaction Management – Racquel Small
E-mail: racquel.small@ubs.com

with a copy to: Frost Brown Todd LLC
400 West Market Street, Suite 3200
Louisville, Kentucky 40202

Attention: John W. Gragg, Esq.
Email: jgragg@fbtlaw.com

If to Borrower:	JJB Investment Company, LLC 831 State Street, Suite 280 Santa Barbara, California 93101 Attention: Bill Levy Email: wjl@igrefund.com
with a copy to:	Buchalter 18400 Von Karman Avenue, Suite 800 Irvine, CA 92612-0514 Attention: Daniel D. Dow E-mail: ddow@buchalter.com

Any party may change the address to which any Notice is to be delivered pursuant to this Section 11.6(b) by furnishing ten (10) days' written notice of such change to the other parties in accordance with the Standard Notice Provisions or this Section 11.6(b), as applicable. Notice shall be deemed to have been given on the date of the applicable e-mail if such e-mail is sent to the recipient during business hours of the recipient on a Business Day (otherwise on the next Business Day), even if there is an inability to actually deliver any Notice because of a changed e-mail address as to which no Notice was given or there is a rejection or refusal to accept any e-mail Notice. Any Notice by any party may be given by its counsel. Notwithstanding the foregoing, upon written confirmation by each party that a Modified Notice Period has ended in accordance with the terms and provisions of this Agreement, all Notices shall thereafter be sent in accordance with the Standard Notice Provisions, subject to the occurrence of a subsequent Modified Notice Period.

Section 11.7. Trial by Jury.

BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 11.8. Headings.

The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 11.9. Severability.

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 11.10. Preferences.

Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Obligations. To the extent Borrower makes any payment to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations or a portion thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 11.11. Waiver of Notice.

Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to the applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 11.12. Remedies of Borrower.

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower's sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender or its agent has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 11.13. Expenses; Indemnity.

(a) Borrower shall pay or, if Borrower fails to pay, reimburse Lender upon receipt of notice from Lender, for all reasonable costs and expenses (including reasonable attorneys' fees and expenses) incurred by Lender in connection with (i) Borrower's ongoing performance of and compliance with Borrower's agreements and covenants contained in this

Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (ii) except as otherwise expressly set forth herein, Lender's ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (iv) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred, in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (v) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation or otherwise, in each case against, under or affecting Borrower, this Agreement, any other Loan Document, the Property, or any other security given for the Loan; (vi) enforcing any obligations of, or collecting any payments due from, Borrower or Guarantor under this Agreement or the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or of any insolvency or bankruptcy proceedings; and (vii) securing Borrower's compliance with any requests made by Lender pursuant to the provisions of this Agreement, including Section 9.1, Section 11.29 or Section 11.30 hereof; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. At Lender's discretion, any such costs and expenses due and payable to Lender may be paid to Lender from any amounts in the Clearing Account or the Cash Management Account.

(b) Borrower shall indemnify, defend and hold harmless the Lender Indemnitees from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and expenses of counsel for any Lender Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Lender Indemnitee shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Lender Indemnitee in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, (ii) any misstatement or omission in any report, certificate, financial statement, other agreement, instrument or document or other materials or information provided by or on behalf of Borrower pursuant to this Agreement or any other Loan Document or in connection with the Loan, or (iii) the use or intended use of the proceeds of the Loan (collectively, the "**Indemnified Liabilities**"); provided, however, that Borrower shall not have any obligation to the Lender Indemnitees hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of the Lender Indemnitees. Any amounts payable to the Lender Indemnitees by reason of the application of this Section 11.13(b) shall be due and payable on demand, together with interest at the Default Rate from the date the applicable Indemnified Liabilities are incurred to and including the date payment is received by the Lender Indemnitees. To the extent that the undertaking to indemnify, defend and hold

harmless set forth in this Section 11.13(b) may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Lender Indemnitees.

(c) Borrower shall pay for or, if Borrower fails to pay, to reimburse Lender for, any fees, costs and expenses of any Rating Agency in connection with any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees, costs and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 11.14. Schedules Incorporated.

The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 11.15. Offsets, Counterclaims and Defenses.

Any assignee of Lender's interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated offset, counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 11.16. No Joint Venture or Partnership.

Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender or to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

Section 11.17. Publicity.

All news releases, publicity or advertising by Borrower or its Affiliates through any media which refers to the Loan, the Loan Documents or Lender or any of its Affiliates shall be subject to the prior approval of Lender. Borrower authorizes Lender to issue press releases, advertisements and other promotional materials in connection with Lender's own promotional and marketing activities, including in connection with a Secondary Market Transaction, and such materials may describe the Loan in general terms or in detail and Lender's participation in the Loan.

Section 11.18. Waiver of Marshalling of Assets.

To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower's partners, members and others with interests in Borrower, and of the Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 11.19. Waiver of Offsets/Defenses/Counterclaims.

Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents.

Section 11.20. Conflict; Construction of Documents; Reliance.

In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges and agrees that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any legal, beneficial or economic interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender's exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 11.21. Brokers and Financial Advisors.

Borrower hereby represents that, except for CBRE Capital Markets ("**Broker**"), it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower will pay Broker a commission pursuant to a separate agreement. Borrower shall indemnify, defend and hold Lender harmless from and against any and all liabilities, obligations, losses, damages, claims, costs and expenses of any kind (including Lender's attorneys' fees and expenses) in any way

relating to or arising from a claim by any Person (including Broker) that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 11.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 11.22. Exculpation.

(a) Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in this Agreement or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under this Agreement and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower's interest in the Property, in the Rents, and in any other collateral given to Lender, and Lender, by accepting this Agreement and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with this Agreement or the other Loan Documents. The provisions of this Section 11.22 shall not, however, constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Security Instrument; affect the validity or enforceability of any guaranty or indemnity made in connection with the Loan or any of the rights and remedies of Lender thereunder; impair the right of Lender to obtain the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official; impair the enforcement of the Assignment of Leases; constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order for Lender to fully realize the security granted by the Security Instrument or to commence any other appropriate action or proceeding in order for Lender to exercise its rights and remedies against the Property, the Rents or any other collateral given to Lender pursuant to the Loan Documents; impair the right of Lender to assert the Debt as a set-off, affirmative defense or limitation on any liability of Lender for any claim for damages made by Borrower, Guarantor or any Borrower Related Party arising from or in connection with the Loan, in any arbitration, mediation, proceeding or other action; or constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys' fees and costs reasonably incurred) arising out of or in connection with, and Borrower shall be personally liable for, the following (all such liability and obligation of Borrower for any or all of the following being referred to herein as the "**Borrower's Recourse Liabilities**"):

(i) fraud or intentional or material misrepresentation by Borrower, Guarantor or any Borrower Related Party in connection with the Loan;

(ii) the willful misconduct by or on behalf of Borrower, Guarantor or any Borrower Related Party in connection with the Loan;

(iii) the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in the Security Instrument concerning Environmental Laws and Hazardous Substances;

(iv) the removal or disposal of any portion of the Property during the continuation of an Event of Default, other than in the ordinary course of owning and operating the Property with respect to the portion of the Property that is either being replaced or that is no longer necessary in connection with the operation of the Property; provided that such removal or disposal will not (A) have a material adverse effect, (B) impair the utility or operation of the Property in any material respect, or (C) result in a reduction or abatement of, or right of offset against, the rents under any Lease in respect of the Property;

(v) (A) the misappropriation, misapplication or conversion by Borrower, Guarantor or any Borrower Related Party of any Insurance Proceeds paid by reason of any Casualty or any Awards or other amounts received in connection with a Condemnation of all or a portion of the Property, (B) the misappropriation or conversion by Borrower, Guarantor or any Borrower Related Party of any Rents, or (C) the misapplication by Borrower, Guarantor or any Borrower Related Party of any Rents during the continuation of an Event of Default;

(vi) any security deposits, advance deposits or any other deposits or prepaid rents (including reimbursements) collected with respect to the Property, which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except, if applicable, to the extent any such security deposits were applied in accordance with the terms and conditions of the applicable Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;

(vii) Borrower's failure to pay or cause Kohl's to pay, any Taxes affecting the Property, subject in all cases to Borrower's right to contest Taxes as set forth in, and in accordance with, the terms and conditions of the Loan Documents; provided that there shall be no liability hereunder if (A)(1) there are sufficient funds on deposit in the Tax Account that are fully available to Lender in accordance with the terms and conditions of the Loan Documents and (2) Lender fails to apply the requisite portion of the Tax Funds to the payment of such Taxes in accordance with the terms and conditions of the Loan Documents, or (B) there is insufficient cash flow from the operation of the Property to pay such Taxes;

(viii) Borrower's failure to obtain and maintain in full force and effect fully paid for Policies as required by this Agreement; provided that there shall be no liability hereunder if (A) such failure arises solely due to non-payment of the applicable Insurance Premiums and (B)(1) there are sufficient funds on deposit in the Insurance Account that are fully available to Lender in accordance with the terms and conditions of the Loan Documents and Lender fails to apply the requisite portion of the Insurance Funds to the payment of such Insurance Premiums in accordance with the terms and conditions of the Loan Documents or (2) the

applicable Policies are not blanket Policies and there is insufficient cash flow from the operation of the Property to pay the applicable Insurance Premiums;

(ix) Borrower's failure to pay charges for labor or materials or other charges that can create Liens on any portion of the Property, except, in the case of any such charges incurred in accordance with the provisions of the Loan Documents, (A) subject in all cases to Borrower's right to contest Liens as set forth in, and in accordance with, the terms and conditions of the Loan Documents and (B) except to the extent that (1) sums sufficient to pay such amounts have been deposited in a Reserve Account with Lender pursuant to the terms hereof, which Reserve Account was established for the payment thereof, such escrowed sums are fully available to Lender in accordance with the terms and conditions of the Loan Documents, and Lender fails to apply the requisite portion thereof in accordance with the terms and conditions of the Loan Documents to the payment of such amounts or (2) there is insufficient cash flow from the operation of the Property to pay such amounts;

(x) Borrower's indemnification of Lender set forth in Section 9.2 hereof;

(xi) any material physical waste at the Property caused by the intentional or willful acts or omissions of Borrower, Guarantor or any Borrower Related Party, except, in the case of any such waste arising solely from omissions of Borrower, Guarantor or any Borrower Related Party, to the extent there is insufficient cash flow from the operation of the Property to prevent such waste at the Property;

(xii) the payment of fees or other amounts by Borrower to any of its Affiliates in violation of the Loan Documents;

(xiii) commission of any criminal act by Borrower, Guarantor or any Borrower Related Party which results in the forfeiture of the Property or any portion thereof;

(xiv) the breach of any representation, warranty or covenant set forth in Section 3.1.8 or Section 4.2.10 hereof;

(xv) subject to clause (ii)(A) in Section 11.22(b) hereof, if Borrower fails to maintain its status as a single purpose entity as required by, and in accordance with, the terms and provisions of this Agreement;

(xvi) the breach of any representation, warranty or covenant set forth in Section 4.1.10 hereof;

(xvii) Borrower fails to permit on-site inspections of the Property, fails to provide financial information or fails to appoint a new property manager upon the request of Lender, in each case as required by, and in accordance with, the terms and provisions of, this Agreement and the other Loan Documents;

(xviii) Borrower, Guarantor or any Borrower Related Party that Controls, directly or indirectly, Borrower contests, impedes, delays or opposes the exercise by Lender

of any enforcement actions, remedies or other rights it has under or in connection with this Agreement or the other Loan Documents or objects to any notice of strict foreclosure or similar notice; provided that neither Borrower nor Guarantor shall be liable to the extent of any applicable loss, damage, cost, expense, liability, claim or other obligation arising solely from a defense of Borrower, Guarantor or such Borrower Related Party raised in good faith;

(xix) the breach of any representation, warranty or covenant set forth in Section 3.1.22(r) or 3.1.22(s) hereof;

(xx) the failure of any holder of a beneficial interest in Borrower or Sole Member to have proper authority to acquire such interest;

(xxi) any failure of Borrower to comply with the obligations of landlord with respect to parking under the Kohl's Lease;

(xxii) the Fire Code Violations; provided however, upon delivery of evidence satisfactory to Lender that the Fire Code Violations are cured and cleared by the applicable Governmental Authority, there shall be no further liability pursuant to this clause (xxii); or

(xxiii) any misrepresentation set forth in an Officer's Certificate provided to Lender in accordance with this Agreement or otherwise in connection with the Loan, which misrepresentation relates to any of the matters described in clause (B) of Section 4.1.6(b) hereof.

(b) Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, (i) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b) or 1111(b) or any other provisions of the U.S. Bankruptcy Code or any other Bankruptcy Law to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Obligations in accordance with the Loan Documents, and (ii) the Debt shall be fully recourse to Borrower in the event that any of the following occurs (each, a "**Springing Recourse Event**"): (A) Borrower fails to maintain its status as a single purpose entity as required by, and in accordance with the terms and provisions of, this Agreement and the other Loan Documents (other than those single purpose entity covenants that relate to solvency or adequacy of capital and excluding any breach to the extent arising out of insufficient cash flow from the operation of the Property); (B) Borrower fails to obtain Lender's prior consent to any Indebtedness or any voluntary Lien encumbering the Property or any portion thereof or interest therein (other than a Lien resulting from the failure to pay charges for labor or materials or other charges incurred in accordance with the provisions of the Loan Documents), except, in each case, to the extent expressly permitted by this Agreement or the other Loan Documents; (C) Borrower fails to obtain Lender's prior consent to any Transfer (1) except to the extent expressly permitted by this Agreement and the other Loan Documents or (2) except as otherwise expressly set forth in Section 8.2(d) hereof; (D) Borrower files a voluntary petition, case or proceeding under any applicable Bankruptcy Law; (E) Guarantor or any Borrower Related Party that Controls, directly or indirectly, Borrower files, or joins in the filing of, an involuntary petition, case or proceeding against Borrower under any

applicable Bankruptcy Law, or solicits or causes to be solicited petitioning creditors for any involuntary petition, case or proceeding against Borrower from any Person; (F) Borrower, Guarantor or any Borrower Related Party that Controls, directly or indirectly, Borrower files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition, case or proceeding filed against Borrower by any other Person under any applicable Bankruptcy Law, or solicits or causes to be solicited petitioning creditors for any involuntary petition, case or proceeding against Borrower from any Person; (G) Borrower, Guarantor or any Borrower Related Party that Controls, directly or indirectly, Borrower consents to or acquiesces or joins in an application for the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for Borrower or all or any portion of the Property; (H) Borrower makes an assignment for the benefit of creditors, or admits, in writing or in any action or proceeding, its insolvency or inability to pay its debts as they become due, which admission is used as evidence of Borrower's insolvency in connection with an involuntary petition under any applicable Bankruptcy Law by a Person other than Lender (except for (1) any admissions that Borrower believes in good faith are truthful when made and (2) any such admission to Lender or any Servicer that Borrower cannot pay its operating expenses or Debt Service payments due in respect of the Loan or that Borrower cannot refinance the Loan on the Maturity Date); (I) the first full Monthly Debt Service Payment Amount is not paid when due; (J)(1) Borrower voluntarily avails itself of the benefits of any Emergency Law or otherwise voluntarily exercises any right or option under any Emergency Law and (2) such Emergency Law either (X) permits (I) Borrower to defer payment of, or otherwise elect not to pay, any amounts as and when due under the Loan Documents or (II) Borrower to delay performance of, or otherwise elect not to perform, any non-monetary obligation of Borrower as and when required under the Loan Documents or (Y) prevents Lender, or requires Lender to forbear, from exercising (at such time or another time in the future) any one or more rights or remedies that, in the absence of such Emergency Law, could otherwise be available to Lender under the Loan Documents or applicable Legal Requirements; (K) Borrower fails to comply promptly (and in any event within any applicable timeframe provided under the relevant Emergency Law) with any request made by Lender pursuant to an Emergency Law for Borrower to take any action that, in Lender's reasonable judgment, is necessary or reasonably necessary in order to permit Lender to exercise (at such time or another time in the future) any one or more rights or remedies that, in the absence of such Emergency Law, could otherwise be available to Lender under the Loan Documents or applicable Legal Requirements; or (L) the breach of any representation, warranty or covenant contained in Section 3.1.42, Section 3.1.53, Section 4.1.26 or Section 4.2.16 hereof.

(c) Notwithstanding anything contained in this Agreement or in any other Loan Document, no shareholder, member, partner, principal, officer, director, employee, agent, representative or affiliate of Borrower or Guarantor (each, a "**Borrower Related Party**") (other than Borrower and Guarantor pursuant to this Agreement, the Guaranty or the Environmental Indemnity) shall have any personal liability for, nor be joined as a party to any action with respect to (i) the payment of any sum of money which is or may be payable hereunder or under any other Loan Document (including, but not limited to, the repayment of the Debt) or (ii) the performance or discharge of any covenants, obligations or undertakings of Borrower or Guarantor with respect thereto.

Section 11.23. Prior Agreements.

This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the Term Sheet, dated March 31, 2021, between Investment Grade R.E. Income Fund, L.P. and Lender, are superseded by the terms of this Agreement and the other Loan Documents.

Section 11.24. Servicer.

(a) At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer and trustee, together with its agents, nominees or designees, are collectively referred to herein as "**Servicer**") selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, servicing agreement, special servicing agreement and/or other agreement providing for the servicing of one or more mortgage loans (collectively, the "**Servicing Agreement**") between Lender and Servicer. Borrower shall be responsible for any reasonable set-up fees or any other initial costs and expenses relating to or arising under the Servicing Agreement, but Borrower shall not be responsible for payment of regularly scheduled base monthly master servicing fees due to Servicer under the Servicing Agreement or any fees or expenses required to be borne by, and not reimbursable to, Servicer pursuant to the Servicing Agreement. Notwithstanding anything to the contrary contained herein, Borrower shall be responsible for, and shall promptly pay upon demand (without duplication), (i) any fees and expenses of Servicer (including, without limitation, attorneys' fees and disbursements) in connection with any release of the Property, any prepayment, defeasance, assumption, amendment or modification of the Loan, any documents or matters requested by Borrower, (ii) interest payable on advances made by Servicer, Trustee or other Persons pursuant to the Servicing Agreement with respect to delinquent debt service payments (to the extent that default interest pursuant to Section 2.2.2 hereof and late payment charges pursuant to Section 2.3.4 hereof actually paid by Borrower in respect of such delinquent debt service payments are insufficient to pay interest on such advances by Servicer, Trustee or such other Persons, as applicable) or expenses paid by Servicer, Trustee or other Persons pursuant to the Servicing Agreement to protect or preserve the Property (including, without limitation, payments of Taxes, Insurance Premiums and other items (including, without limitation, maintenance costs, Capital Expenditures, tenant allowances, tenant improvement costs and leasing commissions) that are reasonably necessary to protect or preserve the Property), (iii) any special servicing fees, work-out fees, liquidation fees, operating advisor fees and other similar fees payable to Servicer, Trustee or other Persons pursuant to the Servicing Agreement, (iv) all fees, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) (A) as a result of any Event of Default, (B) in connection with the enforcement of any obligations of Borrower or Guarantor under this Agreement or the other Loan Documents, (C) as a result of the Loan becoming a specially serviced loan or (D) in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement and the other Loan Documents in the nature of a "work-out" of the Loan or of any insolvency or bankruptcy proceeding, and (v) the costs of all property inspections and/or appraisals of the Property (or any updates to any existing inspection or appraisal) that Servicer, Trustee or other Persons may be required to perform or obtain pursuant to the Servicing Agreement (other than the cost of any regular annual inspections required to be borne by, and not reimbursable to, Servicer in accordance with the Servicing

Agreement). Without limiting the generality of the foregoing, Servicer shall be entitled to reimbursement of costs and expenses as and to the same extent (but without duplication) as Lender is entitled thereto under this Agreement and the other Loan Documents.

(b) Upon notice thereof from Lender, Servicer shall have the right to exercise all rights of Lender and enforce all obligations of Borrower and Guarantor pursuant to the provisions of this Agreement and the other Loan Documents.

(c) Provided Borrower shall have been given notice of Servicer's address by Lender, Borrower shall deliver, or cause to be delivered, to Servicer duplicate originals of all notices and other documents and instruments, which Borrower or Guarantor may or shall be required to deliver to Lender pursuant to this Agreement and the other Loan Documents (and no delivery of such notices or other documents and instruments by Borrower or Guarantor shall be of any force or effect unless delivered to Lender and Servicer as provided above).

Section 11.25. Joint and Several Liability.

If Borrower consists of more than one Person, the representations, warranties, covenants, obligations and liabilities of each Person shall be joint and several.

Section 11.26. Creation of Security Interest.

Notwithstanding any other provision set forth in this Agreement or any of the other Loan Documents, Lender may at any time grant a security interest in all or any portion of its rights under this Agreement or any of the other Loan Documents (including, without limitation, the payments owing to it) (a) to any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or to the central reserve bank or similar authority of any other country to secure any obligation of Lender or its Affiliates to such bank or similar authority or (b) to secure any borrowing by Lender or its Affiliates from any company that purchases or funds financial assets by issuing commercial paper.

Section 11.27. Intentionally Omitted.

Section 11.28. Set-Off.

In addition to any other rights and remedies of Lender provided by the Loan Documents and by law, upon the occurrence and during the continuation of an Event of Default, Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder or under the other Loan Documents (whether at the stated maturity, by acceleration or otherwise) to set-off, appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate of Lender to or for the credit or the account of Borrower. Lender agrees to promptly notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 11.29. Component Notes.

Without in any way limiting Lender's other rights under this Agreement or any other Loan Document (including Lender's rights under Section 9.1 and Section 11.30 hereof), Lender shall have the right, at any time and in its sole and absolute discretion, to require Borrower to execute and deliver new component notes (including senior and junior notes) to replace the original note or modify the original note to reflect multiple components of the Loan, which notes may be paid in such order of priority as may be designated by Lender, provided that (a) the aggregate principal amount of such component notes shall, on the date created, equal the Outstanding Principal Balance immediately prior to the creation of such component notes, (b) the weighted average interest rate of all such component notes shall, on the date created, equal the interest rate that was applicable to the Loan immediately prior to the creation of such component notes, and (c) the scheduled debt service payments on all such component notes shall, on the date created, equal the scheduled debt service payments under the Loan immediately prior to the creation of such component notes. Borrower shall cooperate with all reasonable requests of Lender in order to establish the component notes and shall execute and deliver, and cause to be executed and delivered, such documents as shall reasonably be required by Lender or any Rating Agency in connection therewith, all in form and substance reasonably satisfactory to Lender and, if applicable, satisfactory to such Rating Agency (including, without limitation, the severance of security documents). Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to establish the component notes as described in this Section 11.29, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender's intent to exercise its rights under such power. Borrower shall pay all costs and expenses in connection with the creation of the component notes and all requirements relating thereto.

Section 11.30. New Mezzanine Loan.

Without in any way limiting Lender's other rights under this Agreement or any other Loan Document (including Lender's rights under Section 9.1 and Section 11.29 hereof), Lender shall have the right (the "**New Mezzanine Option**") at any time, in its sole and absolute discretion, to divide the Loan into two or more parts: a mortgage loan (the "**New Mortgage Loan**") and one or more mezzanine loans (each individually, a "**New Mezzanine Loan**"). In effectuating the foregoing, Lender (in its capacity as the lender under the New Mezzanine Loans, "**New Mezzanine Lender**") will make one or more mezzanine loans to single purpose, bankruptcy remote entities that own, directly or indirectly, all of the legal, beneficial and economic interests in Borrower (each individually, a "**New Mezzanine Borrower**") in the amount of the related New Mezzanine Loan; each New Mezzanine Borrower will contribute the amount of its New Mezzanine Loan, and the proceeds of any junior New Mezzanine Loan contributed to such New Mezzanine Borrower by its immediately junior New Mezzanine Borrower, to Borrower (Borrower, in its capacity as the borrower under the New Mortgage Loan, "**New Mortgage Borrower**") or to its immediately senior New Mezzanine Borrower, as applicable; and New Mortgage Borrower will apply the contribution to pay down and reduce the Outstanding Principal Balance of the Loan to an amount equal to the principal amount of the New Mortgage Loan. In connection with the New Mezzanine Option:

(a) Lender shall have the right to establish different interest rates and debt service payments for the New Mortgage Loan and the New Mezzanine Loans and to require the payment of the New Mortgage Loan and the New Mezzanine Loans in such order of priority as may be designated by Lender; provided, that (i) the aggregate principal amount of the New Mortgage Loan and the New Mezzanine Loans shall equal the Outstanding Principal Balance immediately prior to the creation of the New Mortgage Loan and the New Mezzanine Loans, (ii) the weighted average interest rate of the New Mortgage Loan and the New Mezzanine Loans shall, on the date created, equal the interest rate that was applicable to the Loan immediately prior to creation of the New Mortgage Loan and the New Mezzanine Loans, and (iii) the scheduled debt service payments on the New Mortgage Loan and the New Mezzanine Loans shall, on the date created, equal the scheduled debt service payments under the Loan immediately prior to creation of the New Mortgage Loan and the New Mezzanine Loans.

(b) Each New Mezzanine Borrower shall be a single purpose, bankruptcy remote entity under the criteria established by the Rating Agencies and shall own directly one hundred percent (100%) of the legal, beneficial and economic interests in New Mortgage Borrower or its immediately senior New Mezzanine Borrower, as applicable. The security for any New Mezzanine Loan shall include a pledge by the related New Mezzanine Borrower of one hundred percent (100%) of the direct ownership interests in New Mortgage Borrower or its immediately senior New Mezzanine Borrower, as applicable.

(c) Borrower, New Mortgage Borrower and New Mezzanine Borrowers shall cooperate with all reasonable requests of Lender in order to convert the Loan into the New Mortgage Loan and the New Mezzanine Loans and shall execute and deliver, and cause to be executed and delivered, such documents as shall reasonably be required by Lender or any Rating Agency in connection therewith, all in form and substance reasonably satisfactory to Lender and, if applicable, satisfactory to such Rating Agency (including, without limitation, the delivery of bankruptcy non-consolidation opinion letters and the modification of organizational documents and loan documents). Each of Borrower, New Mortgage Borrower and New Mezzanine Borrowers hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to convert the Loan as described in this Section 11.30, each of Borrower, New Mortgage Borrower and New Mezzanine Borrowers ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender's intent to exercise its rights under such power. Borrower shall pay all costs and expenses in connection with the creation of the New Mortgage Loan and the New Mezzanine Loans and all requirements relating thereto.

Section 11.31. Approvals; Third Parties; Conditions.

(a) All approval rights retained or exercised by Lender with respect to any Leases, contracts, plans, studies and other matters are solely to facilitate Lender's credit underwriting, and shall not be deemed or construed as a determination that Lender has passed on the adequacy thereof for any other purpose and may not be relied upon by Borrower or any other Person.

(b) This Agreement and the other Loan Documents are for the sole and exclusive use of Borrower and Lender and may not be enforced, nor relied upon, by any other Person. Nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon any Person other than Borrower and Lender any right to insist upon or to enforce the performance or observance of any of the terms, covenants and conditions contained herein or therein. All conditions to the obligations of Lender hereunder or under the other Loan Documents are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that Lender will refuse to make the Loan (or, if applicable, make any advances) or otherwise perform or satisfy such obligations in the absence of strict compliance with any or all of such conditions and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender at any time in Lender's sole and absolute discretion.

Section 11.32. Limitation on Liability of Lender's Officers, Employees, etc.

Any obligation or liability whatsoever of Lender which may arise at any time under this Agreement or any other Loan Document shall be satisfied, if at all, out of Lender's interest in the Property only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, any other asset or property of Lender or the asset or property of any of Lender's shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

Section 11.33. Certain Additional Rights of Lender (VCOC).

Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:

(a) the right to routinely consult with and advise Borrower's management regarding the significant business activities and business and financial developments of Borrower; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of Hazardous Substances. Consultation meetings should occur on a regular basis (no less frequently than quarterly) with Lender having the right to call special meetings at any reasonable times upon reasonable notice;

(b) the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any reasonable times upon reasonable notice;

(c) the right, in accordance with the terms of this Agreement, including, without limitation, Section 4.1.6 hereof, to receive monthly, quarterly and year-end financial reports, including balance sheets, statements of income, shareholder's equity and cash flow, a management report and schedules of outstanding indebtedness; and

(d) the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by Borrower of any other significant property (other than personal property required for the day to day operation of the Property).

The rights described above in this Section 11.33 may be exercised by any entity which owns and Controls, directly or indirectly, substantially all of the interests in Lender.

Section 11.34. Acknowledgment and Consent to Bail-In of EEA Financial Institutions.

(a) Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the respective parties thereto, each party hereto agrees and acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and hereby agrees and consents to, and acknowledges and agrees to be bound by:

(i) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(ii) the effects of any Bail-In Action on any such liability, including, if applicable:

(A) a reduction in full or in part or cancellation of any such liability;

(B) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(C) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

(b) For purposes of this Section 11.34:

(i) "**Bail-In Action**" shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution;

(ii) "**Bail-In Legislation**" shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule;

(iii) "**EEA Financial Institution**" shall mean (A) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (B) any entity established in an EEA Member Country which is a parent of an institution described in clause (A) of this

definition, or (C) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (A) or (B) of this definition and is subject to consolidated supervision with its parent;

(iv) "**EEA Member Country**" shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway or any other member state of the European Economic Area;

(v) "**EEA Resolution Authority**" shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegate) having responsibility for the resolution of any EEA Financial Institution;

(vi) "**EU Bail-In Legislation Schedule**" shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time; and

(vii) "**Write-Down and Conversion Powers**" shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

UBS AG

By: ________________________________
Name: Racquel Small
Title: Executive Director

By: ________________________________
Name: Henry Chung
Title: Managing Director

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

BORROWER:

JJB INVESTMENT COMPANY, LLC, a Delaware limited liability company

By: IGRE CAPITAL HOLDINGS, LLC, a California limited liability company, its Manager

By: ______________________

Name: William Levy

Title: Manager

SCHEDULE 1.1A

DESCRIPTION OF REA

Declaration of Easements and Restricts for Appleton-Q Commercial Center dated April 10, 1992 and recorded on April 15, 1992 in the Register's Office, Waukesha County, Wisconsin as Document No. 1723628, as amended that by that certain Affidavit Correcting Scrivener's Error recorded as Document No. 1889048 in the Register's Office, Waukesha County, Wisconsin, as amended by that certain Affidavit Correcting Scrivener's Error recorded as Document No. 1889049 in the Register's Office, Waukesha County, Wisconsin and as amended by that certain First Amendment to Declaration of Easement and Restrictions for Appleton-Q Commercial Center recorded as Document No. 2193866 in the Register's Office, Waukesha County, Wisconsin.

SCHEDULE 3.1.22

RENT ROLL

Kohl's - Menomonee Falls Rent Roll May 18, 2021									
Tenant	Sq. Ft.	% Total SF	Rent Commencement	Lease Start	Lease End	Annual Rent	Rent PSF	Security Deposit	Ext Options
Kohl's Value Services, Inc.	98,256	100.0%	11/8/1992	10/1/2020	11/30/2032	$687,792	$7.00	$0	6x5
Total	98,256	100.0%				$687,792	$7.00	$0	

Signature 05/18/2021

5/18/2021
Date

SCHEDULE 3.1.28

ORGANIZATIONAL CHART

BORROWER'S CERTIFICATION TO ORGANIZATIONAL CHART

JJB Investment Company, LLC (the "Borrower") hereby certifies that except for those organizations and individuals identified (by name and percentage interest) on the Organizational Chart, there are no organizations or individuals or beneficiaries who directly or indirectly hold, in aggregate, 10% or more of the voting shares, non-voting shares, or economic interest of Borrower or have provided 10% or more of the assets of Borrower.

JJB Investment Company, LLC,
a Delaware limited liability company

By: IGRE Capital Holdings, LLC,
a California limited liability company
Its Manager

By: ____________________ 04/22/2021
Name: William Levy
Title: Manager

SCHEDULE 6.1.1

REQUIRED REPAIRS

Required Repair Item	Deadline	Cost Estimate	Reserve Deposit Amount
Seal asphalt cracks and replace deteriorated asphalt surfaces	120 days after the Closing Date	$27,000.00	$33,750.00
Replace broken concrete curbing	120 days after the Closing Date	$3,750.00	$4,687.50
Replace damaged, settled and/or heaved concrete walkways	120 days after the Closing Date	$3,750.00	$4,687.50
Repair/replace deteriorated CMU retaining walls	120 days after the Closing Date	$12,500.00	$15,625.00
Repair and paint rusted exterior service doors	120 days after the Closing Date	$2,500.00	$3,125.00
Clear roof drain and clean roof debris	120 days after the Closing Date	$500.00	$625.00
Repair and paint rusted exterior metal stairs and railings	120 days after the Closing Date	$2,500.00	$3,125.00
Remove items stored in front of electrical panels	120 days after the Closing Date	$350.00	$437.50
Inspect and Test both elevators	120 days after the Closing Date	$3,000.00	$3,750.00
Clear fire code violations (the "**Fire Code Violations**")	30 days after the Closing Date	$2,500.00	$3,125.00
		Total Reserved:	$72,937.50

SCHEDULE 6.9.1

INTENTIONALLY OMITTED

SCHEDULE 6.10.1

INTENTIONALLY OMITTED

SCHEDULE 9.1(b)

UPDATED INFORMATION

1. Any proposed program for the renovation, improvement or development of the Property, or any part thereof, including the estimated cost thereof and the method of financing to be used.

2. The general competitive conditions to which the Property is or may be subject.

3. Management of the Property.

4. Occupancy rate expressed as a percentage for each of the last five (5) years.

5. Principal businesses, occupations and professions carried on, in or from the Property.

6. Number of tenants occupying ten percent (10%) or more of the total rentable square footage of the Property, the principal business of each such tenant, and the principal provisions of the Leases with such tenants (including, but not limited to: rent per annum, expiration date, and renewal options).

7. The average effective annual rent per square foot or unit for each of the last three (3) years.

8. Schedule of the lease expirations for each of the following ten (10) years stating:

    (a) The number of tenants whose leases will expire.

    (b) The total area in square feet covered by such Leases.

    (c) The annual rent represented by such Leases.

    (d) The percentage of gross annual rent represented by such Leases.